UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [✓]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[✓]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

CA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[✓]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

July 13, 2007

To Our Stockholders:

On behalf of the Board of Directors and management of CA, Inc., we are pleased to invite you to the 2007 Annual Meeting of Stockholders. The meeting will be held in the Grand Ballroom at the Hyatt Regency Wind Watch Hotel in Hauppauge, New York on August 22, 2007 beginning at 10:00 a.m. Eastern Daylight Time.

Further details concerning the meeting, including the formal agenda, are contained in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, there also will be management reports on our business and a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please vote your shares via the Internet, by telephone or by following the instructions in the accompanying materials.

Thank you for your consideration and continued support.

Sincerely,

William E. McCracken	John A. Swainson
Chairman of the Board of Directors	President and Chief Executive Officer

CA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CA, Inc.:

The 2007 Annual Meeting of Stockholders of CA, Inc. will be held on Wednesday, August 22, 2007, at 10:00 a.m. Eastern Daylight Time in the Grand Ballroom at the Hyatt Regency Wind Watch Hotel located in Hauppauge, New York, for the following purposes:

(1) to elect directors, each to serve until the next annual meeting or until his or her successor is duly elected and qualified;

(2) to ratify the stockholder protection rights agreement;

(3) to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending March 31, 2008;

(4) to approve the CA, Inc. 2007 Incentive Plan;

(5) to consider a stockholder proposal to amend our By-laws to require ratification of chief executive officer compensation by a supermajority of independent Board members; and

(6) to transact any other business that properly comes before the meeting and any adjournment or postponement.

The Board of Directors has fixed the close of business on June 28, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment.

Admission tickets are on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a stockholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of June 28, 2007.

A list of stockholders entitled to vote at the 2007 Annual Meeting will be available for inspection upon the request of any stockholder for any purpose germane to the Annual Meeting at our principal offices, One CA Plaza, Islandia, New York during the ten days prior to the meeting, during ordinary business hours, and at the Hyatt Regency Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, New York during the Annual Meeting.

Whether or not you expect to attend, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES VIA THE INTERNET OR VIA TELEPHONE (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD), OR TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED. No postage is required if mailed in the United States.

Kenneth V. Handal
Executive Vice President, Global Risk &
Compliance, and Corporate Secretary

Islandia, New York
July 13, 2007

CA, INC.

One CA Plaza
Islandia, New York 11749

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement is furnished to the holders of the common stock, par value $.10 per share (the “Common Stock”), of CA, Inc. (“we”, “us” or the “Company”) in connection with the solicitation of proxies by the Board of Directors for use at the 2007 Annual Meeting of Stockholders and any adjournment or postponement. The meeting will be held on August 22, 2007, at 10:00 a.m. Eastern Daylight Time. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Annual Meeting. At present, the Board of Directors knows of no other business to come before the meeting.

The Notice of Annual Meeting, Proxy Statement and form of proxy will be mailed to stockholders beginning on or about July 13, 2007. We will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by personal or telephone conversation, telegram, facsimile and postings on our website, ca.com, or by our directors, officers and employees, for which they will not receive any additional compensation. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held by such persons, and we may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred. We have also retained Innisfree M & A Incorporated (“Innisfree”) to assist us in soliciting proxies. The fees to be paid to Innisfree are estimated to be $15,000 plus out-of-pocket costs.

Voting and Revocability of Proxy

The shares represented by valid proxies received and not revoked will be voted at the meeting. Where a proxy specifies a choice with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the instructions given. If you return a signed proxy card without indicating your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows: (1) FOR the Board’s nominees for election as directors; (2) FOR ratification of the stockholder protection rights agreement; (3) FOR ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending March 31, 2008; (4) FOR the CA, Inc. 2007 Incentive Plan; and (5) AGAINST the stockholder proposal to amend our By-laws to require ratification of chief executive officer compensation by a supermajority of independent Board members. A stockholder may revoke a proxy at any time before it is exercised by filing a written revocation with the Corporate Secretary, submitting a proxy bearing a later date (including by telephone or the Internet), or voting in person at the meeting (please note that if you hold your shares through a bank or broker and you want to vote in person at the meeting, you must obtain a proxy from your bank or broker authorizing you to vote those shares and you must bring this proxy to the meeting). If any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the persons named in the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

Record Date and Voting Rights

Only stockholders of record at the close of business on June 28, 2007 are entitled to notice of and to vote at the meeting or any adjournment. On June 28, 2007, we had outstanding 514,830,010 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock present or represented by proxy at the meeting will constitute a quorum.

Votes cast at the meeting by proxy or in person will be tabulated by inspectors of election. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining on any or all matters. Abstentions and broker non-votes (described below) are counted as present and entitled to vote for purposes of determining a quorum.

Assuming that a quorum is present at the meeting, the majority of the votes cast at the meeting will be required to elect the directors, which means that the number of votes cast “for” the director must exceed the number of votes cast “against” the director. Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” and “against” a director will be counted. If a director does not receive the requisite vote, generally the Board of Directors will have 90 days from the certification of the vote to accept or reject the individual’s irrevocable resignation that all incumbent directors were required to submit before the mailing of this Proxy Statement. For more information on the majority vote standard for election of directors, see “Corporate Governance” below.

Assuming that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the subject matter will be required to approve Proposals 2, 3 and 4. In determining whether Proposals 2, 3 and 4 have received the requisite number of affirmative votes, abstentions will have the effect of a vote against these proposals, and broker non-votes, if any, will reduce the absolute number, but not the percentage, of affirmative votes needed for approval of these proposals.

The affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock entitled to vote on the proposal will be required to approve Proposal 5. In determining whether Proposal 5 has received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will have the effect of a vote against this proposal. Accordingly, if a majority of the outstanding shares of Common Stock are not voted in favor of Proposal 5, either by a vote at the meeting or by valid proxy, Proposal 5 will not be approved.

Broker Non-Votes

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as votes for or against the matter in question or as abstentions, nor are they counted in determining the number of votes present for the particular matter.

Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement to you, the broker, in the absence of voting instructions from you, is entitled to vote your shares on Proposals 1 and 3, but not on Proposals 2, 4 and 5.

Annual Report

Our Annual Report for the fiscal year ended March 31, 2007 accompanies this Proxy Statement and is also available on our website at ca.com. Stockholders are referred to the Annual Report for financial and other information about us. The Annual Report is not a part of this Proxy Statement.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT

The following table sets forth information, based on data provided to us, with respect to beneficial ownership of shares of Common Stock as of June 28, 2007 for (1) each person known by us to beneficially own more than five percent of the outstanding shares of Common Stock, (2) each of our directors and nominees for election as directors, (3) each individual who served as our principal financial officer during fiscal year 2007, (4) each of our three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer (collectively, together with the Chief Executive Officer, the Chief Financial Officer and each other individual who served as our principal financial officer during fiscal year 2007, the “Named Executive Officers”), and (5) all of our directors and executive officers as a group.

	Number of
	Shares
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned(1)	Class

Holders of More Than 5%:
Walter H. Haefner(2)	125,813,380	24.44%
Careal Holding AG Utoquai 49 8022 Zurich, Switzerland
Hotchkis and Wiley Capital Management, LLC(3)	67,643,775	13.14%
725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017
Private Capital Management, L.P.(4)	64,162,857	12.46%
8889 Pelican Bay Boulevard Suite 500 Naples, FL 34108
NWQ Investment Company, LLC(5)	52,205,671	10.14%
2049 Century Park East, 16th Floor Los Angeles, CA 90067
Pzena Investment Management, LLC(6)	32,660,206	6.34%
120 West 45th Street, 20th Floor New York, NY 10036
Legg Mason Capital Management, Inc. and LMM LLC(7)	26,486,092	5.14%
100 Light Street Baltimore, MD 21202
Directors and Nominees:
Raymond J. Bromark(8)(9)	0	*
Alfonse M. D’Amato(8)	32,050	*
Gary J. Fernandes(8)	1,125	*
Robert E. La Blanc(8)	7,750	*
Christopher B. Lofgren(8)	0	*
Jay W. Lorsch(8)	6,750	*
William E. McCracken(8)	0	*
Lewis S. Ranieri(8)(10)	174,050	*
Walter P. Schuetze(8)	14,250	*
John A. Swainson	602,189	*
Laura S. Unger(8)	0	*
Ron Zambonini(8)	0	*

	Number of
	Shares
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned(1)	Class

Named Executive Officers (Non-Directors):
Russell Artzt	2,405,005		*
Michael Christenson	286,138		*
Robert Cirabisi(11)	111,828		*
Nancy Cooper(11)	95,510		*
Robert Davis(11)(12)	48,588		*
Kenneth Handal	270,781		*
All Directors, Nominees and Executive Officers as a Group (25 persons)	4,668,879	0.91%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Except as indicated below, all persons have represented to us that they exercise sole voting and investment power with respect to their shares. The amounts shown in this column include the following shares of Common Stock issuable upon exercise of stock options that either are currently exercisable or will become exercisable within 60 days after June 28, 2007: Mr. D’Amato 20,250; Mr. Fernandes 1,125; Mr. La Blanc 6,750; Mr. Lorsch 6,750; Mr. Ranieri 6,750; Mr. Schuetze 6,750; Mr. Swainson 430,248; Mr. Artzt 1,116,266; Mr. Christenson 91,007; Mr. Cirabisi 67,275; Ms. Cooper 24,414; Mr. Handal 212,748, and all directors and executive officers as a group 2,351,891. Amounts shown in the above table also include shares held in the CA Savings Harvest Plan, our 401(k) plan, and acquired through the Employee Stock Purchase Plan.

(2)	According to a Schedule 13D/A filed on October 30, 2003, Walter H. Haefner, through Careal Holding AG, a company wholly owned by Mr. Haefner, exercises sole voting power and sole dispositive power over these shares.

(3)	According to a Schedule 13G/A filed on February 14, 2007 by Hotchkis & Wiley Capital Management, LLC (“HWCM”), HWCM exercises sole voting power over 50,122,331 shares and sole dispositive power over 67,643,775 shares. According to the Schedule 13G/A, the shares are owned of record by clients of HWCM and HWCM disclaims beneficial ownership of the shares.

(4)	According to a Schedule 13G/A filed on February 14, 2007 by Private Capital Management L.P. (“PCM”), PCM exercises sole voting and dispositive power over 2,850,440 shares and shared voting and dispositive power over 61,312,417 shares. According to the Schedule 13G/A, PCM exercises shared voting authority with respect to shares held by clients of PCM that have delegated proxy voting authority to PCM and PCM disclaims beneficial ownership of shares over which it has dispositive power.

(5)	According to a Schedule 13G/A filed on February 9, 2007 by NWQ Management Company, LLC (“NWQ”), NWQ exercises sole voting power over 45,311,195 shares and sole dispositive power over 52,205,671 shares. According to the Schedule 13G/A, the shares are beneficially owned by clients of NWQ.

(6)	According to a Schedule 13G filed on February 13, 2007 by Pzena Investment Management, LLC (“PIM”), PIM exercises sole voting power over 16,467,793 shares and sole dispositive power over 32,660,206 shares.

(7)	According to a Schedule 13G filed on February 15, 2007 by Legg Mason Capital Management, Inc. and LMM LLC (collectively, the “LM Group”), the LM Group exercises shared voting and dispositive power over 22,986,092 shares held by Legg Mason Capital Management, Inc. and 3,500,000 shares held by LMM LLC.

(8)	Under our prior and current compensation plans for non-employee directors, such directors have received a portion of their fees in the form of deferred stock units. On the January 1st immediately following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units accrued in his/her deferred compensation account. As of June 28, 2007, our non-employee directors had the following approximate number of deferred stock units: Mr. Bromark 0; Mr. D’Amato 18,993; Mr. Fernandes 23,200; Mr. La Blanc 26,387; Mr. Lofgren 10,049; Mr. Lorsch 27,037; Mr. McCracken 7,241; Mr. Ranieri 13,339; Mr. Schuetze 21,507; Ms. Unger 8,360; and Mr. Zambonini 6,688. The deferred stock units are not included in the above table. See “Compensation of Directors” for more information.

(9)	On April 26, 2007, the Board of Directors elected to increase the number of directors serving on the Board from eleven to twelve. The Board then elected Mr. Bromark to fill the vacancy.

(10)	As of June 28, 2007, Mr. Ranieri had pledged 167,300 shares of Common Stock.

(11)	Mr. Davis’ employment terminated on July 31, 2006. Mr. Cirabisi served as interim Chief Financial Officer from the time Mr. Davis ceased serving as Chief Financial Officer until August 15, 2006, when Ms. Cooper’s appointment as Chief Financial Officer became effective. Mr. Cirabisi continues to serve as our Corporate Controller and principal accounting officer.

(12)	Mr. Davis’ stock ownership is based on the last public filing reflecting his ownership, a Form 4 Statement of Changes in Beneficial Ownership filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2006.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

On the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the persons named below for election as directors at the meeting, each to serve until the next annual meeting or until his or her successor is duly elected and qualified.

The Board has determined that eleven of the nominees (all of the nominees other than Mr. Swainson) are independent under NYSE listing requirements and our Corporate Governance Principles (the “Principles”) which are attached hereto as Exhibit A.

In the course of the Board’s determination regarding the independence of each non-employee director, it considered transactions, relationships and arrangements (as described below) as required by the independence guidelines contained in the Principles. The Board did not consider transactions that occurred prior to fiscal year 2007 of the type covered by the 3-year look back provisions of the NYSE independence standards where the Board had previously considered such transactions in determining in prior years that such directors were independent.

With respect to fiscal year 2007, the Board evaluated for Mr. Lofgren the annual amount of purchases from us by the company where he serves as an executive officer and determined that the amount of such purchases was below the greater of $1 million or two percent of the consolidated gross revenues of the other company pursuant to director independence standard 1 set forth in the Principles.

In addition, with respect to Messrs. Fernandes, La Blanc and Ranieri and Ms. Unger, the Board considered the amount of our discretionary charitable contributions to charitable organizations where he or she serves as a director, trustee or in a similar capacity (but not as an executive officer or employee), which are permitted by director independence standard 6 set forth in the Principles. These contributions constituted less than the greater of $1 million or two percent of the other organization’s total consolidated gross revenues during the organization’s last completed fiscal year (which is consistent with the threshold specified in director independence standard 5 set forth in the Principles that would have been applicable if Messrs. Fernandes, La Blanc and Ranieri and Ms. Unger had been executive officers or employees of these charitable organizations). The Corporate Governance Committee, comprised entirely of independent directors, reviewed and/or approved any such contribution over the amount of $50,000.

Mr. Swainson is deemed not to be independent because of his current position as our President and Chief Executive Officer. Each of the nominees has confirmed to us that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the Annual Meeting, any of the nominees named below is not available to serve as a director (an event which the Board does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, as the Board may nominate.

All members of the Audit and Compliance, Compensation and Human Resource, and Corporate Governance Committees are independent directors as defined by NYSE listing requirements and the Principles. Members of the Audit and Compliance Committee also satisfy the separate SEC independence requirements.

Our policy is that all directors and nominees should attend annual meetings. All of our directors then in office attended the 2006 Annual Meeting of Stockholders.

Set forth below are the nominees’ names, biographical information, age and the year in which each was first elected a director.

			Director
Name	Biographical Information	Age	Since

Raymond J. Bromark	Retired Partner of PricewaterhouseCoopers LLP (‘‘PwC”). Mr. Bromark was Head, Professional, Technical, Risk and Quality Group of PwC from 2001 to 2006 and provided consulting services to PwC from July 2006 through April 2007. He is a member of the American Institute of Certified Public Accountants (the ‘‘AICPA”) and the University of Delaware’s Weinberg Center for Corporate Governance’s Advisory Board. Mr. Bromark was PwC’s representative on the AICPA’s Center for Public Company Audit Firms’ Executive Committee. He was also a member of the Financial Accounting Standards Advisory Council, the Public Company Accounting Oversight Board’s Standing Advisory Group and the AICPA’s Special Committee on Financial Reporting, its SEC Practice Section Executive Committee and its Ethics Executive Committee.	61	2007
Alfonse M. D’Amato	Managing Director of Park Strategies LLC, a business consulting firm, since January 1999. Mr. D’Amato was a United States Senator from January 1981 until January 1999. During his tenure in the Senate, he served as Chairman of the Senate Committee on Banking, Housing and Urban Affairs, and Chairman of the Commission on Security and Cooperation in Europe.	69	1999
Gary J. Fernandes	Chairman and President of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Mr. Fernandes retired as Vice Chairman of Electronic Data Systems Corporation (EDS), a global technology services company, in 1998, after serving on the Board of Directors of EDS since 1981. After retiring from EDS, Mr. Fernandes founded Convergent Partners, a venture capital fund focusing on buyouts of technology-related companies. He also served as Chairman and CEO of GroceryWorks, Inc., an internet grocery fulfillment company until 2001. He currently serves on the Board of Directors of BancTec, Inc., a privately held systems integration, manufacturing and services company, Blockbuster International, a NYSE listed provider of home entertainment services, and eTelecare Global Solutions, Inc., a provider of complex business process outsourcing solutions. Mr. Fernandes also serves as an advisory director of MHT Partners, a Dallas-based investment banking firm serving mid-market companies. He serves on the Board of Governors of Boys & Girls Clubs of America, and is a director of the Boys & Girls Club of Dallas. He also serves as a trustee of the O’Hara Trust and the Hall-Voyer Foundation.	63	2003

			Director
Name	Biographical Information	Age	Since

Robert E. La Blanc	Founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, since 1981. Mr. La Blanc was previously Vice Chairman of Continental Telecom Corporation and, before that, a general partner of Salomon Brothers, Inc. He is also a director of Fibernet Telecom Group, Inc. and a family of Prudential Mutual Funds.	73	2002
Christopher B. Lofgren	President and Chief Executive Officer of Schneider National, Inc., a provider of transportation, logistics and related services, since 2002. Prior to being appointed CEO, Mr. Lofgren served as Chief Operating Officer from 2000 to 2002, and Chief Information Officer from 1996 to 2002. Mr. Lofgren also serves on the Advisory Board of the School of Industrial and Systems Engineering at Georgia Tech, as a board member of the Green Bay, Wisconsin Boys & Girls Club, the Executive Committee and the Board of Directors of the American Trucking Associations, Inc. (“ATA”) and the Board of Directors of the American Transportation Research Institute, a research trust affiliated with the ATA.	48	2005
Jay W. Lorsch	Louis Kirstein Professor of Human Relations at the Harvard Business School since 1978. Mr. Lorsch has served as Faculty Chairman of the Harvard Business School’s Global Corporate Governance Initiative since 1998. He is the author of more than a dozen books and consultant to the boards of directors of several Fortune 500 companies. He has held several major administrative positions at the school, including Senior Associate Dean from 1986 to 1995.	74	2002
William E. McCracken	President of Executive Consulting Group, LLC since 2002. Mr. McCracken has been Chairman of the Board of the Company since June 2007. During a 36-year tenure at IBM, Mr. McCracken held several different executive offices, including serving as general manager of the IBM Printing Systems Division and general manager of Worldwide Marketing of IBM PC Company. He is currently a member of the Board of Directors of IKON Office Solutions. He is also Chairman of the Board of Trustees of Lutheran Social Ministries of New Jersey and President of the Greater Plainfield Habitat for Humanity.	64	2005

			Director
Name	Biographical Information	Age	Since

Lewis S. Ranieri	Mr. Ranieri is the prime originator and founder of the Hyperion private equity funds and chairman and/or director of various other non-operating entities owned directly and indirectly by Hyperion. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation. He is also Chairman of American Financial Realty Trust, Capital Lease Funding, Inc., Franklin Bank Corp. and Root Markets, Inc., an internet-based marketing company. Prior to forming Hyperion, Mr. Ranieri had been Vice Chairman of Salomon Brothers, Inc., and worked for Salomon from July 1968 to December 1987. Mr. Ranieri served as Chairman of the Board of the Company from April 2004 to June 2007 and Lead Independent Director from May 2002 to April 2004. Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1989. Mr. Ranieri acts as a trustee or director of Environmental Defense and the Metropolitan Opera Association and is Chairman Emeritus of the American Ballet Theatre and Vice Chairman of the Kennedy Center Corporate Fund Board.	60	2001
Walter P. Schuetze	Independent consultant since February 2000. Mr. Schuetze was Chief Accountant to the Securities and Exchange Commission Division of Enforcement from November 1997 to February 2000, an independent consultant from April 1995 to November 1997, and Chief Accountant to the Securities and Exchange Commission from January 1992 to March 1995. He was a charter member of the Financial Accounting Standards Board, a member of the Financial Accounting Standards Advisory Council, and a member and chair of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants.	74	2002
John A. Swainson	Chief Executive Officer of the Company since February 2005 and President and Director since November 2004. From November 2004 to February 2005, he served as our Chief Executive Officer-elect. From July to November 2004, Mr. Swainson was Vice President of Worldwide Sales and Marketing of IBM’s Software Group, responsible for selling its diverse line of software products through multiple channels. From 1997 to July 2004, he was General Manager of the Application Integration and Middleware division of IBM’s Software Group, a division he started in 1997. He is also a director of Visa U.S.A. Inc. and Cadence Design Systems, Inc.	53	2004

			Director
Name	Biographical Information	Age	Since

Laura S. Unger	Ms. Unger was a Commissioner of the Securities and Exchange Commission from November 1997 to February 2002, including Acting Chairperson of the SEC from February to August 2001. From June 2002 through June 2003, Ms. Unger was employed by CNBC as a Regulatory Expert. Before being appointed to the SEC, Ms. Unger served as Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC. Ms. Unger serves as a director of Ambac Financial Group, Inc. and Children’s National Medical Center. She also acts as the Independent Consultant to JPMorgan Chase for the Global Analyst Settlement.	46	2004
Ron Zambonini	Chairman of the Board of Cognos Incorporated, a developer of business intelligence software, since May 2004 and a director since 1994. Mr. Zambonini was Chief Executive Office of Cognos from September 1995 to May 2004 and President from 1993 to April 2002. Mr. Zambonini currently serves on the Board of Directors of Emergis Inc.	60	2005

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

RELATED PERSON TRANSACTIONS

The Board has adopted the Related Person Transactions Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors, nominees for director and executive officers must notify the General Counsel and/or the Office of Corporate Secretary of any potential Related Person Transactions involving such person or an immediate family member of such person. The General Counsel and/or the Office of Corporate Secretary will review potential Related Person Transactions to determine if they are subject to the Policy. If so, the transaction will be referred for approval or ratification to the Corporate Governance Committee, which will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders. In determining whether to approve or ratify a Related Person Transaction, the Corporate Governance Committee may consider, among other things:

•	the fairness to us of the Related Person Transaction;

•	whether the terms of the Related Person Transaction would be on the same basis if the transaction, arrangement or relationship did not involve a related person;

•	the business reasons for us to participate in the Related Person Transaction;

•	the nature and extent of our participation in the Related Person Transaction;

•	whether any Related Person Transaction involving a director, nominee for director or an immediate family member of a director or nominee for director would be immaterial under the categorical standards adopted by the Board with respect to director independence contained in the Principles;

•	whether the Related Person Transaction presents an actual or apparent conflict of interest for any director, nominee for director or executive officer, the nature and degree of such conflict and whether any mitigation of such conflict is feasible;

•	the availability of other sources for comparable products or services;

•	the direct or indirect nature and extent of the related person’s interest in the Related Person Transaction;

•	the ongoing nature of the Related Person Transaction;

•	the relationship of the related person to the Related Person Transaction and with us and others;

•	the importance of the Related Person Transaction to the related person; and

•	the amount involved in the Related Person Transaction.

The Corporate Governance Committee will administer the Policy and may review, and recommend amendments to, the Policy from time to time.

Since the beginning of fiscal year 2007, there have not been any Related Person Transactions.

LITIGATION INVOLVING CERTAIN DIRECTORS AND EXECUTIVE OFFICERS

On February 1, 2005, the Company established a Special Litigation Committee of independent members of its Board of Directors to, among other things, control and determine the Company’s response to the 60(b) Motions (see “— Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004” below). The Special Litigation Committee has announced its conclusions, determinations, recommendations and actions with respect to the 60(b) Motions (see “— Derivative Actions Filed in 2004” below).

Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004

The Company, its former Chairman and CEO Charles B. Wang, its former Chairman and CEO Sanjay Kumar, its former Chief Financial Officer Ira Zar, and its Vice Chairman and Founder Russell M. Artzt were defendants in one or more stockholder class action lawsuits, filed in July 1998, February 2002, and March 2002 in the United States District Court for the Eastern District of New York (the “Federal Court”), alleging, among other things, that a class consisting of all persons who purchased the Common Stock during the period from January 20, 1998 until July 22, 1998 were harmed by misleading statements, misrepresentations, and omissions regarding the Company’s future financial performance. In addition, in May 2003, a class action lawsuit captioned John A. Ambler v. Computer Associates International, Inc., et al. was filed in the Federal Court. The complaint in this matter, a purported class action on behalf of the CA Savings Harvest Plan (the “CASH Plan”) and the participants in, and beneficiaries of, the CASH Plan for a class period running from March 30, 1998, through May 30, 2003, asserted claims of breach of fiduciary duty under the federal Employee Retirement Income Security Act (“ERISA”). The named defendants were the Company, the Company’s Board of Directors, the CASH Plan, the Administrative Committee of the CASH Plan, and the following current or former employees and/or former directors of the Company: Messrs. Wang, Kumar, Zar, Artzt, Peter A. Schwartz, and Charles P. McWade; and various unidentified alleged fiduciaries of the CASH Plan. The complaint alleged that the defendants breached their fiduciary duties by causing the CASH Plan to invest in Company securities and sought damages in an unspecified amount.

A derivative lawsuit was filed by Charles Federman against certain current and former directors of the Company, based on essentially the same allegations as those contained in the February and March 2002 stockholder lawsuits discussed above. This action was commenced in April 2002 in Delaware Chancery Court, and an amended complaint was filed in November 2002. The defendants named in the amended complaint were the Company as a nominal defendant, current Company directors Mr. Lewis S. Ranieri, and The Honorable Alfonse M. D’Amato, and former Company directors Ms. Shirley Strum Kenny and Messrs. Wang, Kumar, Artzt, Willem de Vogel, Richard Grasso, and Roel Pieper. The derivative suit alleged breach of fiduciary duties on the part of all the individual defendants and, as against the former management director defendants, insider trading on the basis of allegedly misappropriated confidential, material information. The amended complaint sought an accounting and recovery on behalf of the Company of an unspecified amount of damages, including recovery of the profits allegedly realized from the sale of Common Stock.

On August 25, 2003, the Company announced the settlement of all outstanding litigation related to the above-referenced stockholder and derivative actions as well as the settlement of an additional derivative action filed by Charles Federman that had been pending in the Federal Court. As part of the class action settlement, which was approved by the Federal Court in December 2003, the Company agreed to issue a total of up to 5.7 million shares of Common Stock to the stockholders represented in the three class action lawsuits, including payment of attorneys’ fees. The Company has completed the issuance of the settlement shares as well as payment of $3.3 million to the plaintiffs’ attorneys in legal fees and related expenses.

In settling the derivative suits, which settlement was also approved by the Federal Court in December 2003, the Company committed to maintain certain corporate governance practices. Under the settlement, the Company, the individual defendants and all other current and former officers and directors of the Company were released from any potential claim by stockholders arising from accounting-related or other public statements made by the Company or its agents from January 1998 through February 2002 (and from March

1998 through May 2003 in the case of the employee ERISA action). The individual defendants were released from any potential claim by or on behalf of the Company relating to the same matters.

On October 5, 2004 and December 9, 2004, four purported Company stockholders served motions to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the derivative action. These motions primarily seek to void the releases that were granted to the individual defendants under the settlement. On December 7, 2004, a motion to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the 1998 and 2002 stockholder lawsuits discussed above was filed by Sam Wyly and certain related parties. The motion seeks to reopen the settlement to permit the moving stockholders to pursue individual claims against certain present and former officers of the Company. The motion states that the moving stockholders do not seek to file claims against the Company. On June 14, 2005, the Federal Court granted movants’ motion to be allowed to take limited discovery prior to the Federal Court’s ruling on these motions (the “60(b) Motions”). No hearing date is currently set for the 60(b) Motions.

The Government Investigation — DPA Concluded

In September 2004, the Company reached agreements with the United States Attorney’s Office for the Eastern Division of New York (the “USAO”) and the Northeast Region of the SEC by entering into a Deferred Prosecution Agreement (“DPA”) with the USAO and consenting to the entry of a Final Consent Judgment (“Consent Judgment”, and together with the DPA, the “Agreements”) in a parallel proceeding brought by the SEC in the Federal Court. The Federal Court approved the DPA on September 22, 2004 and entered the Consent Judgment on September 28, 2004. The agreements resolved USAO and SEC investigations into certain of the Company’s past accounting practices, including its revenue recognition policies and procedures during certain periods prior to the adoption of the business model in October 2000, and obstruction of their investigations.

On May 21, 2007, based on the Company’s compliance with the DPA’s terms, the Federal Court ordered dismissal of the charges that had been filed against the Company in connection with the DPA. As a result of the dismissal and as provided in the DPA, the DPA thereupon expired and is thus concluded.

The Consent Judgment contains provisions which are parallel to the DPA, and it permanently enjoins the Company from violating certain provisions of the federal securities laws. The injunctive provisions of the Consent Judgment remain in effect. For additional information concerning the DPA, the Consent Judgment, and related matters, see discussion below.

The Government Investigation

In 2002, the USAO and the staff of the Northeast Regional Office of the SEC commenced an investigation concerning certain of the Company’s past accounting practices, including the Company’s revenue recognition procedures in periods prior to the adoption of the Company’s business model in October 2000.

In response to the investigation, the Board of Directors authorized the Audit Committee (now the Audit and Compliance Committee) to conduct an independent investigation into the timing of revenue recognition by the Company. On October 8, 2003, the Company reported that the ongoing investigation by the Audit and Compliance Committee had preliminarily found that revenues were prematurely recognized in the fiscal year ended March 31, 2000, and that a number of software license agreements appeared to have been signed after the end of the quarter in which revenues associated with such software license agreements had been recognized in that fiscal year. Those revenues, as the Audit and Compliance Committee found, should have been recognized in the quarter in which the software license agreements were signed. Those preliminary findings were reported to government investigators.

Following the Audit and Compliance Committee’s preliminary report and at its recommendation, David Kaplan, David Rivard, Lloyd Silverstein and Ira Zar, the executives who oversaw the relevant financial operations during the period in question, resigned at the Company’s request. On January 22, 2004,

Mr. Silverstein pled guilty to federal criminal charges of conspiracy to obstruct justice in connection with the ongoing investigation. On April 8, 2004, Messrs. Kaplan, Rivard and Zar pled guilty to charges of conspiracy to obstruct justice and conspiracy to commit securities fraud in connection with the investigation. Mr. Zar also pled guilty to committing securities fraud.

On January 26, 2007, Mr. Zar was sentenced to a term of imprisonment for seven months and home confinement for seven months. On January 29, 2007, Mr. Kaplan was sentenced to home confinement for six months. On January 30, 2007, Mr. Rivard was sentenced to home confinement for four months. On January 31, 2007, Mr. Silverstein was sentenced to home confinement for six months. The Federal Court has deferred its decisions on restitution owed by Messrs. Kaplan, Rivard and Zar until a date to be determined.

The SEC filed related actions against each of the four former executives, alleging that they participated in a widespread practice that resulted in the improper recognition of revenue by the Company. Without admitting or denying the allegations in the complaints filed by the SEC, Messrs. Kaplan, Rivard, Silverstein and Zar each consented to a permanent injunction against violating, or aiding and abetting violations of, the securities laws, and also to a permanent bar from serving as an officer or director of a publicly held company. Litigation with respect to the SEC’s claims for disgorgement and penalties is continuing.

A number of other employees, primarily in the Company’s legal and finance departments, were terminated or resigned as a result of matters under investigation by the Audit and Compliance Committee, including Steven Woghin, the Company’s former General Counsel. Stephen Richards, the Company’s former Executive Vice President of Sales, resigned from his position and was relieved of all duties in April 2004, and left the Company at the end of June 2004. Additionally, on April 21, 2004, Sanjay Kumar resigned as Chairman, director and Chief Executive Officer of the Company, and assumed the role of Chief Software Architect. Thereafter, Mr. Kumar resigned from the Company effective June 30, 2004.

In April 2004, the Audit and Compliance Committee completed its investigation and determined that the Company should restate certain financial data to properly reflect the timing of the recognition of license revenue for the Company’s fiscal years ended March 31, 2001 and 2000. The Audit and Compliance Committee believes that the Company’s financial reporting related to contracts executed under its current business model is unaffected by the improper accounting practices that were in place prior to the adoption of the current business model in October 2000 and that had resulted in the aforementioned restatements, and that the historical issues it had identified in the course of its independent investigation concerned the premature recognition of revenue. However, certain of these prior period accounting errors have had an impact on the subsequent financial results of the Company as described in Note 12 to the Consolidated Financial Statements in the Company’s amended Annual Report on Form 10-K/A for the fiscal year ended March 31, 2005.

As noted above, in September 2004, the Company agreed to, and the Federal Court approved, the DPA and the Consent Judgment.

Under the DPA, the Company agreed to establish a $225 million fund for purposes of restitution to current and former stockholders of the Company, with $75 million to be paid within 30 days of the date of approval of the DPA by the Federal Court, $75 million to be paid within one year after the approval date and $75 million to be paid within 18 months after the approval date. The Company made the first $75 million restitution payment into an interest-bearing account under terms approved by the USAO on October 22, 2004. The Company made the second $75 million restitution payment into an interest-bearing account under terms approved by the USAO on September 22, 2005. The Company made the third and final $75 million restitution payment into an interest-bearing account under terms approved by the USAO on March 22, 2006.

Pursuant to the DPA, the Company proposed and the USAO accepted, on or about November 4, 2004, the appointment of Kenneth R. Feinberg as Fund Administrator. Also, pursuant to the Agreements, Mr. Feinberg submitted to the USAO on or about June 28, 2005, a Plan of Allocation for the Restitution Fund (the “Restitution Fund Plan”). The Restitution Fund Plan was approved by the Federal Court on August 18, 2005. The Company’s payments to the restitution fund, which will be allocated and distributed to certain current and former stockholders of the Company as determined by the Fund Administrator, are in addition to the amounts that the Company previously agreed to provide current and former stockholders in settlement of certain class action lawsuits in August 2003 (see ‘‘— Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004”). This latter amount was paid by the Company in December 2004 in shares at a then total value of approximately $174 million.

Under the Agreements, the Company also agreed, among other things, to take the following actions by December 31, 2005: (1) to add a minimum of two new independent directors to its Board of Directors; (2) to establish a Compliance Committee of the Board of Directors; (3) to implement an enhanced compliance and ethics program, including appointment of a Chief Compliance Officer; (4) to reorganize its Finance and Internal Audit Departments; and (5) to establish an executive disclosure committee. The reorganization of the Finance Department is in progress and the reorganization of the Internal Audit Department is substantially complete. On December 9, 2004, the Company announced that Patrick J. Gnazzo had been named Senior Vice President, Business Practices, and Chief Compliance Officer, effective January 10, 2005. On February 11, 2005, the Board of Directors elected William McCracken to serve as a new independent director, and also changed the name of the Audit Committee of the Board of Directors to the Audit and Compliance Committee of the Board of Directors and amended the Committee’s charter. On April 11, 2005, the Board of Directors elected Ron Zambonini to serve as a new independent director. On November 11, 2005, the Board of Directors elected Christopher Lofgren to serve as a new independent director. On April 26, 2007, the Board of Directors elected Raymond J. Bromark to serve as a new independent director.

Under the Agreements, the Company also agreed to the appointment of an Independent Examiner to examine the Company’s practices for the recognition of software license revenue, its ethics and compliance policies and other specified matters. The Agreements provided that the Independent Examiner would also review the Company’s compliance with the Agreements and periodically report findings and recommendations to the USAO, SEC and Board of Directors. On March 16, 2005, the Federal Court appointed Lee S. Richards III, Esq. of Richards Spears Kibbe & Orbe LLP (now, Richards Kibbe & Orbe LLP), to serve as Independent Examiner. On September 15, 2005, Mr. Richards issued his six-month report concerning his recommendations for best practices regarding certain areas specified in the Agreements. On December 15, 2005, March 15, 2006, June 15, 2006, September 15, 2006 and December 15, 2006, Mr. Richards issued quarterly reports concerning the Company’s compliance with the Agreements. On May 1, 2007, Mr. Richards issued a final report (the “Final Report”) concerning the Company’s compliance with the Agreements.

Pursuant to the Consent Judgment with the SEC, the Company is permanently enjoined from violating Section 17(a) of the Securities Act of 1933 (the “Securities Act”), Sections 10(b), 13(a) and 13(b)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rules 10b-5, 12b-20, 13a-1 and 13a-13 under the Exchange Act.

Under the DPA, the USAO agreed to seek dismissal of the charges the USAO filed against the Company in connection with the DPA, upon the Company’s compliance with the DPA. However, it was also agreed that the USAO could prosecute such charges against the Company at any time while the DPA is in effect if the USAO were to determine that the Company deliberately gave materially false, incomplete or misleading information pursuant to the DPA, committed any federal crime while the DPA is in effect or knowingly, intentionally and materially violated any provision of the DPA.

In his Fourth Report, dated June 15, 2006, the Independent Examiner described certain issues regarding the Company’s internal accounting controls and reorganization of the Finance Department. Accordingly, by letter dated September 14, 2006, the USAO informed the Federal Court that the USAO had determined to extend the term of the Independent Examiner to May 1, 2007. The extension was made pursuant to paragraph 22 of the DPA and with the consent of the Company. The Independent Examiner’s term was otherwise set to expire on September 16, 2006. The USAO, the SEC, the Independent Examiner and the Company agreed that the extension to May 1, 2007 was appropriate in light of the control-environment and commission-related material weaknesses announced in the 2006 Form 10-K, and issues concerning the reorganization of the Finance Department to be addressed by the Company’s then new Chief Financial Officer, Nancy Cooper, who had joined the Company in August 2006. Beyond the control issues identified in the Independent Examiner’s June 15, 2006 report, the USAO advised the Federal Court that the Company had, as of the date of the above-referenced letter, substantially complied with the terms of the DPA. The USAO also informed the Federal Court that if the control issues described above were resolved by May 1, 2007, and the Company were otherwise in compliance with the DPA, the USAO would seek the Federal Court’s dismissal with prejudice of the charges that had been filed against the Company in connection with the DPA.

On May 15, 2007, the USAO submitted a motion to the Federal Court seeking dismissal of the charges. The USAO motion papers cited the Final Report of the Independent Examiner and stated that the Company complied with the DPA. On May 21, 2007, the Federal Court issued an order dismissing the charges; as a result of the dismissal and as provided in the terms of the DPA, the DPA thereupon expired and thus concluded.

On September 22, 2004, Mr. Woghin, the Company’s former General Counsel, pled guilty to a two-count information charging him with conspiracy to commit securities fraud and obstruction of justice. The SEC also filed a complaint in the Federal Court against Mr. Woghin alleging that he violated Section 17(a) of the Securities Act, Sections 10(b) and 13(b)(5) of the Exchange Act, and Rules 10b-5 and 13b2-1 thereunder. The complaint further alleged that under Section 20(e) of the Exchange Act, Mr. Woghin aided and abetted the Company’s violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. Mr. Woghin consented to a partial judgment imposing a permanent injunction enjoining him from committing violations in the future and permanently barring him from serving as an officer or director of a public company. The SEC’s claims for disgorgement and civil penalties against Mr. Woghin are pending. On January 16, 2007, Mr. Woghin was sentenced to a term of imprisonment for two years and supervised release for a period of three years. By Order dated February 6, 2007, the Federal Court reduced Mr. Woghin’s term of imprisonment to one year and one day, with the balance of the initial two-year term to be served in home confinement. The Federal Court has deferred any decisions on restitution until a date to be determined.

Additionally, on September 22, 2004, the SEC filed complaints in the Federal Court against Sanjay Kumar and Stephen Richards alleging that they violated Section 17(a) of the Securities Act, Sections 10(b) and 13(b)(5) of the Exchange Act, and Rules 10b-5 and 13b2-1 thereunder. The complaints further alleged that under Section 20(e) of the Exchange Act, Messrs. Kumar and Richards aided and abetted the Company’s violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. The complaints sought to enjoin Messrs. Kumar and Richards from further violations of the Securities Act and the Exchange Act and for disgorgement of gains they received as a result of these violations. On June 14, 2006, Messrs. Kumar and Richards consented to partial judgments imposing permanent injunctions enjoining them from committing violations of the federal securities laws in the future and permanently barring them from serving as officers or directors of public companies. The SEC’s claims against Messrs. Kumar and Richards for disgorgement and civil penalties are pending.

On September 23, 2004, the USAO filed, in the Federal Court, a ten-count indictment charging Messrs. Kumar and Richards with conspiracy to commit securities fraud and wire fraud, committing securities fraud, filing false SEC filings, conspiracy to obstruct justice and obstruction of justice. Additionally, Mr. Kumar was charged with one count of making false statements to an agent of the Federal Bureau of Investigation and Mr. Richards was charged with one count of perjury in connection with sworn testimony before the SEC.

On or about June 29, 2005, the USAO filed a superseding indictment against Messrs. Kumar and Richards, dropping one count and adding several allegations to certain of the nine remaining counts. On April 24, 2006, Messrs. Kumar and Richards pled guilty to all counts in the superseding indictment filed by the USAO. On November 2, 2006, Mr. Kumar was sentenced to a term of imprisonment for twelve years. On or about April 13, 2007, the Federal Court executed a Stipulation and Order directing that Mr. Kumar pay restitution in the amount of $798.6 million, of which $50 million is due to be paid within 90 days of the date of the Order or by July 31, 2007, whichever is later. On November 14, 2006, Mr. Richards was sentenced to a term of imprisonment for seven years and three years of supervised release. The Federal Court has deferred any decisions on Mr. Richards’ restitution until a hearing at a date to be set by the Federal Court.

On April 21, 2006, Thomas M. Bennett, the Company’s former Senior Vice President, Business Development, was arrested pursuant to an arrest warrant issued by the Federal Court. The arrest warrant charged Mr. Bennett with three counts of conspiracy to commit obstruction of justice in violation of Title 18, United States Code, Sections 1510(a) and 1505, and Title 18, United States Code, Section 371. On June 21, 2006, Mr. Bennett pled guilty to one count of conspiracy to obstruct justice. On December 6, 2006, Mr. Bennett was sentenced to a term of home confinement for ten months, three years of supervised release, 100 hours of community service, and a fine of $15,000.

Derivative Actions Filed in 2004

In June 2004, a purported derivative action was filed in the Federal Court by Ranger Governance Ltd. against certain current or former employees and/or directors of the Company. In July 2004, two additional purported derivative actions were filed in the Federal Court by purported Company stockholders against certain current or former employees and/or directors of the Company. In November 2004, the Federal Court issued an order consolidating these three derivative actions. The plaintiffs filed a consolidated amended complaint (the “Consolidated Complaint”) on January 7, 2005. The Consolidated Complaint names as defendants Messrs. Wang, Kumar, Zar, Artzt, D’Amato, Richards, Ranieri and Woghin; Messrs. Kaplan, Rivard and Silverstein; Michael A. McElroy; Messrs. McWade and Schwartz; Gary Fernandes; Robert E. La Blanc; Jay W. Lorsch; Kenneth Cron; Walter P. Schuetze; Messrs. de Vogel and Grasso; Roel Pieper; KPMG LLP; and Ernst & Young LLP. The Company is named as a nominal defendant. The Consolidated Complaint alleges a claim against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel, Grasso, Pieper and Woghin for contribution towards the consideration the Company had previously agreed to provide current and former stockholders in settlement of certain class action litigation commenced against the Company and certain officers and directors in 1998 and 2002 (see “— Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004”) and seeks on behalf of the Company compensatory and consequential damages in an amount not less than $500 million in connection with the USAO and SEC investigations (see “— The Government Investigation”). The Consolidated Complaint also alleges a claim seeking unspecified relief against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel and Woghin for violations of Section 14(a) of the Exchange Act for alleged false and material misstatements made in the Company’s proxy statements issued in 2002 and 2003. The Consolidated Complaint also alleges breach of fiduciary duty by Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel, Grasso, Pieper and Woghin. The Consolidated Complaint also seeks unspecified compensatory, consequential and punitive damages against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, de Vogel, Grasso, Pieper and Woghin based upon allegations of corporate waste and fraud. The Consolidated Complaint also seeks unspecified damages against Ernst & Young LLP and KPMG LLP, for breach of fiduciary duty and the duty of reasonable care, as well as contribution and indemnity under Section 14(a) of the Exchange Act. The Consolidated Complaint requests restitution and rescission of the compensation earned under the Company’s executive compensation plan by Messrs. Artzt, Kumar, Richards, Zar, Woghin, Kaplan, Rivard, Silverstein, Wang, McElroy, McWade and Schwartz. Additionally, pursuant to Section 304 of the Sarbanes-Oxley Act, the Consolidated Complaint seeks reimbursement of bonus or other incentive-based equity compensation received by defendants Wang, Kumar, Schwartz and Zar, as well as alleged profits realized from their sale of securities issued by the Company during the time periods they served as the Chief Executive Officer (Messrs. Wang and Kumar) and Chief Financial Officer (Messrs. Schwartz and Zar) of the Company. Although no relief is sought from the Company, the Consolidated Complaint seeks monetary damages, both compensatory and consequential, from the other defendants, including current or former employees and/or directors of the Company, KPMG LLP and Ernst & Young LLP in an amount totaling not less than $500 million.

The consolidated derivative action has been stayed pending resolution of the 60(b) Motions (see “— Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004”).

On February 1, 2005, the Company established a Special Litigation Committee of independent members of its Board of Directors to, among other things, control and determine the Company’s response to the Consolidated Complaint and the 60(b) Motions. On April 13, 2007, the Special Litigation Committee issued its reports, which announced the Special Litigation Committee’s conclusions, determinations, recommendations and actions with respect to the claims asserted in the Derivative Actions and in the 60(b) Motions. Also, in response to the Consolidated Complaint, the Special Litigation Committee served a motion which seeks the Federal Court’s approval of the Special Litigation Committee’s conclusions. As summarized in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2007 and in the bullets below, the Special Litigation Committee concluded as follows:

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against Charles Wang (CA’s former Chairman and CEO) including filing a motion to set aside releases granted to Mr. Wang in 2000 and 2003. The Special Litigation Committee has determined and directed that these claims be pursued vigorously by CA using counsel retained by the Company. Certain other claims against Mr. Wang should be dismissed as they are duplicative of the ones to be pursued and are for various legal reasons infirm. The Special Litigation Committee will seek dismissal of these claims.

•	The Special Litigation Committee has reached a binding term sheet settlement (subject to court approval) with Sanjay Kumar (CA’s former Chairman and CEO). Pursuant to this settlement, the Company will receive a $15.25 million judgment against Mr. Kumar secured in part by real property and executable against his future earnings. This amount is in addition to the $52 million that Mr. Kumar will repay to CA’s shareholders as part of his criminal restitution proceedings. Based on his sworn financial disclosures, the Special Litigation Committee believes that, following his agreement with the government, Mr. Kumar had no material assets remaining. As a result, the Special Litigation Committee will seek dismissal of all claims against him.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against former officer Peter Schwartz (CA’s former CFO). The Special Litigation Committee has determined and directed that these claims be pursued vigorously by CA using counsel retained by the Company. Certain other claims against Mr. Schwartz should be dismissed as they are duplicative of the ones to be pursued and are for various legal reasons infirm. The Special Litigation Committee will seek dismissal of these claims.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against the former CA executives who have pled guilty to various charges of securities fraud and/or obstruction of justice — including David Kaplan (CA’s former head of Financial Reporting), Stephen Richards (CA’s former head of Worldwide Sales), David Rivard (CA’s former head of Sales Accounting), Lloyd Silverstein (CA’s former head of the Global Sales Organization), Steven Woghin (CA’s former General Counsel, and Ira Zar (CA’s former CFO). The Special Litigation Committee has determined and directed that these claims be pursued by CA using counsel retained by the Company, unless the Special Litigation Committee is able to successfully conclude its ongoing settlement negotiations with these individuals shortly after the conclusion of their criminal restitution proceedings.

•	The Special Litigation Committee has reached a settlement agreement (subject to court approval) with Russell Artzt (currently Vice Chairman and Founder and a former CA Board member). The Special Litigation Committee noted that during its investigation, it did not uncover evidence that Mr. Artzt directed or participated in the “35 Day-Month” practice or that he was involved in the preparation or dissemination of the financial statements that led to the accelerated vesting of equity granted under the Company’s Key Employee Stock Ownership Plan (“KESOP”) as alleged in the Derivative Actions. Pursuant to this settlement, the Company will receive $9 million (the cash equivalent of approximately 354,890 KESOP shares) and, as a result, the Special Litigation Committee will seek dismissal of all claims against him.

•	The Special Litigation Committee has reached a settlement agreement (subject to court approval) with Charles McWade (CA’s former head of Financial Reporting and business development). Pursuant to this settlement, the Company will receive $1 million and, as a result, the Special Litigation Committee will seek dismissal of all claims against him.

•	The Special Litigation Committee believes that the claims (the “Director Claims”) against current and former CA directors Kenneth Cron, Alfonse D’Amato, Willem de Vogel, Gary Fernandes, Richard Grasso, Shirley Strum Kenny, Robert La Blanc, Jay Lorsch, Roel Pieper, Lewis Ranieri, Walter Schuetze, and Alex Vieux should be dismissed. The Special Litigation Committee has concluded that these directors did not breach their fiduciary duties and the claims against them lack merit.

•	The Special Litigation Committee has concluded that while the Company has potentially valid claims (the “McElroy Claims”) against former officer Michael McElroy (CA’s former senior vice president of the Legal department), it would be in the best interests of the Company to seek dismissal of the claims against him.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to seek dismissal of the claims against CA’s former independent auditors, Ernst & Young LLP (“E&Y”). The Special Litigation Committee has recommended this dismissal in light of the relevant legal standards, in particular, the applicable statutes of limitation. However, the Special Litigation Committee has recommended that CA promptly sever all economic arrangements with E&Y.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to seek dismissal of the claims against CA’s current independent auditors, KPMG LLP (“KPMG”). The Special Litigation Committee has determined that KPMG’s audits were professionally conducted. The Special Litigation Committee has recommended this dismissal in the exercise of its business judgment in light of legal and factual hurdles as well as the value of the Company’s business relationship with KPMG.

The Special Litigation Committee has served motions which seek dismissal of the Director Claims, the McElroy Claims, the claims against E&Y and KPMG, and certain other claims. In addition, the Special Litigation Committee has asked for the Federal Court’s approval for the Company to be realigned as the plaintiff with respect to claims against certain other parties, including Messrs. Wang and Schwartz.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As a part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by current and former officers and directors in various litigations and investigations arising out of similar allegations, including the litigation described above.

Derivative Actions Filed in 2006

On August 10, 2006, a purported derivative action was filed in the Federal Court by Charles Federman against certain current or former directors of the Company (the “2006 Federman Action”). On September 15, 2006, a purported derivative action was filed in the Federal Court by Bert Vladimir and Irving Rosenzweig against certain current or former directors of the Company (the “2006 Vladimir Action”). By order dated October 26, 2006, the Federal Court ordered the 2006 Federman Action and the 2006 Vladimir Action consolidated. Under the order, the actions are now captioned “CA, Inc. Shareholders’ Derivative Litigation Employee Option Action”. On January 31, 2007, plaintiffs filed a consolidated amended complaint naming as defendants the following current or former directors of the Company: Messrs. Artzt, Cron, D’Amato, de Vogel, Fernandes, Goldstein, Grasso, Kumar, La Blanc, Lofgren, Lorsch, McCracken, Pieper, Ranieri, Schuetze, Swainson, Wang and Zambonini and Ms. Unger. The Company is named as a nominal defendant. The complaint alleges purported claims against the individual defendants for breach of fiduciary duty and for violations of Section 14(a) of the Exchange Act for alleged false and material misstatements made in the Company’s proxy statements issued from 1998 through 2005. The premises for these purported claims concern the disclosures made by the Company in its Annual Report on Form 10-K for the fiscal year ended March 31, 2006 concerning the Company’s restatement of prior fiscal periods to reflect additional (a) non-cash, stock-

based compensation expense relating to employee stock option grants prior to the Company’s fiscal year 2002, (b) subscription revenue relating to the early renewal of certain license agreements, and (c) sales commission expense that should have been recorded in the third quarter of the Company’s fiscal year 2006. According to the complaint, certain of the individual defendants’ actions allegedly were “in violation of the spirit, if not the letter of the DPA.” The complaint seeks an unspecified amount of compensatory and punitive damages, equitable relief including an order rescinding certain stock option awards, an award of plaintiffs’ costs and expenses, including reasonable attorneys’ fees, and other unspecified damages allegedly sustained by the Company. On March 30, 2007, the Company and the individual director-defendants separately moved to dismiss the complaint. In the opinion of management, the resolution of this lawsuit is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flow.

On September 13, 2006, a purported derivative action was filed in the Delaware Chancery Court by Muriel Kaufman asserting purported derivative claims against Messrs. Kumar, Wang, Zar, Silverstein, Woghin, Richards, Artzt, Cron, D’Amato, La Blanc, Ranieri, Lorsch, Schuetze, Vieux, De Vogel and Grasso and Ms. Strum Kenny. The Company is named as a nominal defendant. The complaint alleges purported claims against the individual defendants for breach of fiduciary duty, corporate waste and contribution and indemnification, in connection with the accounting fraud and obstruction of justice that led to the criminal prosecution of certain former officials of the Company and to the DPA (see “— The Government Investigation” above) and in connection with the settlement of certain class action and derivative lawsuits (see “— Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004” above). The complaint seeks an unspecified amount of compensatory damages, an accounting from each individual defendant, an award of plaintiff’s costs and expenses, including reasonable attorneys’ fees, and other unspecified damages allegedly sustained by the Company. On December 19, 2006, the Special Litigation Committee filed a motion to dismiss or, in the alternative, to stay the action in favor of the consolidated derivative action originally filed in the Federal Court in June 2004 (see “— Derivative Actions Filed in 2004” above). The Special Litigation Committee has announced its conclusions, determinations, recommendations and actions with respect to this litigation (see “— Derivative Actions Filed in 2004” above). In the opinion of management, the resolution of this lawsuit is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flow.

Texas Litigation

On August 9, 2004, a petition was filed by Sam Wyly and Ranger Governance, Ltd. against the Company in the District Court of Dallas County, Texas (the “Ranger Governance Litigation”), seeking to obtain a declaratory judgment that plaintiffs did not breach two separation agreements they entered into with the Company in 2002 (the “2002 Agreements”). Plaintiffs seek to obtain this declaratory judgment in order to file a derivative suit on behalf of the Company (see “— Derivative Actions Filed in 2004” above). On September 3, 2004, the Company filed an answer to the petition and on September 10, 2004, the Company filed a notice of removal seeking to remove the action to federal court. On February 18, 2005, Mr. Wyly filed a separate lawsuit in the United States District Court for the Northern District of Texas (the “Texas Federal Court”) alleging that he is entitled to attorneys’ fees in connection with the original litigation filed in Texas. The two actions have been consolidated. On March 31, 2005, the plaintiffs amended their complaint to allege a claim that they were defrauded into entering the 2002 Agreements and to seek rescission of those agreements and damages. The amended complaint in the Ranger Governance Litigation seeks rescission of the 2002 Agreements, unspecified compensatory, consequential and exemplary damages and a declaratory judgment that the 2002 Agreements are null and void and that plaintiffs did not breach the 2002 Agreements. On May 11, 2005, the Company moved to dismiss the Texas litigation. On July 21, 2005, the plaintiffs filed a motion for summary judgment. On July 22, 2005, the Texas Federal Court dismissed the latter two motions without prejudice to refiling the motions later in the action. On September 1, 2005, the Texas Federal Court granted the Company’s motion to transfer the action to the Federal Court. Since the transfer, there have been no significant activities or developments.

Other Civil Actions

On September 21, 2004, a complaint to compel production of the Company’s books and records, including files that have been produced by the Company to the USAO and SEC in the course of their joint investigation of the Company’s accounting practices (see “— The Government Investigation”), was filed by a purported stockholder of the Company in Delaware Chancery Court pursuant to Section 220 of the Delaware General Corporation Law. The complaint concerns the inspection of documents related to Mr. Kumar’s compensation, the independence of the Board of Directors and ability of the Board of Directors to sue for return of that compensation. The Company filed its answer to this complaint on October 15, 2004 and there have been no developments since that time.

The Company, various subsidiaries, and certain current and former officers have been named as defendants in various other lawsuits and claims arising in the normal course of business. The Company believes that it has meritorious defenses in connection with such lawsuits and claims, and intends to vigorously contest each of them. In the opinion of the Company’s management, the results of these other lawsuits and claims, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flow.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has established three principal committees — the Audit and Compliance Committee, the Compensation and Human Resource Committee and the Corporate Governance Committee — to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. These committees operate under written charters that have been adopted by the respective committees and by the Board, and all the members of these committees are “independent” under both the Principles and NYSE requirements. Additionally, the Board of Directors has established a Strategy Committee to further assist the Board. The charters of these committees can be reviewed on our website at investor.ca.com and are also available free of charge in print to any stockholder who requests them in the same manner as for the Principles or the Code of Conduct described below. The current members of the committees are as follows:

Compensation
	Audit and	and Human	Corporate
Independent Directors	Compliance	Resource	Governance	Strategy

R. J. Bromark	X
A. M. D’Amato	X		X
G. J. Fernandes		X		X (Chair)
R. E. La Blanc	X		X
C. B. Lofgren				X
J. W. Lorsch		X	X (Chair)
W. E. McCracken(1)		X		X
L. S. Ranieri		X (Chair)		X
W. P. Schuetze	X (Chair)
L. S. Unger	X		X
R. Zambonini(1)				X

Employee Director
J. Swainson				X

(1)	Mr. McCracken and Mr. Zambonini are members of the Special Litigation Committee, described above.

Further information concerning the principal responsibilities and meetings of these committees appears below.

The general purpose of the Audit and Compliance Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and internal controls; (2) the qualifications and independence of our independent registered public accountants (including the engagement of the independent registered public accountants); (3) the performance of our internal audit function and independent registered public accountants; and (4) our compliance with legal and regulatory requirements, including those relating to accounting and financial reporting, and ethical obligations. During fiscal year 2007, the Committee met fourteen times. The Board has determined that Messrs. Bromark and Schuetze each qualify as “Audit Committee Financial Experts”, that Messrs. D’Amato and La Blanc and Ms. Unger are “financially literate” and that all members of the Committee are independent under applicable SEC and NYSE rules. Further information on the responsibilities of the Committee is set forth in the Audit and Compliance Committee charter.

The general purpose of the Compensation and Human Resource Committee is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including (1) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and determining and approving his or her compensation, including determinations regarding equity-based and other incentive compensation awards, based upon such evaluation and (2) overseeing the evaluation of senior officers other than the Chief Executive Officer in connection with its oversight of management development and succession planning, and otherwise, as deemed appropriate, determining the compensation of such other senior officers, including determinations regarding equity-based and other incentive compensation awards. During fiscal year 2007, the Committee met eleven times and acted by unanimous written consent on two occasions. Further information concerning the Committee’s responsibilities is set forth in the Compensation and Human Resource Committee charter.

The general purpose of the Corporate Governance Committee is to assist the Board in fulfilling its responsibilities with respect to our governance, including making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position and the distribution of information to the Board and its committees; and (3) the compensation of non-employee directors. During fiscal year 2007, the Committee met five times. The Committee will consider candidates recommended by stockholders for election as directors; see “Nominating Procedures” and “Advance Notice Procedures for 2008 Annual Meeting” below for more information. Further information concerning the Committee’s responsibilities is set forth in the Corporate Governance Committee charter.

The general purpose of the Strategy Committee is to provide input to management in their development of our corporate strategy and to provide recommendations to the Board with respect to its review and approval of the corporate strategy. During fiscal year 2007, the Committee met two times. Further information concerning the Committee’s responsibilities is set forth in the Strategy Committee charter.

During the fiscal year ended March 31, 2007, the Board of Directors held seventeen meetings and acted by unanimous written consent on two occasions. The independent directors meet at virtually all meetings in executive session without any non-independent director present. The Chairman of the Board, who is an independent director, presides at these executive sessions. Each director attended, in the aggregate, more than 75% of the Board meetings and meetings of the Board committees on which he or she served.

NOMINATING PROCEDURES

The Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the factors specified in the Principles attached to this Proxy Statement as Exhibit A, as well as the current needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To recommend a candidate for consideration by the Committee, a stockholder must submit the recommendation in writing, including the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of Common Stock, including the number of shares owned and the length of time of such ownership; and

•	the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director nominee if recommended by the Committee and nominated by the Board.

Such recommendations and the information described above should be sent to the Corporate Secretary at One CA Plaza, Islandia, New York 11749.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and/or the proposing stockholder; contact references or other persons to assess the candidate; and/or conduct one or more interviews with the candidate. The Committee may consider such information in light of information regarding any other candidates that the Committee may be evaluating at that time. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In addition to recommending director candidates to the Corporate Governance Committee, stockholders may also nominate candidates for election to the Board at the annual stockholder meeting. Such nominations must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders and must provide certain information specified in our By-laws. See “Advance Notice Procedures for 2008 Annual Meeting” below for more information.

In addition to stockholder recommendations, the Corporate Governance Committee may receive suggestions as to nominees from our directors, officers or other sources, which may be either unsolicited or in response to requests from the Committee for such suggestions. In addition, the Committee may engage search firms to assist it in identifying director candidates.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors is interested in receiving communications from stockholders and other interested parties, which would include customers, suppliers and employees. Such parties may contact any member (or members) of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit and Compliance Committee of the Board of Directors is interested in receiving communications from employees and other interested parties, which would include stockholders, customers, suppliers and employees, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by regular mail to the office of the Chief Compliance Officer at One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described above will be forwarded to the applicable directors, unless the Chief Compliance Officer determines said communication is not appropriate. Regardless, certain of these communications will be forwarded to others in the Company for review and action, when appropriate, or to the directors upon request.

CORPORATE GOVERNANCE

We have undertaken several corporate governance initiatives in recent years, including during fiscal year 2007. Directly and through the Corporate Governance Committee, the Board periodically reviews corporate governance developments. In connection with our 2006 Annual Meeting of Stockholders, we received a stockholder proposal relating to stockholder rights plans. This proposal did not receive a majority of stockholder support. However, with a view to best practices in stockholder rights plans, in October 2006, we adopted a Stockholder Protection Rights Agreement (the “Rights Plan”) which contains a number of features adopted in response to recommendations by stockholders, including:

•	setting the threshold for triggering exercise of the Rights Plan at 20 percent of the outstanding shares;

•	a fixed term for the Rights Plan of only three years instead of ten; and

•	a provision requiring a committee of independent directors to assess annually whether the Rights Plan remains in the best interests of our stockholders.

The Rights Plan also includes a provision that states that the Rights Plan will not be triggered by a “Qualifying Offer” if holders of at least 10 percent of the outstanding Common Stock request that a special meeting of stockholders be convened for the purpose of exempting such offer from the Rights Plan, and thereafter the stockholders vote at such meeting to exempt such “Qualifying Offer” from the Rights Plan. We also announced that the Rights Plan would be submitted to stockholders for a vote at the 2007 Annual Meeting of Stockholders. The Rights Plan is being so submitted and information regarding it can be found under the heading “Proposal 2 — Ratification of Stockholder Protection Rights Agreement” below.

In February 2007, we also amended our By-laws to implement a majority voting standard for uncontested elections of directors. The new standard is in place for the 2007 Annual Meeting of Stockholders and provides that a director nominee will be elected only if the number of votes cast “for” exceeds the number of votes “against” his or her election. Previously, directors were elected under a plurality voting standard, which mandated that nominees receiving the most votes would be elected regardless of whether those votes constituted a majority of the shares voted at the meeting. The plurality voting standard will be retained only in the case of contested elections. Under a corresponding change to the Principles, if a director does not receive a majority of the votes cast at an annual meeting, generally the Board of Directors will have 90 days from the certification of the vote to accept or reject the individual’s irrevocable resignation that all incumbent directors are required to submit before the mailing of the proxy statement for the annual meeting.

We also periodically consider and review the Principles. In April 2007, we adopted amendments to the Principles relating to the guidelines for director independence and related matters. The Principles are attached to this Proxy Statement as Exhibit A and can be found, together with other corporate governance information, on our website at investor.ca.com. For additional information, see the “Corporate Governance Committee Report” below. The Board also evaluates the principal committee charters from time to time, as appropriate. In early fiscal year 2008, the Board reviewed and approved amendments to all of the principal committee charters.

We maintain a Business Practices Standard of Excellence: Our Code of Conduct (the “Code of Conduct”), which is applicable to all employees and directors, and is available on our website at investor.ca.com. Any amendment or waiver to the Code of Conduct that applies to our directors or executive officers will be posted on our website or contained in a report filed with the SEC on Form 8-K.

Each of the Principles and the Code of Conduct is available free of charge in print to any stockholder who requests a copy by writing to Kenneth V. Handal, our Executive Vice President, Global Risk & Compliance, and Corporate Secretary, at our world headquarters, One CA Plaza, Islandia, New York 11749.

COMPENSATION OF DIRECTORS

Only our non-employee directors receive compensation for their services as directors. Their compensation is based on a “director service year” that lasts from annual meeting to annual meeting. In May 2003, upon the recommendation of the Corporate Governance Committee, the Board of Directors approved and adopted the 2003 Compensation Plan for Non-Employee Directors (the “2003 Directors Plan”), which was then approved by stockholders at the Annual Meeting held in August 2003. The 2003 Directors Plan replaced a prior director compensation plan, the 2002 Compensation Plan for Non-Employee Directors (the “2002 Directors Plan”). Under the 2003 Directors Plan, each non-employee director receives an annual fee that is fixed by the Board and paid in the form of deferred stock units, except that up to 50% of such fee may be paid in cash, if elected by the director in advance. Following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units in his/her deferred compensation account. The 2003 Directors Plan also allows the Board of Directors to authorize the payment of additional fees to any eligible director that chairs a committee of the Board of Directors or to an eligible director serving as the lead director or Chairman of the Board. Currently, all of our non-employee directors receive compensation pursuant to the 2003 Directors Plan. Set forth below is a summary of the considerations leading to the adoption of the 2003 Directors Plan and subsequent compensation decisions made under the 2003 Directors Plan.

In late 2002, the Corporate Governance Committee undertook a review of director compensation to assure that the compensation provided to our directors was appropriate in type and amount. In particular, the Corporate Governance Committee noted that under the 2002 Directors Plan, a significant portion of director compensation was in the form of stock options. Specifically, under the 2002 Directors Plan, each director received an annual grant of an option to purchase 6,750 shares of Common Stock; using the Black-Scholes option pricing model, the option granted in 2002 had a value of approximately $49,000 at the date of grant. In view of various factors, including studies indicating that stock options may not provide the best means of aligning the interests of directors with those of stockholders — and that other forms of equity compensation may provide more appropriate incentives to directors — the Corporate Governance Committee determined that stock options should be eliminated as a form of director compensation.

As part of this review, the Corporate Governance Committee retained Towers Perrin, a compensation consulting firm, to survey the compensation provided to directors by other companies of comparable size and in similar businesses. The Corporate Governance Committee reviewed the survey prepared by Towers Perrin and considered the increased responsibilities being borne by the Board and its Committees under our Corporate Governance Principles (adopted in mid-2002), as well as under the extensive legislation and regulations that became effective at and subsequent to the time the 2002 Directors Plan was approved.

As a result of the foregoing reviews, the Corporate Governance Committee determined that a total annual compensation package equivalent to $150,000, of which at least 50% must be paid in the form of deferred stock units (and, upon a director’s termination of service, in shares of Common Stock), would be appropriate in type and amount, as well as commensurate with the increased responsibilities of the Board and its Committees. Further, the Corporate Governance Committee noted at that time that this amount falls at or near the average compensation provided by comparable companies.

In August 2005, upon the recommendation of the Corporate Governance Committee, the Board approved an increase in the annual director fees payable under the 2003 Directors Plan to $175,000. The Corporate Governance Committee made this recommendation after reviewing materials provided by Towers Perrin, who was retained by the Committee to prepare a report regarding the compensation of directors at a number of peer companies, including software companies. The Corporate Governance Committee also considered the extraordinary amount of time required of our directors. These factors, considered by the Corporate Governance Committee, were reported to the Board and formed the basis for the Board’s approval of the increased fees.

In addition, upon the recommendation of the Corporate Governance Committee, the Board approved additional annual fees to be paid under the 2003 Directors Plan to the Chairman of the Audit and Compliance Committee in the amount of $25,000 and to the non-employee Chairmen of all other committees of the Board of Directors in the amount of $10,000. The Corporate Governance Committee and the Board considered the additional time needed to perform the functions of a Committee chair, particularly with respect to the Chairman of the Audit and Compliance Committee, in making this determination.

In February 2007, upon the recommendation of the Corporate Governance Committee, the Board (with Mr. Ranieri abstaining) approved the payment under the 2003 Directors Plan of an annual fee of $50,000 to the non-executive Chairman of the Board. In arriving at this decision, the Corporate Governance Committee noted that the non-executive Chairman of the Board received no additional compensation for serving in this role. Additionally, the Corporate Governance Committee noted the amount of time and effort required of this role. The Corporate Governance Committee also considered materials provided by Towers Perrin, who provided information about the compensation of other companies’ non-executive chairmen of the board.

While the Corporate Governance Committee noted the continued extraordinary service and level of activity of Board and Committee members during fiscal year 2007, because of the increase in fees during fiscal year 2006, the Committee did not recommend any modification of director fees during fiscal year 2007.

In addition to director fees, to further our support for charities, non-employee directors are able to participate in our Matching Gifts Program. Under this program, we will match, on a one-for-one basis, contributions by a director to a charity approved by us. During fiscal year 2007, the amount that we matched per director was capped at an aggregate amount of $25,000.

We also provide directors with, and pay premiums for, director and officer liability insurance and reimburse directors for reasonable travel expenses incurred in connection with Company business.

The following table includes information concerning compensation paid to our non-employee directors for the fiscal year ended March 31, 2007.

Director Compensation Table

	Fees Earned or		Option	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Total
Director	($)(1)	($)(1)(2)	($)(3)	($)(4)(5)(6)	($)

R. Bromark(7)	0	0	0	0	0
K. Cron	0	70,000	0	0	70,000
A. D’Amato	87,500	87,500	0	25,000	200,000
G. Fernandes	0	185,000	0	0	185,000
R. La Blanc	0	175,000	0	0	175,000
C. Lofgren	0	175,000	0	0	175,000
J. Lorsch	0	185,000	0	0	185,000
W. McCracken	87,500	87,500	0	25,000	200,000
L. Ranieri(8)	95,069	95,069	0	0	190,138
W. Schuetze	100,000	100,000	0	0	200,000
L. Unger	87,500	87,500	0	4,668	179,668
R. Zambonini	87,500	87,500	0	0	175,000

(1)	As noted above, 100% of directors’ fees are paid in deferred stock units, except that up to 50% of such fees may be paid in cash, if elected by the director in advance. The amounts in the “Fees Earned or Paid in Cash” column represent the amounts paid to directors who elected to receive a portion of their director fees in cash. In fiscal year 2007, Messrs. D’Amato, McCracken, Ranieri, Schuetze and Zambonini and Ms. Unger elected to receive 50% of their director fees in cash; and Messrs. Cron, Fernandes, La Blanc, Lofgren and Lorsch received 100% of their director fees in deferred stock units.

(2)	As required by SEC rules adopted in December 2006, this column includes amounts we expensed during fiscal year 2007 under FAS 123(R) for all deferred stock units granted in fiscal year 2007. The compensation cost for deferred stock units is calculated by multiplying the number of deferred stock units by the fair market value of the Common Stock on the date the deferred stock units are credited to the directors’ accounts. Because there is no additional service period and no risk of forfeiture, the compensation cost is expensed in total when the deferred stock units are credited. Accordingly, all deferred stock units granted in prior years were fully expensed in the years granted. The amounts reflected in this column also represent the grant date fair value of the deferred stock units granted to directors in fiscal year 2007. As of March 31, 2007, the following deferred stock units had been credited to each director’s account:

	Aggregate	Market Value of
	Number of	Deferred Stock Units
	Deferred	as of March 31,
Director	Stock Units	2007 ($)*

K. Cron	0	0
A. D’Amato	18,993	492,109
G. Fernandes	23,200	601,112
R. La Blanc	26,387	683,687
C. Lofgren	10,049	260,370
J. Lorsch	27,037	700,529
W. McCracken	7,241	187,614
L. Ranieri	13,339	345,613
W. Schuetze	21,507	557,246
L. Unger	8,360	216,608
R. Zambonini	6,688	173,286

*	Based on the closing price of the Common Stock on March 30, 2007 of $25.91.

Mr. Cron’s term as a director expired at the 2006 Annual Meeting of Stockholders held on September 18, 2006. Consequently, pursuant to the 2003 Directors Plan, 16,600 shares of Common Stock held in his deferred stock compensation account were issued to him in January 2007, together with cash in lieu of fractional shares.

(3)	Under prior director compensation arrangements, directors received a portion of their fees in options to purchase Common Stock. No options were granted to directors during fiscal year 2007 and we did not expense any amounts during fiscal year 2007 under FAS 123(R) for stock option awards. As of March 31, 2007, the following options were outstanding for each director:

	Number of
	Securities
	Underlying	Option	Option
	Unexercised	Exercise	Expiration
Director	Options	Price ($)	Date

A. D’Amato	6,750	51.44	8/26/2009
	6,750	32.38	8/31/2010
	6,750	11.04	8/28/2012
G. Fernandes	1,125	23.37	6/18/2013
R. La Blanc	6,750	11.04	8/28/2012
C. Lofgren	0	0	0
J. Lorsch	6,750	11.04	8/28/2012
W. McCracken	0	0	0
L. Ranieri	6,750	11.04	8/28/2012
W. Schuetze	6,750	11.04	8/28/2012
L. Unger	0	0	0
R. Zambonini	0	0	0

The options granted to directors were granted as of the day of the annual meeting of stockholders, with an exercise price equal to the closing price of the Common Stock on that date and vested on the day before the next succeeding annual meeting date. Accordingly, all options listed have vested.

(4)	This column includes contributions we made under our Matching Gifts Program in fiscal year 2007. Under our current Matching Gifts Program, we match up to $25,000 of director charitable contributions made in each fiscal year by each director. Due to processing delays, director contributions made under prior

Matching Gifts Programs in prior fiscal years were matched in fiscal year 2007 ($30,000, $26,000, $10,000 and $2,000 for Messrs. Fernandes, Lorsch and Ranieri and Ms. Unger, respectively).

(5)	The dollar value of dividends and dividend equivalents paid in fiscal year 2007 on outstanding deferred stock units held by directors is set forth below. This amount is not included in the “All Other Compensation” column because it is not required to be expensed under FAS 123(R), but we show it for informational purposes:

		Dividends
		Paid in
	Dividends	Deferred
Director	Paid in Cash ($)	Stock Units ($)*

K. Cron	1,319.30	497.20
A. D’Amato	1,410.36	1,255.85
G. Fernandes	2,882.81	52.10
R. La Blanc	2,820.72	663.52
C. Lofgren	872.92	0
J. Lorsch	2,882.81	663.52
W. McCracken	791.07	0
L. Ranieri	836.37	889.88
W. Schuetze	2,354.97	663.52
L. Unger	970.17	0
R. Zambonini	702.71	0

*	Based on the closing price of the Common Stock on the date paid.

(6)	We provide directors with, and pay premiums for, director and officer liability insurance and reimburse directors for reasonable travel expenses incurred in connection with Company business, the values of which are not included in this table.

(7)	Mr. Bromark was elected to the Board of Directors on April 26, 2007.

(8)	Includes $5,138.89 paid to Mr. Ranieri as non-executive Chairman of the Board beginning in February 2007, of which 50% was paid in cash and 50% was paid in deferred stock units.

CORPORATE GOVERNANCE COMMITTEE REPORT

As noted above, the general purpose of the Corporate Governance Committee is to make recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position and the distribution of information to the Board and its committees; and (3) the compensation of non-employee directors. Additionally, the Committee, in coordination with the Compensation and Human Resource Committee, is responsible for evaluating the performance of the Chief Executive Officer and for overseeing management development and succession planning.

During fiscal year 2007, the Committee reviewed the Principles. After such review, the Committee recommended and in April 2007 the Board approved amendments to the Principles. Additionally, the Committee participated in a joint review of the Chief Executive Officer with the Compensation and Human Resource Committee of the Board. The Committee thereafter led a follow-up review of the Chief Executive Officer. The Committee also is in the process of leading the self-assessment of the Board.

The Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, taking into account the Board’s ability to function effectively and with appropriate diversity and expertise. The Committee is continuously considering potential candidates to serve as directors. As a result of an extensive search process conducted throughout fiscal year 2007, in April 2007 the Committee recommended and the Board approved the election of Raymond J. Bromark, a retired partner of PricewaterhouseCoopers LLP and 39 year veteran of that firm, as an independent member of the Board. The Board, upon the recommendation of the Committee, also assigned Mr. Bromark to the Audit and Compliance Committee and determined that Mr. Bromark is an “audit committee financial expert”.

The Committee considers candidates from throughout the CA community and the Committee will consider candidates recommended by stockholders for election as directors; see “Nominating Procedures” above and “Advance Notice Procedures for 2008 Annual Meeting” below for more information.

During fiscal year 2007, the Company also adopted several additional governance enhancements. With a view to best practices in stockholder rights plans, in October 2006, the Board approved the adoption of a Rights Plan which includes a number of features adopted in response to stockholder recommendations. The Rights Plan is being submitted to stockholders for a vote at the 2007 Annual Meeting of Stockholders and information regarding it can be found under the heading “Proposal 2 — Ratification of Stockholder Protection Rights Agreement” below. Additionally, in February 2007, the Company amended its By-laws to implement a majority voting standard for uncontested elections of directors. The new standard is in place for the 2007 Annual Meeting of Stockholders and provides that a director nominee will be elected only if the number of votes cast “for” exceeds the number of votes “against” his or her election. Under a corresponding change to the Principles, if a director does not receive a majority of the votes cast at an annual meeting, generally the Board of Directors will have 90 days from the certification of the vote to accept or reject the individual’s irrevocable resignation that all incumbent directors are required to submit before the mailing of the proxy statement for the annual meeting. Finally, early in fiscal year 2008, the Committee recommended and the Board adopted a Related Person Transactions Policy to govern the process by which the Company will evaluate and approve or ratify Related Person Transactions, as defined in SEC rules. (For additional information, please see the information under the heading “Related Person Transactions” above.)

In fiscal year 2006, in light of the quality and quantity of the work of the Board and its committees, the Committee recommended, and the Board approved, a modification to the compensation arrangements for the non-employee directors, effective August 24, 2005. The modified arrangement provides that the annual fee to be paid to each non-employee director under the 2003 Compensation Plan for Non-Employee Directors is $175,000, compared to $150,000 previously. In addition, the Chairman of the Audit and Compliance Committee receives $25,000 and the non-employee Chairmen of all other committees of the Board of Directors each receive $10,000. During fiscal year 2007, the Board and its committees continued to meet an extraordinary number of times. The Board of Directors met seventeen times, the Audit and Compliance

Committee met fourteen times, the Compensation and Human Resource Committee met eleven times, the Corporate Governance Committee met five times and the Strategy Committee met two times. Despite this level of activity, because of the raise in fees during fiscal year 2006, the Committee did not recommend any modification of director fees during fiscal year 2007. However, during fiscal year 2007, the Committee noted that the non-executive Chairman of the Board received no additional compensation for serving in this role. The Committee also noted the amount of time and effort required to be devoted to this role. Accordingly, in February 2007, upon the recommendation of the Committee, the Board approved an additional fee of $50,000 per year to be paid to the non-executive Chairman. (For additional information on director compensation, please see the information under the heading “Compensation of Directors” above.)

In addition to this Report, important information regarding the Company’s corporate governance can be found under the headings “Corporate Governance”, “Board Committees and Meetings”, “Nominating Procedures”, “Communications with Directors” and “Compensation of Directors” above.

SUBMITTED BY THE CORPORATE
GOVERNANCE COMMITTEE

Jay W. Lorsch, Chairman
Alfonse M. D’Amato
Robert E. La Blanc
Laura S. Unger

COMPENSATION AND HUMAN RESOURCE COMMITTEE — PROCESSES AND
PROCEDURES FOR DETERMINATION OF EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Compensation Committee”) is made up entirely of independent directors. The Compensation Committee’s responsibilities include overseeing our compensation plans and policies, establishing the performance measures under our annual and long-term incentive programs that cover executive officers, approving executive officer compensation and authorizing awards under our equity-based plans, in consultation with the Chief Executive Officer and executive management, when appropriate.

Although the Compensation Committee has delegated its authority to the Chief Executive Officer with respect to equity grants and compensation matters for certain employees, the Compensation Committee has not delegated such authority with respect to the compensation matters of our key executive officers and reporting persons under the Exchange Act, including the Named Executive Officers.

The Compensation Committee’s chairman reports on Compensation Committee actions and recommendations at Board meetings. The Compensation Committee’s charter reflects these responsibilities and reporting relationships, and the Board and Compensation Committee periodically review and revise the charter. The Compensation Committee is also charged with oversight of management development and succession issues, along with the Corporate Governance Committee, on behalf of the Board.

Processes and Procedures for the Consideration and Determination of Executive Compensation

As described in additional detail below under “Compensation Discussion and Analysis”, the Compensation Committee makes the final determinations about the amount and form of the executive officers’ base pay, incentive and equity compensation. In making these determinations, the Compensation Committee considers input from a number of sources.

In fiscal year 2007, in addition to working with our internal human resource, finance and legal personnel, as well as external counsel to the Compensation Committee, the Compensation Committee retained the services of an outside consultant, Towers Perrin, to assist in the Compensation Committee’s review of management compensation levels and programs. After considering and interviewing three independent compensation consulting firms, it determined to remain with Towers Perrin, the firm that has been advising the Compensation Committee since 2001, based on their experience, expertise and familiarity with the Company. Towers Perrin helped the Compensation Committee design the current compensation program for executives, which it has been following since fiscal year 2006 and which is described in more detail below under “Compensation Discussion and Analysis”. Towers Perrin continues to advise the Compensation Committee on the program, including with regard to performance measures and targets set from year to year for the executives.

The Compensation Committee also considers the views and insights of management, including executive officers, in making compensation decisions for Named Executive Officers and others, while ensuring that each Named Executive Officer does not provide input into his or her own specific compensation. Since the input of executive officers with respect to the business environment and competitive status in various business areas is an essential component of the Compensation Committee’s process, the input of executive officers is critical.

In particular, in fiscal year 2007, our President and Chief Executive Officer (the “CEO”) and our Executive Vice President of Worldwide Human Resources (the “EVP-HR”) made recommendations to the Compensation Committee with regard to base pay levels and individual compensation targets for each executive officer (i.e., annual incentive target and long-term incentive plan (LTIP) target amounts), based on each executive’s experience, strategic importance of role, knowledge and performance. The CEO separately discussed with, and made recommendations to, the Compensation Committee regarding the compensation of the EVP-HR and the EVP-HR discussed with the Compensation Committee the CEO’s compensation.

As described below, these recommendations of the CEO and EVP-HR were reviewed and compared to competitive market data based on information available in publicly-available proxy statements for a select peer group, as well as survey data of companies in the computer and software industries, before the Compensation Committee made its decisions.

In addition, the performance metrics and targets that were approved by the Compensation Committee for the annual and long-term incentive components of the fiscal year 2007 compensation program were based on recommendations made to the Compensation Committee by the CEO and the then Interim Chief Financial Officer. These recommendations were consistent with and based on the corporate targets and goals set for fiscal year 2007 at that time. As described below, the Compensation Committee adjusted certain of these targets during the course of the performance period.

In addition to approving the base salary and target amounts, the Compensation Committee also determines the form in which the compensation will be paid — e.g., cash and equity (and for equity, stock options, restricted stock (or restricted stock units) and performance shares). Starting with fiscal year 2006, the Compensation Committee approved a diverse and strategic compensation program which the Compensation Committee believes (i) incorporates a well-balanced mix of short-term and long-term incentives and cash and non-cash components, (ii) links pay to the achievement of goals that are tied to our performance and (iii) helps achieve the objectives described in “Compensation Discussion and Analysis” below with respect to compensation. As detailed below, this compensation program was also followed in fiscal year 2007.

COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION AND
HUMAN RESOURCE COMMITTEE

Lewis S. Ranieri, Chair
Gary J. Fernandes
Jay W. Lorsch
William E. McCracken

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy/Objectives of Executive Compensation

Our objective is to attract, retain and motivate executives to enhance profitability and maximize stockholder value in the evolving software marketplace. Our fundamental philosophy is to:

•	link closely our executives’ compensation with the achievement of annual and long-term goals at the Company, business unit and individual levels of performance;

•	motivate our management by tying their pay to performance measures that are tied to strategic, operational, financial and business objectives that we believe will enhance long-term stockholder value; and

•	include a significant equity component in our compensation plan which aligns the interests of employees with those of stockholders.

The Compensation Committee believes that this approach will:

•	attract and retain talented senior executives whose efforts and judgments are vital to the continued success of the Company; and

•	recognize executives’ efforts and performance during each fiscal year and over the longer term.

Determination of Fiscal Year 2007 Compensation

Elements of Compensation

Aggregate compensation approved by the Compensation Committee at the beginning of fiscal year 2007 was generally targeted to be between the 50th and 75th percentile of compensation of a select computer software and services industry group if predetermined performance objectives were attained at the target level. The elements of compensation used were base salary, annual incentive and long-term incentive compensation. Executives were also eligible to participate in certain broad-based plans and receive certain perquisites as described below.

As described above under “Compensation and Human Resource Committee — Processes and Procedures for Determination of Executive Compensation”, the recommendations regarding aggregate compensation — including base salary amounts and annual and long-term target levels — were made by the CEO and EVP-HR for senior executives. These recommendations were then reviewed by the Compensation Committee with the assistance of Towers Perrin and compared to competitive market data for the CEO and five most highly compensated executives of certain peer companies based on, among other things, compensation information disclosed in publicly filed documents. The peer companies used were Adobe Systems, BMC Software, Citrix Systems, Compuware Corporation, Dell, Hewlett-Packard, IBM, Intuit, Mercury Computer, Microsoft, Novell, Parametric Technology, Symantec and Unisys.

In addition, the Compensation Committee, with Towers Perrin’s assistance, compared the pay of our senior executives with the pay of executives in similar roles elsewhere in the industry. The Compensation Committee also considered a second survey of market-based data. These surveys were generally based on pay practices in industries with which we compete for executive talent — principally the computer and software industries.

The following reflects the Compensation Committee’s decisions with respect to the weight given to each of the elements of aggregate compensation if targets were met for the Named Executive Officers for fiscal year 2007:

		Targeted	Targeted	Targeted
	Base	Annual	Long-Term	Aggregate
Executive	Salary	Incentive	Incentives	Compensation

John Swainson	14%	17%	69%	100%
(President and Chief Executive Officer)
Nancy Cooper	20%	20%	60%	100%
(Executive Vice President and Chief Financial Officer)
Robert Davis	100%*	N/A	N/A	100%
(Former Chief Financial Officer)
Robert Cirabisi	36%	27%	37%	100%
(Interim Chief Financial Officer;
Senior Vice President and Corporate Controller)
Michael Christenson	17%	17%	66%	100%
(Executive Vice President and
Chief Operating Officer)
Russell Artzt	19%	18%	63%	100%
(Executive Vice President, Products**)
Kenneth Handal	16%	19%	65%	100%
(Executive Vice President, Global
Risk & Compliance, and Corporate Secretary)

*	Since Mr. Davis’ employment was terminated shortly after the start of fiscal year 2007, he was not eligible to receive any annual or long-term incentives.

**	Mr. Artzt held this position during fiscal year 2007. In June 2007, he was elected to the position of Vice Chairman and Founder.

Each of these elements, as well as their general purpose and the factors used by the Compensation Committee in its deliberation are described below.

Base Salaries.  Base salaries are intended to attract and retain talented, high-performing executives. Salaries are determined by evaluating the following:

(i) responsibilities of the position;

(ii) the experience, performance and potential of the individual; and

(iii) periodic reference to the competitive marketplace, as described above.

Annual Incentive.  The annual incentive program rewards executives for achieving annual financial, operational, strategic and customer satisfaction objectives. For fiscal year 2007, the annual incentive provided rewards for achieving key corporate measures related to profitability. More details about the fiscal year 2007 annual incentive program, including results and payouts, are provided below under “Performance Targets and Actual Results for Fiscal Year 2007”.

Long-Term Incentive Plan (LTIP).  Generally, the LTIP constitutes the largest component of each executive’s compensation in order to promote behavior that aligns the interests of executives with the long-term performance of the Company and interests of stockholders. This alignment is further enhanced by our share ownership guidelines described below.

Equity also constitutes a significant component of total compensation because we have modest retirement arrangements and do not provide traditional pension or defined benefit plans for our executives. Rather, we believe that equity-based compensation serves as a vehicle for long-term wealth accumulation that is performance-based.

As described below, the Compensation Committee believes that three components of the LTIP work together in three-year overlapping cycles to promote strong corporate performance and executive retention through equity ownership and long-term wealth creation. The value of these equity awards is ultimately influenced by the achievement of pre-established goals and our share price.

This LTIP design was first implement in fiscal year 2006. For fiscal year 2007, the LTIP components were:

(i) stock option grants, made during the early part of the fiscal year and vesting over three years. Stock options reward management for share price appreciation and, in this case, also promote retention of the executives;

(ii) one-year performance shares, granted after the end of the fiscal year based on the achievement of one-year performance goals and vesting one-third at grant and one-third on each of the next two anniversaries of the grant date. This element of the LTIP was intended to reward growth in revenue and adjusted cash flow from operations, recognizing the importance of operating performance to our business. As the award was made in restricted shares, two-thirds of which is earned only if the executive remains employed through the vesting date, the grant also promotes retention; and

(iii) three-year performance shares, tied to a three-year performance cycle ending with fiscal year 2009 paid in unrestricted shares of Common Stock at the end of the performance cycle. This element rewards management for effective long-term use of capital and income growth.

The allocation of these LTIP elements based on achievement of target levels is shown below.

	Allocation of LTIP Components
	(at Target) Fiscal Year 2007
		One-Year	Three-Year
	Stock	Performance	Performance
	Options	Shares	Shares

Named Executive Officers (except R. Cirabisi) and other Executive Vice Presidents	33%	33%	34%
Robert Cirabisi and other Senior Vice Presidents	30%	70%	0%

Once the Compensation Committee approved the aggregate LTIP dollar target amount for fiscal year 2007, it was split into individual dollar target amounts for each equity component as described below.

Accordingly, in fiscal year 2007, for an LTIP target value of $1,000,000, an Executive Vice President received options valued at $330,000 and one-year and three-year performance share targets with a value of $330,000 and $340,000, respectively (i.e., assuming performance was achieved at target). The number of shares covered by each of these awards was determined as follows. For options, the number was based on the fair value of the options on the day preceding the date of approval of the grant and the exercise price was equal to the closing price of the Common Stock on the date of approval. The number of target shares approved with respect to the other two components of the LTIP, was generally determined by dividing the individual dollar target amounts for each component by the closing price of the Common Stock on the day preceding the Company’s approval of such targets. Therefore, by applying the example above, if the closing price of the Common Stock on the day before the targets were approved was $25.00, the target number of shares for the one-year and three-year performance components would be 13,200 and 13,600, respectively. After the applicable performance period, the number of shares granted would be determined based on the achievement of the pre-established goals.

Our Senior Vice Presidents do not participate in the component of LTIP that spans a three-year performance cycle because the Compensation Committee believes that the Executive Vice Presidents have more accountability and principal responsibility for long-term strategy and decision making, where the Senior Vice Presidents are primarily focused on shorter-term performance. Even though Senior Vice Presidents do not participate in the three-year performance share component, their compensation remains tied to our long-term performance through the stock options and restricted stock awards granted under the LTIP.

Perquisites and Other Arrangements.  The Named Executive Officers are eligible to participate in our 401(k) plan, a broad-based, tax-qualified retirement plan. Under this plan, we match up to 50% of the first 5% of an employee’s contribution (a maximum match of 2 1/2% of an employee’s compensation). In addition, the

Named Executive Officers participate in two supplemental plans that were created for the purposes of benefiting participants in our tax-qualified 401(k) plan who are unable to receive a full allocation of employer contributions due to compensation limitations imposed under the applicable tax rules. The Named Executive Officers participate in all of these plans under the same terms and conditions as other eligible employees of the Company.

The Named Executive Officers are also eligible to participate in our benefit programs on the same terms and conditions as those made available to other U.S. full-time employees. Basic health benefits, life insurance, disability benefits and similar programs are provided. Under these plans, higher paid employees are required to pay a higher proportion of the total premiums. In addition, as described below under “Compensation and Other Information Concerning Executive Officers — Summary Compensation Table”, we also pay for annual physical examinations for certain of our executive officers, including the Named Executive Officers.

Certain Named Executive Officers also have employment agreements and deferred compensation arrangements with the Company and some participate in our Change in Control Severance Policy. These agreements and arrangements provide for certain benefits upon a termination of employment, including in the event of a change in control. See discussion below in this Compensation Discussion and Analysis under “Employment Agreements; Deferred Compensation Arrangements; and Change in Control Arrangements”.

Performance Targets and Actual Results for Fiscal Year 2007

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Base Salary.  Base salaries for our Named Executive Officers were paid out in the amounts approved by the Compensation Committee, as reflected in the Summary Compensation Table below.

Performance-based Compensation — Annual and Long-Term Incentives.

Among the performance measures approved by the Compensation Committee at the beginning of fiscal year 2007 were adjusted net income, adjusted cash flow from operations and revenue. With regard to adjusted net income and revenue, the Compensation Committee approved both growth metrics and the resulting target values. After the Company’s restatement of fiscal year 2006 year-end earnings, management requested that the Compensation Committee retain the previously established target values and not apply the growth factors to the restated prior year-end results. The restatement had the impact of increasing the base net income and revenue numbers for fiscal year 2006. Applying the percentage growth rate target previously set by the Compensation Committee to the revised base numbers would have increased the target amounts for fiscal year 2007 to a level impossible to achieve, undermining the incentive and retention value of the compensation program. Management requested that the Compensation Committee retain the same targeted adjusted net income and revenue amounts initially set based on the pre-restatement numbers. Under these circumstances, the Compensation Committee decided to retain the same adjusted net income and revenue target amounts as calculated prior to the restatement, noting that they had discretion to reduce any payouts when making their determinations after the performance period.

During fiscal year 2007, it also became apparent that the adjusted cash flow from operations target would not be achieved and management requested that the Compensation Committee reconsider this metric. After the Second Quarter, we lowered the forecast for cash flow from operations from our previous guidance due primarily to lower than expected growth in bookings for the year and to payments related to the fiscal year 2007 restructuring plans. Consistent with a reduction in our forecast for cash flow from operations, the Compensation Committee decided to reduce the year-end target numbers for the adjusted cash flow from operations metric, subject to also reducing the potential payouts by half if the revised targets were achieved. In addition, the amount to be paid under this metric was capped at 150% of target for the last two quarters of the fiscal year — therefore, the maximum payout that an executive could receive for this metric was 75% of their individual target amount. The Compensation Committee believed that this alteration was necessary to retain some incentive value for these awards at a time when management viewed employee retention as critical.

Annual Incentive Program.  Early in fiscal year 2007, the Compensation Committee approved management’s proposed performance measures that were based 90% on financial measures for Executive Vice Presidents and 50% for Senior Vice Presidents. All of the Named Executive Officers are Executive Vice Presidents, except for Mr. Cirabisi who served as the interim Chief Financial Officer during fiscal year 2007 and is currently a Senior Vice President and the Corporate Controller. Senior Vice Presidents had a portion of their annual incentive based on an assessment of individual performance. In each case, 10% of an executive’s annual incentive was also tied to the achievement of certain pre-established customer satisfaction targets which were monitored by an independent third party and intended to measure the likelihood of current customers recommending the Company to others.

The categories of performance measures (and corresponding weight and possible payout ranges) for the fiscal year 2007 annual incentive were as follows:

	Performance Measures for Annual Incentive Program (and Payout Ranges)
	Adjusted
	Cash Flow	Adjusted Net	Customer	Individual
	from Operations*	Income*	Satisfaction	Performance

Named Executive Officers	30%	60%	10%	0%
(except R. Cirabisi) and other Executive Vice Presidents	(payout could range from 0%-150% of target)	(payout could range from 0%-200% of target)	(payout could range from 0%-150% of target)
Robert Cirabisi	25%	25%	10%	40%
(and other Senior Vice Presidents)	(payout could range from 0%-150% of target)	(payout could range from 0%-150% of target)	(payout could range from 0%-150% of target)

*	See discussion above about adjustments and corresponding payouts.

The Compensation Committee always retains discretion to reduce the amount of any payout for any reason. With regard to the Compensation Committee’s past practices in exercising such discretion, the Compensation Committee did not pay any fiscal year 2006 annual incentive to its CEO and many other senior executives due to the Company’s overall performance in that fiscal year.

The Compensation Committee approved the following definitions for the performance measures identified above:

•	“Adjusted Cash Flow from Operations” was defined as our cash flow from operations, as reported in the financial statements, plus or minus any related adjustments reported in our fourth quarter earnings press release for fiscal year 2007, plus any add-back of interest paid resulting from additional debt associated with the share repurchase conducted by the Company during fiscal year 2007.

•	“Adjusted Net Income” was defined as our income (loss) before income taxes (on a tax-effected basis), as reported in our fourth quarter earnings press release for fiscal year 2007, plus add-backs for the following items (on a tax-effected basis):

•	purchased software amortization, intangibles amortization, acquisition in-process research and development, restructuring and other, goodwill impairment, stockholder litigation, and former employee litigation expenses, as reported in the fourth quarter earnings press release for fiscal year 2007; and

•	any interest expense resulting from additional debt associated with the share repurchase conducted by the Company during fiscal year 2007.

The payouts for the annual incentive program using the revised year-end performance targets were:

					Actual
					Payout
					(as % of
	Threshold	Target	Maximum	Actual Results	Target
Performance Measure	Amount**	Amount*	Amounts**	for Fiscal 2007	Amount)

Adjusted Cash Flow from Operations (ACFFO)	$900,000,000	$950,000,000	$1,050,000,000	$1,182,000,000	75%
Adjusted Net Income	$471,000,000	$490,000,000	$542,000,000	$511,000,000	140%
Customer Satisfaction	6.54	At least .22 point increase from 2006	6.92	6.74	50	%***

*	This column represents the objective for payout at 100% of an executive’s target (or 50% for ACFFO, as described above).

**	If the Company achieved results that were below the specified threshold amounts, no payout would be made with respect to that performance measure. If results achieved were at or above the maximum amounts, the executives could receive a payout of up to 150% or 200%, as applicable, of their individual target amounts.

***	For Senior Vice Presidents, the payout was 90% for customer satisfaction measure.

In accordance with the DPA, executive compensation has been tied to the achievement of ethical standards. A failure to complete annual Company-wide ethics training results in a mandatory 10% reduction of an executive’s annual incentive amount. In addition, the Compensation Committee reserved discretion to reduce or eliminate an executive’s annual incentive for any reason. In exercising this discretion, the Compensation Committee considered each executive’s contribution to the establishment and maintenance of high ethical and compliance standards throughout his or her organization and, in general, throughout the Company. In this regard, the Compensation Committee also received a report of a designated management committee, chaired by our Chief Compliance Officer, which assured the Compensation Committee that it knew of no ethical or other misconduct. No reductions were made to any executive’s annual incentive for ethical or other reasons.

In meetings held in May 2007, the Compensation Committee decided to pay out the annual incentives based on the achievement of the previously-established targets without any reductions. The annual incentive amounts paid to the Named Executive Officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives.

Stock Options.  As set forth in the Grants of Plan-Based Awards table below and as described above, early in fiscal year 2007, the Compensation Committee approved the grant of stock options under the fiscal year 2007 LTIP to the Named Executive Officers (and other executive officers) pursuant to the Company’s 2002 Incentive Plan. These options vest in approximately equal installments over a three-year period, beginning on the first anniversary of the grant date.

The Compensation Committee’s general policy regarding options is to grant options on the day it approves the grant, with an exercise price equal to the closing price of the Common Stock on that date. Other than special one-time grants, such as at the time of new hire, the Compensation Committee has generally granted options to its executive officers once a year — under the LTIP — and such grants were generally made at the same time the Compensation Committee approved the LTIP award targets for the fiscal year. These actions generally occur within the first ninety days of the fiscal year. Although the number of options awarded for the fiscal year 2007 LTIP was calculated and approved on June 26, 2006, the Compensation Committee did not grant the options until August 2, 2006 because of a Company-wide blackout, due to the Company’s delay in filing its Annual Report on Form 10-K for fiscal year 2006 and certain other filings. (Please see discussion below in Footnote 1 of the Grants of Plan-Based Awards table for additional details about this grant.)

One-Year Performance Shares.  Under the LTIP program, the award of restricted stock or restricted stock units after the one-year performance period commencing on April 1, 2006 was dependent on the achievement of specified performance targets set at the beginning of fiscal year 2007 by the Compensation Committee. The targets for fiscal year 2007 were (i) ACFFO (as defined above for the annual incentive program) and (ii) revenue growth, each responsible for determining one-half of the payout. “Revenue” was defined as our Company’s reported revenue (on a constant currency basis), and was revised to include revenue from joint ventures reclassified as discontinued operations for fiscal year 2007. As described above, the target amounts for these measures were adjusted mid-year.

The payout percentages for the one-year performance shares were as follows:

					Actual
				Actual Results	Payout
				for FY 2007	(as % of
	Threshold		Maximum	(Under LTIP	Target
Performance Measure	Amount**	Target*	Amounts**	Definitions)	Amount)

Adjusted Cash Flow from Operations (50% of award)	$900,000,000	$950,000,000	$1,050,000,000	$1,182,000,000	75%
Revenue (50% of award)	$3,850,000,000	$3,900,000,000	$4,000,000,000	$3,888,000,000	91%

*	This column represents the objective for payout at 100% of an executive’s target (or 50% for ACFFO, as described above).

**	If we achieved results that were below threshold amounts, no payout would be made with respect to that component. If results achieved were at or above the maximum amounts specified, the executives could receive a payout of up to 150% or 200% of target, as applicable.

Similar to the process described above for the annual incentive, the Compensation Committee reserved discretion to reduce or eliminate an executive’s award for any reason, including ethics-related issues. In the past, the Compensation Committee exercised its discretion to pay out this component of LTIP for fiscal year 2006 at a level that was below the level achieved when applying the pre-established formula. Due to, among other things, unanticipated adjustments from acquisitions made during the year and to our overall performance in that year, the Compensation Committee thought it was appropriate to exercise that discretion and reduce the payout to a level below the formulaic outcome.

Based on the actual results for fiscal year 2007 and after consideration of any ethical, compliance and other concerns, we granted the number of restricted shares or units determined by applying the actual results to the targets previously approved by the Compensation Committee. These grants were made in fiscal year 2008 after we publicly announced our earnings for fiscal year 2007. We view these awards to be an integral part of fiscal year 2007 compensation, although they are not reported in the SEC-prescribed tables below since the grants occurred in fiscal year 2008. Accordingly, the table below reflects the total number of restricted shares granted to the Named Executive Officers under this LTIP component in May and June 2007.

Approximately the first third of the grant vested on the grant date, and the remaining two-thirds will vest in approximately equal installments on the first two anniversaries of the grant, subject to continued employment.

Restricted Stock Grants
(Under One-Year
Performance Share
Named Executive Officer	Component of LTIP)

John Swainson	65,557
Nancy Cooper	19,666
Robert Davis	n/a
Robert Cirabisi	9,734
Michael Christenson	32,778
Russell Artzt	32,778
Kenneth Handal	26,223

Three-Year Performance Shares.  The three-year performance share targets are reflected in the “Estimated Possible Payouts under Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table below.

The targets for this three-year cycle are based on (i) average three-year adjusted net income growth and (ii) average three-year return on invested capital, each responsible for determining one-half of the payout under the award.

Payouts could range from 0-200% of the target for the participants in this component of LTIP. Since the performance period ends after fiscal year 2009, the results are not yet available and no payout has yet occurred. The financial objectives reflected our internal, confidential business plan at the time the awards were established. We believe that the disclosure of these objectives and targets could result in competitive harm, particularly since disclosure may provide insight to our competitors about our capital allocation strategy and cash flow and income objectives. We believe that the objectives for this component of the LTIP are challenging, but achievable. The Compensation Committee reserved discretion to reduce the amount of any award if it determines that such action is appropriate at the end of the performance period.

“Average Three-year Adjusted Net Income” is defined as it is for the annual incentive program, except that the calculation is based on the average of fiscal years 2007-2009. “Average Three Year Return on Invested Capital” is defined as the average return on invested capital for fiscal years 2007 through 2009. “Return on invested capital” is defined as ACFFO (as defined above) plus after-tax interest expense, the sum of which is divided by average stockholders’ equity and total debt, for the five preceding quarters.

If an executive’s employment is terminated prior to the end of the performance period for this LTIP component, the executive is generally not eligible for any portion of the award. If employment is terminated due to disability or by us without cause, an executive may be eligible for a pro-rated portion of the award after the performance period, in accordance with the terms of the program. All determinations are at the Compensation Committee’s discretion. In the event of death, the executive’s estate would receive a pro-rated portion of the target award (based on the portion of the period completed through the date of death).

Other Important Compensation Policies Affecting Named Executive Officers

Policy on Adjustments or Recovery of Compensation.  In April 2007, the Compensation Committee approved a compensation recovery policy in the event of a substantial restatement of our financial statements that is a direct result of the intentional misconduct or fraud of an executive officer or other senior executive. Under this policy, the Compensation Committee could, in its discretion, direct that we recover all or a portion of any award made to any executive officer or other senior executive who engaged in such intentional misconduct and/or fraud for any fiscal year that is negatively affected by such restatement. The amount the Compensation Committee can seek to recover is the amount by which the affected award exceeds the amounts that would have been payable to such person had the financial statements been initially filed as restated, or any greater or lesser amount (but not greater than the entire affected awards in the given period). The Compensation Committee will determine how we will recover this compensation, including by seeking repayment, reduction of any potential future payments and/or an adjustment of what otherwise might have been a future increase in compensation or a compensatory grant.

Tax Deductibility of Incentive Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the CEO and to the other highest-paid executive officers unless this compensation qualifies as “performance-based”. For purposes of Section 162(m), compensation derived from the exercise of stock options generally qualifies as “performance-based”. In addition, we generally intend that incentive compensation paid in cash or in the form of restricted stock or restricted stock units or performance shares, qualify as performance-based. However, the Compensation Committee is not precluded from approving or revising annual, long-term or other compensation arrangements in a manner that does not qualify the compensation for tax deductibility under Section 162(m). As discussed above, the Compensation Committee considered the issue of tax deductibility in the adjustments made to the targets in the annual and long-term incentives and determined that the adjustments were necessary to retain some incentive value for these awards at a time when management viewed employee retention as critical to the future success of the Company.

Share Ownership Guidelines.  Under our share ownership guidelines, the CEO is expected to accumulate and retain Common Stock valued at four times his base salary and other executives stock valued from three to one times their annual salary, depending on rank and responsibilities. The multiple for the Chief Operating

Officer, Michael Christenson, is three times base salary, and the multiple for other executives who report to the CEO or the Chief Operating Officer is two times their respective salaries. This year, the Compensation Committee extended the stock ownership guidelines to apply to the Senior Vice Presidents who are expected to accumulate and retain Common Stock valued at one times their base salary. The executives are generally allowed a three-year period to accumulate these shares.

Employment Agreements; Deferred Compensation Arrangements; and Change in Control Arrangements. Although historically we did not have employment agreements with our executives, due to the high turnover in executive management and the challenges faced by the Company over the last several years, the use of employment agreements became necessary to recruit and retain executives. As a result, many of the current executive officers, including most of the Named Executive Officers, have employment agreements with the Company. Recently, we have moved towards a more standardized employment agreement, with certain variations to deal with specific circumstances. The standardized agreement generally provides for severance upon a termination without cause or a resignation for good reason (as defined in the contracts) equal to one times base salary, although this can vary depending on specific circumstances. The details of the contracts with each of our Named Executive Officers are provided below under “Compensation and Other Information Concerning Executive Officers — Change in Control Arrangements; Employment Agreements; Severance Arrangements; Deferred Compensation Arrangements; 401(k) Supplemental Plans”.

We also maintain an Executive Deferred Compensation Plan, under which our executive officers are eligible to defer a portion of their annual incentive. In addition, at the time of hire of the CEO and Chief Financial Officer, we credited certain amounts to deferred compensation accounts for the benefit of these executives to make up for retirement and other benefits that were being left behind with their prior employers. In addition, we adopted the Change in Control Severance Policy to help recruit executives and to help maintain continuity of management in the event of a change in control. The Board has broad latitude to amend this policy and to add or remove executives as participants under the policy, as it deems appropriate. Details about these deferred compensation and change in control arrangements are provided below under “Compensation and Other Information Concerning Executive Officers — Change in Control Arrangements; Employment Agreements; Severance Arrangements; Deferred Compensation Arrangements; 401(k) Supplemental Plans”.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table includes information concerning compensation paid to or earned by our Named Executive Officers for the fiscal year ended March 31, 2007.

Summary Compensation Table

										Total
				Stock Awards		Option Awards				(Includes
				(Includes		(Includes		Non-Equity		Amortization of
				Amortization of		Amortization of		Incentive Plan	All Other	Prior Year Stock
Name and Principal	Fiscal	Salary	Bonus	Prior Year Stock		Prior Year Option		Compensation	Compensation	and Option
Position	Year	($)	($)(2)	Awards) ($)(3)		Awards) ($)(4)		($)(5)	($)(6)	Awards) ($)

John Swainson	2007	1,000,000	0	2,598,194		3,244,409		1,393,750	250,263	8,486,616
(President and Chief Executive Officer)
Nancy Cooper	2007	314,394	250,000	593,699		135,387		557,500	548,938	2,399,918
(Executive Vice President
and Chief Financial Officer)(1)
Robert Davis	2007	173,011	0	148,412	(7)	54,599	(7)	0	654,340	1,030,362	(7)
(Former Chief Financial Officer)(1)
Robert Cirabisi	2007	337,500	25,000	301,349		140,076		256,875	22,250	1,083,050
(Interim Chief Financial Officer; Senior Vice President and Corporate Controller)(1)
Michael Christenson	2007	618,750	0	1,026,772		611,913		724,750	28,093	3,010,278
(Executive Vice President and Chief Operating Officer)
Russell Artzt	2007	750,000	0	1,889,001		2,134,018		780,500	47,250	5,600,769
(Executive Vice President, Products)(8)
Kenneth Handal	2007	500,000	0	879,298		1,175,225		669,000	80,400	3,303,923
(Executive Vice President, Global Risk & Compliance, and Corporate Secretary)

(1)	Mr. Davis’ employment terminated on July 31, 2006. Mr. Cirabisi served as interim Chief Financial Officer from the time Mr. Davis ceased serving as Chief Financial Officer until August 15, 2006, when Ms. Cooper’s appointment as Chief Financial Officer became effective. Mr. Cirabisi continues to serve as our Corporate Controller and principal accounting officer.

(2)	The $250,000 bonus for Ms. Cooper represents her sign-on bonus at the time she commenced employment, as provided in her employment agreement. Ms. Cooper is required to repay this bonus if her employment is terminated for ‘cause’ or she resigns without ‘good reason’ (as defined in her employment agreement) during her first year of employment. Mr. Cirabisi also received a one-time $25,000 bonus for his service as interim Chief Financial Officer.

(3)	As required by SEC rules adopted in December 2006, this column includes amounts we expensed during fiscal year 2007 under FAS 123(R) for all outstanding restricted stock, restricted stock units and performance shares, including for grants made prior to fiscal year 2007. These award fair values have been determined based on the assumptions set forth in Note 10, “Stock Plans”, in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (the “Form 10-K”). Additional information about the awards reflected in this column is set forth in the notes to the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables below.

(4)	This column represents the amount we expensed during fiscal year 2007 under FAS 123(R) for outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in fiscal year 2007. These award fair values have been determined based on the assumptions set forth in Note 10, “Stock Plans”, in the Notes to the Consolidated Financial Statements in the Form 10-K. These amounts include grants of options that were previously disclosed as compensation in past proxy statements for those of our current Named Executive Officers who were named executive officers in those proxy statements. These amounts are also included in the ‘Total” column.

(5)	The amounts in this column represent the cash bonuses described under “Compensation Discussion and Analysis — Determination of Fiscal Year 2007 Compensation — Elements of Compensation — Annual Incentive” above. These annual cash bonus amounts were paid in fiscal year 2008 for performance in fiscal year 2007. We also accrued these amounts for financial reporting purposes in fiscal year 2007. The receipt of these awards may be deferred at the election of the recipient under our Executive Deferred Compensation Plan. Mr. Swainson deferred a portion of his bonus, which is described in the Nonqualified Deferred Compensation Table below.

(6)	The “All Other Compensation” column includes perquisites and other personal benefits detailed below, as well as contributions we made under our 401(k) plan and related supplemental defined contribution retirement plans:

	Swainson	Cooper	Davis	Cirabisi	Christenson	Artzt	Handal

Personal use of car/driver; car/driver allowance	3,380	94	149	0	7,593	0	60,000
Personal Aircraft use	143,203	0	0	0	0	0	0
Gross-up for Aircraft use	20,434	0	0	0	0	0	0
Relocation/Housing	38,978	23,473	90,210	0	0	0	0
Gross-up for Relocation/Housing	19,518	16,246	0	0	0	0	0
Executive Health Exam	2,500	0	0	0	0	0	0
Contributions by Company to Defined Contribution Plans and Deferred Compensation Plans	22,250	500,000	2,750	22,250	20,500	22,250	20,050
Matching Charitable Contribution	0	0	0	0	0	25,000	350
Payment of Legal Fees/Severance	0	9,125	561,231	0	0	0	0

In order to help maintain the confidentiality of business matters when outside of the office, certain Named Executive Officers had use of a company car and driver in fiscal year 2007. The amounts reflected in the table represent the incremental cost related to the executives’ personal use. In accordance with his employment agreement, Mr. Handal receives a $5,000 stipend per month to assist with his transportation to and from our offices.

In addition, Mr. Swainson used the corporate aircraft and helicopter for personal use in fiscal year 2007 in accordance with our Aircraft Use Policy. The aircraft policy requires Mr. Swainson to use the corporate aircraft and helicopter for personal use for security reasons and other executives may use them for personal purposes only with the permission of the appropriate executive officer. We determined the value of such use for Mr. Swainson based on the incremental cost to us was $85,660, plus additional charges for family members was $57,543, for a total value of $143,203. Although we believe there is no incremental cost for use by family members who travel with an executive, for purposes of this table, we assume and reflect charges comparable to first-class airfare (or in the case of helicopter use, charter fares) for family members. This incremental cost valuation of aircraft use is different from the standard industry fare level (SIFL) valuation used to impute income to the executives for tax purposes. The amount imputed as income to Mr. Swainson was grossed-up for taxes in the amount of $20,434 in fiscal year 2007. The incremental cost is based on the “direct operating cost” as calculated by a third party provider, based on a number of variables, including fuel, fuel additives, maintenance, labor, parts and landing and parking fees.

To the extent relocation and housing expenses (including assistance to sell a primary residence) were treated as perquisites by us and/or imputed as income to the Named Executive Officers in fiscal year 2007, such expenses have been included in this table. The amounts paid to “gross up” the executives for these costs are also reflected in the table.

Mr. Swainson also received an annual health examination in fiscal year 2007 for which we paid the amounts reflected in the table.

As described above in the Compensation Discussion and Analysis, we make a contribution to match the contributions made by employees to our tax-qualified 401(k) plan (subject to certain limits in the plan and the applicable tax rules). To the extent there are tax-imposed limits on the contributions that can be made by us under the tax-qualified plan, we can make such contributions on behalf of the Named Executive Officers to two supplemental plans (described below) on the same basis we make contributions to all eligible participants. Except for the amount reflected for Ms. Cooper, the amount of the contributions made by us to these plans is reflected in the table above. We can also make an annual discretionary contribution to eligible participants in the tax-qualified plan. Generally, this contribution is made after the fiscal year to which it relates. No contribution was made in fiscal year 2007 for the fiscal year 2006 period. In fiscal year 2008, we did approve a contribution with respect to fiscal year 2007 and those amounts are reflected in the table above. With respect to Ms. Cooper, the $500,000 contribution reflected in the table represents the amount we credited to a deferred compensation account for Ms. Cooper pursuant to her employment agreement. This account compensated Ms. Cooper for certain retirement benefits that Ms. Cooper was forfeiting with her prior employer and vests on August 15, 2007. See the Nonqualified Deferred Compensation table below for additional details.

Under our current charitable matching contribution program, we agreed to match up to $25,000 of employee contributions in fiscal year 2007 for all employees. The amount shown represents the Company match on charitable contributions made by the Named Executive Officers in fiscal year 2007. Due to processing delays, executive contributions made under prior charitable contribution programs in prior fiscal years were matched in fiscal year 2007 ($319,111, $48,000 and $36,866 for Messrs. Artzt, Christenson and Handal, respectively).

The legal fees reflected in the table reflect a payment to Ms. Cooper associated with the negotiation of her employment agreement at the time she commenced employment. Mr. Davis also received severance of $561,231 at the time of termination in exchange for a general release and waiver of claims.

(7)	Reflects amounts expensed in fiscal year 2007 for Mr. Davis and does not include expense for awards that were forfeited in connection with his termination of employment (which amounts have not been previously disclosed).

(8)	Mr. Artzt held this position during fiscal year 2007. In June 2007, he was elected to the position of Vice Chairman and Founder.

The following table provides additional information about stock and option awards and equity incentive plan awards granted to our Named Executive Officers during the fiscal year ended March 31, 2007. The compensation plans under which the grants in the following table were made are described in the Compensation Discussion and Analysis section above.

Grants of Plan-Based Awards

											All Other	All Other
											Stock	Option	Exercise	Grant Date
					Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:	Price or	Fair Value of
					Under Non-Equity Incentive			under Equity Incentive			Number of	Number of	Base Price	Stock and
					Plan Awards			Plan Awards			Shares of	Securities	of Option	Option
			Approval		Threshold		Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Grant Date		Date		($)	Target ($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/sh)	($)(7)

John Swainson	8/2/2006	(1)	7/28/2006	(1)								239,348	21.77	1,990,705
	6/7/2006	(2)									45,375			992,805
	6/26/2006	(3)						0	78,985	157,970				1,646,837
	6/26/2006	(4)						0	81,378	162,756				1,673,132
	6/26/2006	(10)			0	1,250,000	2,437,500
Nancy Cooper	8/15/2006	(5)	7/28/2006	(5)								71,804	23.24	637,447
	8/15/2006	(6)	7/28/2006	(6)							50,000			1,162,000
	8/15/2006	(3)						0	23,695	47,390				546,881
	8/15/2006	(4)						0	24,413	48,826				556,616
	8/15/2006	(10)			0	500,000	975,000
Robert Davis(11)	6/7/2006	(2)									19,950			436,506
Robert Cirabisi	8/2/2006	(1)	7/28/2006	(1)								15,231	21.77	126,679
	8/2/2006	(8)	7/28/2006	(8)							26,184			570,026
	12/8/2006	(9)										4,500	27.00	1,038
	6/26/2006	(3)						0	11,728	17,592				244,529
	6/26/2006	(10)			0	250,000	375,000
Michael Christenson	8/2/2006	(1)	7/28/2006	(1)								119,674	21.77	995,353
	6/7/2006	(2)									19,950			436,506
	6/26/2006	(3)						0	39,492	78,984				823,408
	6/26/2006	(4)						0	40,689	81,378				836,566
	6/26/2006	(10)			0	650,000	1,267,500
Russell Artzt	8/2/2006	(1)	7/28/2006	(1)								119,674	21.77	995,353
	6/7/2006	(2)									27,225			595,683
	6/26/2006	(3)						0	39,492	78,984				823,408
	6/26/2006	(4)						0	40,689	81,378				836,566
	6/26/2006	(10)			0	700,000	1,365,000
Kenneth Handal	8/2/2006	(1)	7/28/2006	(1)								95,739	21.77	796,280
	6/7/2006	(2)									18,150			397,122
	6/26/2006	(3)						0	31,594	63,188				658,735
	6/26/2006	(4)						0	32,551	65,102				669,249
	6/26/2006	(10)			0	600,000	1,170,000

(1)	The amounts in this row represent options granted under the fiscal year 2007 LTIP. Although the number of options awarded for the fiscal year 2007 LTIP was calculated on June 26, 2006, the Compensation Committee did not grant the options at that time because of a Company-wide blackout, due to our delay in filing our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and certain other filings. The Compensation Committee met again on July 28, 2006, while the blackout was still in effect, but approved the grant of the options to be made the second business day after the blackout was lifted (anticipated to be August 2, 2006) at an exercise price equal to the higher of the closing price of our stock on the grant date or the closing price of our stock on June 26, 2006 ($21.00, which was the date that the options would have been granted but for the blackout). The higher price was the closing price of our common stock on August 2, 2006, the date of grant (which was also higher than the closing price on the July 28, 2006 approval date). These options vest in approximately equal installments on the first three anniversaries of the grant date.

(2)	The amounts in this row represent the entire stock award granted on June 7, 2006 under the one-year performance component of the fiscal year 2006 LTIP. The grants were made in fiscal year 2007, after the one-year fiscal year 2006 performance period ended. Because this grant was considered integral and related to fiscal year 2006 compensation, it was also disclosed in our 2006 Proxy Statement (in the Bonus and Restricted Stock Awards Columns of the Summary Compensation Table). Approximately 1/3 of this award was paid in shares immediately upon grant and the remaining 2/3 will vest in approximately equal annual installments on each of June 7, 2007 and June 7, 2008, subject to continued employment. We do not consider this grant to be made as part of compensation for fiscal year 2007.

(3)	The amounts in this row represent the one-year performance targets set under the fiscal year 2007 LTIP by the Compensation Committee in June 2006 (except for Ms. Cooper, whose targets were effective on the first day of her employment), as described above in the Compensation Discussion and Analysis, and the amount reported in the last column represents the fair value for financial reporting purposes as of the date the targets were initially determined (used to expense the underlying shares) for purposes of FAS 123(R). As part of the long-term incentive program for fiscal year 2007 and executive compensation for 2007, participants were eligible to receive restricted shares after the completion of a one-year performance period beginning on April 1, 2006. The grants of the restricted shares were made by the Compensation Committee in fiscal year 2008 and are not reflected in this table, but will be reflected as grants in next year’s Proxy Statement tables. The actual grants approved by the Compensation Committee in fiscal year 2008 (and their Grant Date Fair Value) were as follows: Mr. Swainson: 65,557/$1,672,359; Ms. Cooper: 19,666/$521,739; Mr. Cirabisi: 9,734/$258,243; Mr. Christenson: 32,778/$869,600; Mr. Artzt: 32,778/$869,600; and Mr. Handal: 26,223/$695,696.

(4)	The amounts in this row represent the three-year performance targets set under fiscal year 2007 LTIP by the Compensation Committee in June 2006 (except for Ms. Cooper, whose targets were effective on the first day of her employment), as described above in the Compensation Discussion and Analysis, and the amount reported in the last column represents the fair value for financial reporting purposes as of the date the targets were determined (used to expense the underlying shares) for purposes of FAS 123(R). As part of the long-term incentive program for fiscal year 2007, participants are eligible to receive unrestricted shares after the completion of a three-year performance period that began on April 1, 2006 and ends on March 31, 2009. As the performance period has not ended, no shares have been granted to date.

(5)	This grant represents options awarded to Ms. Cooper under the fiscal year 2007 LTIP, as of the first date of her employment, August 15, 2006. This award vests in approximately equal installments over the first three anniversaries of the grant date. The Compensation Committee approved her employment agreement and compensation package at a meeting held on July 28, 2006, including the grants of options and equity under the LTIP, to be made on her first date of employment (August 15, 2006). The price of our stock was higher on the date of grant (which was the exercise price used) than on the date of approval of the grant.

(6)	This grant represents a sign-on restricted stock grant made at the time of Ms. Cooper’s hire. This award vests in approximately equal installments over the first three anniversaries of the grant date. The Compensation Committee approved her employment agreement and compensation package, including certain grants to be made on her first date of employment (August 15, 2006), at a meeting held on July 28, 2006.

(7)	The amounts shown in this column represent the fair value of the awards in accordance with FAS 123(R). See Note 10, “Stock Plans”, in the Notes to the Consolidated Financial Statements in the Form 10-K for an explanation of the methodology and assumptions used in the FAS 123(R) valuation.

(8)	A special restricted stock grant was made to Mr. Cirabisi for his service as interim Chief Financial Officer. As described in footnote (1) above for the options granted under the fiscal year 2007 LTIP, the Compensation Committee met on July 28, 2006, but could not make any grants during the Company-imposed blackout and the grants were approved for the second day following the end of the blackout, which was August 2, 2006. This grant vests in approximately equal installments on the first three anniversaries of the grant date.

(9)	In connection with our restatement for fiscal year 2006, we announced that, due to the delay in communication of certain grants approved prior to fiscal year 2002, the measurement date for such grants for accounting purposes was the date of communication and not the date the grants were approved. One of the grants impacted by this restatement was a grant approved on July 20, 2000, with an exercise price of $27.00, under our 1991 Incentive Plan.

New Section 409A of the Internal Revenue Code provides that options granted with a below-market exercise price, to the extent not vested as of December 31, 2004, may be subject to regular income tax, as well as an additional tax and other penalties before (and regardless of whether) they are exercised. The July 20, 2000 options were considered to have been granted with a below-market exercise price because the fair market value on the new measurement date was determined to be $37.50, which was $10.50 more than the exercise price. The last installment (covering 30% of the grant) — which vested on July 20, 2005 — would be subject to Section 409A for option holders who were U.S. taxpayers in calendar year 2005. Therefore, we provided the affected option holders an opportunity to participate in a special option exchange program with respect to the last vesting installment of the July 20, 2000 options, so as not to be impacted by the unintended adverse tax consequences under Section 409A. Mr. Cirabisi chose to participate in the exchange program and agreed to forfeit the last installment of his July 20, 2000 grants in exchange for new options (for the same number of shares) which were granted on December 8, 2006 under our 2002 Incentive Plan. The exercise price of the new options was to be the higher of the closing price of our common stock on the date of grant or $27.00, the original exercise price of the July 20, 2000 options. Since the closing price of the Common Stock was less than $27.00 on December 8, 2006, the exercise price of the new options is $27.00. These new options vested on June 8, 2007 and the incremental expense taken for this grant is reflected in the last column of this table.

(10)	The amounts in this row represent the threshold, target and maximum payout under the annual non-equity incentive program for fiscal year 2007. Payout of this bonus was made in cash in fiscal year 2008 and is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and is discussed in the Compensation Discussion and Analysis above.

(11)	The grant for Mr. Davis reflects payout in restricted shares of the one-year component of the fiscal year 2006 LTIP while he was still employed. The portion that was unvested at the time of termination of employment (approximately 2/3 of the award) was forfeited.

The following table sets forth certain information with respect to our outstanding equity awards at March 31, 2007 with respect to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive Plan		Equity
									Awards;		Incentive Plan
	Number of					Aggregate			Number of		Awards; Market or
	Securities	Number of				Number of		Market Value	Unearned		Payout Value of
	Underlying	Securities				Shares or		of Unvested	Shares, Units		Unearned Shares,
	Unexercised	Underlying				Units of		Shares or Units	or Other		Units or
	Options	Unexercised		Option	Option	Stock Held		of Stock Held	Rights		Other Rights
	(Exercisable)	Options		Exercise	Expiration	That Have		That Have Not	That Have Not		That Have
Name	(#)(1)	(UnExercisable) (#)(1)		Price(1)	Date(1)	Not Vested (#)(1)		Vested ($)(6)	Vested (#)		Not Vested ($)(6)
John Swainson	234,500	115,500		30.11	11/22/2014	33,333		863,658	78,985	(2)	2,046,501
	58,038	112,662		28.98	5/20/2015	29,947	(3)	775,927	64,200	(4)	1,663,422
	0	239,348		21.77	8/02/2016	100,000	(7)	2,591,000	81,378	(5)	2,108,504
Nancy Cooper	0	71,804		23.24	8/15/2016	50,000		1,295,500	23,695	(2)	613,937
									24,413	(5)	632,541
Robert Davis	0	0		n/a	n/a	0		n/a	0		n/a
Robert Cirabisi	11,600	0		21.89	3/28/2012	2,006		51,975	11,728	(2)	303,872
	12,000	0		13.83	3/28/2013	26,184		678,427
	20,000	0		27.32	2/12/2014	2,139		55,421
	1,775	3,442		27.26	4/01/2015
	2,590	0		27.00	7/20/2010
	7,910	0		27.00	7/20/2010
	0	4,500	(9)	27.00	7/20/2010
	0	15,231		21.77	8/02/2016
Michael Christenson	25,534	49,566		28.98	5/20/2015	4,666		120,896	39,492	(2)	1,023,238
	0	119,674		21.77	8/02/2016	13,167	(3)	341,157	28,300	(4)	733,253
									40,689	(5)	1,054,252
Russell Artzt	250,000	0		13.83	3/28/2013	45,058		1,167,453	39,492	(2)	1,023,238
	80,700	0		26.86	3/31/2014	17,968	(3)	465,551	38,500	(4)	997,535
	250,000	0		51.69	7/21/2009				40,689	(5)	1,054,252
	255,000	0		21.89	6/21/2012
	80,700	0		31.50	3/31/2014
	22,980	44,608		27.23	4/11/2015
	22,980	44,608		32.80	4/11/2015
	34,816	67,584		28.98	5/20/2015
	0	119,674		21.77	8/02/2016

	Option Awards					Stock Awards
									Equity
									Incentive Plan		Equity
									Awards;		Incentive Plan
	Number of					Aggregate			Number of		Awards; Market or
	Securities		Number of			Number of		Market Value	Unearned		Payout Value of
	Underlying		Securities			Shares or		of Unvested	Shares, Units		Unearned Shares,
	Unexercised		Underlying			Units of		Shares or Units	or Other		Units or
	Options		Unexercised	Option	Option	Stock Held		of Stock Held	Rights		Other Rights
	(Exercisable)		Options	Exercise	Expiration	That Have		That Have Not	That Have Not		That Have
Name	(#)(1)		(UnExercisable) (#)(1)	Price(1)	Date(1)	Not Vested (#)(1)		Vested ($)(6)	Vested (#)		Not Vested ($)(6)
Kenneth Handal	36,850		18,150	25.57	7/12/2014	3,333		86,358	31,594	(2)	818,601
	48,356	(8)	24,177	27.23	4/11/2015	2,300	(8)	59,593	25,700	(4)	665,887
	4,602	(8)	2,300	32.80	4/11/2015	11,979	(3)	310,376	32,551	(5)	843,396
	23,222		45,078	28.98	5/20/2015
	0		95,739	21.77	8/02/2016

(1)	All options were granted under one of our stockholder-approved incentive plans.

The option and restricted stock grants listed in the table above became exercisable in approximately equal installments on each of the first three anniversaries of the applicable grant date, unless otherwise identified in a related footnote or in the table below. Except as described in footnote (9) to this table, all option grants expire 10 years from the date of the grant.

Options Expiring	Vesting and Exercise Schedule

7/20/2010	Option vests with respect to approximately 14%, 21%, 29% and 36% on each of the first four anniversaries of the grant date, respectively.
7/21/2009	Option vests with respect to 10%, 15%, 20%, 25% and 30% on each of the first five anniversaries of the grant date, respectively.

(2)	Represents number of shares that may be granted under the one-year performance share component of the fiscal year 2007 LTIP if target levels were achieved. As described in footnote (3) of the Grants of Plan-Based Awards table above, the grant of shares under this component occurred in fiscal year 2008 and is not reported as a grant in the tables of this Proxy Statement (although the number of shares actually granted and their fair value are disclosed in that footnote). Unvested shares relating to this grant will be reflected in next year’s tables.

(3)	Represents the unvested portion (2/3) of the stock award granted on June 7, 2006 with respect to the one-year performance share component of the fiscal year 2006 LTIP. (See also footnote (2) of Grants of Plan-Based Awards table above.)

(4)	Represents number of shares that may be granted under the three-year performance share component of the fiscal year 2006 LTIP if target levels were achieved. No shares have been granted under this award to date and the number of shares granted, if any, will depend on performance and the Compensation Committee’s discretion. Payouts can range from 0-200% of the target amount.

(5)	Represents number of shares that may be granted under the three-year performance share component of the fiscal year 2007 LTIP if target levels were achieved. No shares have been granted under this award to date and the number of shares granted, if any, will depend on performance and the Compensation Committee’s discretion. Payouts can range from 0-200% of the target amount.

(6)	Represents the market value of the stock awards or target number of performance shares (as applicable) set forth in the preceding column, based on the closing price of the Common Stock on March 31, 2007.

(7)	Represents a sign-on grant of 100,000 restricted stock units granted to Mr. Swainson at the commencement of his employment. These restricted stock units will vest and be paid out in shares on the six month anniversary of the termination of his employment.

(8)	Grant made with respect to fiscal year 2005 which vests in approximately three equal installments on each of the grant date and the first two anniversaries of the grant date.

(9)	This grant represents the new option granted on December 8, 2006, as described in footnote (9) of the Grants of Plan-Based Awards table. This option vested on June 8, 2007 and expires on July 20, 2010.

The following table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock award vesting during fiscal year 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on		Value Realized on
Name	Exercise(1)	Exercise(2)	Vesting (#)		Vesting ($)

John Swainson	0	0	15,428	(3)	337,565	(3)
			33,333	(10)	737,993	(10)
Nancy Cooper	0	0	0		0
Robert Davis	0	0	6,783	(3)	148,412	(3)
Robert Cirabisi	0	0	2,007	(4)	47,907	(4)
			1,070	(5)	29,115	(5)
Michael Christenson	0	0	4,667	(6)	125,262	(6)
			6,783	(3)	148,412	(3)
Russell Artzt	0	0	26,900	(9)	696,979	(9)
			22,530	(7)	595,468	(7)
			9,257	(3)	202,543	(3)
Kenneth Handal	0	0	2,301	(7)	60,815	(7)
			3,333	(8)	66,693	(8)
			6,171	(3)	135,021	(3)

(1)	Total number of shares underlying options exercised.

(2)	Since no options were exercised, there is no realized value to report in this column.

(3)	Represents the first 1/3 of the stock awards granted under the component of the fiscal year 2006 LTIP relating to the one-year performance period commencing on April 1, 2005, which was immediately paid out in shares on June 7, 2006 when the closing price of the Common Stock was $21.88.

(4)	Represents a portion of a restricted stock grant that vested on August 18, 2006, when the closing price of the Common Stock was $23.87.

(5)	Represents a portion of a restricted stock grant that vested on April 1, 2006, when the closing price of the Common Stock was $27.21.

(6)	Represents a portion of a restricted stock grant that vested on February 14, 2007, when the closing price of the Common Stock was $26.84.

(7)	Represents a portion of a restricted stock grant that vested on April 11, 2006, when the closing price of the Common Stock was $26.43.

(8)	Represents a portion of a restricted stock grant that vested on July 12, 2006, when the closing price of the Common Stock was $20.01.

(9)	Represents a portion of a restricted stock grant that vested on March 31, 2007 when the closing price of the Common Stock was $25.91.

(10)	An award of 100,000 shares of restricted stock was granted to Mr. Swainson at the time of his hire, vesting in approximately three equal annual installments beginning on the first anniversary of the grant date. The amount reflects the portion of the grant that vested on November 22, 2006 when the closing price of the Common Stock was $22.14.

Non-Qualified Deferred Compensation

The following table summarizes our Named Executive Officers’ compensation under our nonqualified supplemental defined contribution plans (supplemental to our 401(k) plan) and executive deferred compensation arrangements.

In addition to the deferred compensation arrangements for Mr. Swainson and Ms. Cooper described in the table below and in the next section under Deferred Compensation Arrangements, we maintain a voluntary Executive Deferred Compensation Plan for certain key employees, including the Named Executive Officers. Executives are entitled to defer between 10-90% of their annual cash bonus and are our general creditors for all amounts payable under the plan. Once income is deferred, participants in the plan have the opportunity to index deferred amounts (on a notional basis) to various investment vehicles available under our 401(k) plan. Mr. Swainson elected to defer 10% of his fiscal year 2007 annual bonus, which was paid after fiscal year 2007 and, therefore, is not reflected as a contribution made during fiscal year 2007 in the table. This deferred amount and any notional earnings will be reflected in next year’s table.

							Aggregate
		Registrant		Aggregate			Balance
	Executive	Contributions in		Earnings		Aggregate	at Last Fiscal
	Contributions in	Last Fiscal Year (5)		in Last Fiscal		Withdrawals/	Year End
Executive	Last Fiscal Year	($)		Year ($)		Distributions	($)(5)

John Swainson	0	0		302,057	(1)	0	3,442,416	(1)
	0	1,750	(4)	88	(4)	0	1,838	(4)
Nancy Cooper	0	500,000	(2)	(71	)(2)	0	499,929	(2)
Robert Davis	0	0		0		0	0
Robert Cirabisi	0	1,750	(4)	333	(4)	0	6,945	(4)
Michael Christenson	0	0		0		0	0
Russell Artzt	0	0		572	(3)	0	11,920	(3)
	0	1,750	(4)	4,872	(4)	0	101,534	(4)
Kenneth Handal	0	1,750	(4)	88	(4)	0	1,838	(4)

(1)	Represents earnings during fiscal year 2007 and balance, as of March 31, 2007, under John Swainson’s Deferred Compensation Plan. The Company had credited $2.835 million to a deferred compensation account for Mr. Swainson in fiscal year 2005, to make up for benefits that Mr. Swainson was forfeiting by leaving his prior employer. A description of this plan and related “rabbi trust” is provided in the following section under the heading Deferred Compensation Arrangements.

(2)	Represents earnings/loss during fiscal year 2007 and balance, as of March 31, 2007, under Ms. Cooper’s deferred compensation account. The Company credited $500,000 to this account in fiscal year 2007 on Ms. Cooper’s behalf, pursuant to Ms. Cooper’s employment agreement, as described in detail in the following section under the heading Deferred Compensation Arrangements.

(3)	Represents earnings during fiscal year 2007 and balance, as of March 31, 2007, under our Excess Benefit Plan (a non-qualified plan, pursuant to which we may make matching or discretionary contributions which are not permitted under our tax-qualified plan because of certain limitations under the Internal Revenue Code). See description below under CA, Inc. Restoration Plan and CA, Inc. Excess Benefit Plan (also referred to as the “401(k) Supplemental Plans”).

(4)	Represents contributions (included in column (6) of Summary Compensation Table above) made in fiscal year 2007 with respect to fiscal year 2006 and earnings during fiscal year 2007 and balance, as of March 31, 2007, under our Benefit Restoration Plan (a non-qualified plan, pursuant to which we may make matching or discretionary contributions which are not permitted under our tax-qualified plan because of certain limitations under the Internal Revenue Code). See description below under CA, Inc. Restoration Plan and CA, Inc. Excess Benefit Plan (also referred to as the “401(k) Supplemental Plans”). Except for Mr. Artzt, only a portion of the amounts shown in the table were vested on March 31, 2007. Upon a change in control, the entire balance vests. The balance includes contributions made by us in prior years which, if required, were generally disclosed in the Summary Compensation Tables of prior years’ Proxy Statements.

(5)	As reflected and described above in footnote (6) of the Summary Compensation Table, we made a discretionary contribution in fiscal year 2008 to the 401(k) (and related supplemental) defined contribution plans in respect of fiscal year 2007 performance and, therefore, such contribution is not reflected in the table above, including in the March 31, 2007 balance. The amounts actually allocated in fiscal year 2008 to these plans were $15,000 for each of Messrs. Swainson, Cirabisi, Christenson, Handal and Artzt.

Change in Control Arrangements; Employment Agreements; Severance Arrangements; Deferred Compensation Arrangements; 401(k) Supplemental Plans

Change in Control Severance Policy

We currently maintain a Change in Control Severance Policy, which was approved by the Board of Directors on October 18, 2004 and covers such senior executives as the Board of Directors may designate from time to time. Currently, fourteen executives are covered by the Policy.

The Policy provides for certain payments and benefits in the event that, following a change in control or potential change in control of the Company, a covered executive’s employment is terminated either without cause by the Company or for good reason by the executive. The amount of the severance payment would range from 1.00 to 2.99 times an executive’s annual base salary and bonus as determined from time to time by the Board of Directors, as specified in Schedules A, B and C to the Policy. John Swainson, Michael Christenson and Nancy Cooper are Schedule A participants in the Policy and, thus, would be entitled, within 10 business days of such termination of employment, to cash severance payments equal to 2.99 times their respective annual base salaries and bonuses. Kenneth Handal as a Schedule B participant would be entitled to a severance payment equal to 2.00 times his base salary and bonus and Russell Artzt, as a Schedule C participant, would be entitled to a severance payment equal to 1.00 times his annual base salary and bonus. Mr. Cirabisi is not a participant in the Policy. The Policy also provides the following additional benefits: (a) pro-rated target bonus payments for the year of termination, (b) a payment equal to the cost of 18 months’ continued health coverage, (c) one year of outplacement services, (d) if applicable, certain relocation expenses, and (e) payments to make the executive whole with respect to excise taxes under certain conditions. To the extent payment under the Policy would give rise to an excess parachute excise tax under the U.S. federal tax rules, the Policy provides that the payment will be reduced to an amount that would not give rise to an excise tax, provided that such reduction will not be more than 10%. If a reduction of greater than 10% would be required such that the payment would not give rise to an excise tax, no reduction will be required and we will gross-up the executive to keep him or her whole.

Under the Policy, a “change in control” would include, among other things, (a) the acquisition of 35% or more of our voting power, (b) a change in a majority of the incumbent members of our Board of Directors, (c) the sale of all or substantially all our assets, (d) the consummation of certain mergers or other business combinations, and (e) stockholder approval of a plan of liquidation or dissolution.

  Employment Agreements

Below are descriptions of the written employment agreements for Messrs. Swainson and Handal and Ms. Cooper. Messrs. Cirabisi and Artzt did not have employment agreements as of March 31, 2007. Mr. Christenson’s employment agreement expired on February 13, 2007 and he entered into a new one as of May 31, 2007.

We also note that each of our employees, including the Named Executive Officers, have signed a confidentiality agreement (that we refer to as our “Employment and Confidentiality Agreement”) which, among other things, generally prohibits the employees from competing and soliciting employees and customers from the Company for one year following a termination of employment.

  John Swainson (President and Chief Executive Officer)

John Swainson was named our President and Chief Executive Officer-elect in November 2004, and was subsequently named Chief Executive Officer in February 2005. Under his employment agreement, Mr. Swainson received (i) an initial stock option grant for 350,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant and a ten-year term, vesting approximately one-third per year beginning one year after the date of grant; (ii) an initial restricted stock grant of 100,000 shares of Common Stock vesting approximately one-third per year beginning one year after the date of grant; (iii) a cash signing bonus of $2,500,000; and (iv) restricted stock units with respect to 100,000 shares of Common Stock, which include dividend equivalents rights on underlying shares based on dividends paid to stockholders and which will be delivered six months after Mr. Swainson’s employment terminates for any reason.

In respect of certain benefits he would have received had he remained employed with IBM, we credited to a deferred compensation account and deposited $2,835,000 into a “rabbi trust” (as described below in this section under Deferred Compensation Arrangements). Under his employment agreement, Mr. Swainson was awarded an initial annual base salary of $1,000,000 (payable in cash) and, for fiscal year 2007, was eligible to receive a target annual cash bonus equal to $1,250,000 and target long-term bonus equal to $5,000,000. Details regarding those programs and payouts to Mr. Swainson are set forth above in the Compensation Discussion and Analysis, the Summary Compensation Table and the Grants of Plan-Based Awards table. He also participates in other employee benefit programs available to our executives. Mr. Swainson is also entitled to reimbursement for any expenses incurred with his relocation and we agreed to provide him with temporary corporate housing. After November, 2006, the value of this housing is imputed as income to Mr. Swainson without any corresponding gross-up for taxes.

Mr. Swainson’s employment agreement has an initial term of five years and is scheduled to expire on November 22, 2009, unless terminated earlier or extended in accordance with its terms. If Mr. Swainson’s employment is terminated by us without “cause” or by Mr. Swainson for “good reason” (as those terms are defined in his agreement) prior to the expiration of the term, he will (i) receive, over a 24-month period, a severance payment equal to two years’ salary and bonus, (ii) receive a lump-sum payment equal to 18 months’ COBRA continuation coverage, and (iii) have accelerated vesting of his outstanding equity awards that would have vested, absent the end of employment, during the 24-month period following termination. If we choose not to extend Mr. Swainson’s agreement at the end of its term, Mr. Swainson will (i) receive a severance payment equal to one year’s salary, (ii) receive a lump-sum payment equal to 12 months’ COBRA continuation coverage, and (iii) have accelerated vesting of his outstanding equity awards that would have vested, absent termination of employment, during the 12-month period following termination. Mr. Swainson is subject to standard non-compete and non-solicitation covenants during, and for the twelve-month period following, his employment with us.

Mr. Swainson has been added as a “Schedule A” participant in our Change in Control Severance Policy; as such, he would be entitled to a severance payment equal to 2.99 times his salary and bonus, and to certain other benefits, in the event of a termination without “cause” or for “good reason” (as those terms are defined in such policy) following a change in control of the Company.

We will also indemnify and hold Mr. Swainson harmless for acts and omissions in connection with Mr. Swainson’s employment to the maximum extent permitted under applicable law.

  Nancy Cooper (Executive Vice President and Current Chief Financial Officer)

On August 1, 2006, we entered into an employment agreement with Ms. Cooper. Under this agreement, Ms. Cooper was designated as our Executive Vice President and Chief Financial Officer, effective on August 15, 2006. The initial term of employment extends until August 31, 2009, and automatically extends for one year after August 31, 2009 unless either we or Ms. Cooper gives at least 60 days’ advance written notice of non-extension.

Under the terms of the employment agreement, Ms. Cooper received a $250,000 sign-on bonus, which she is required to immediately repay to us if she is terminated for “cause” or resigns without “good reason” (all as defined in the employment agreement) at any time during her first year of employment.

Pursuant to the employment agreement, Ms. Cooper’s starting annual base salary was $500,000. In addition, with respect to the fiscal year ending March 31, 2007, Ms. Cooper was eligible to receive a target annual cash bonus of $500,000 and a target long-term bonus of $1,500,000, subject to the terms and conditions of the executive annual bonus and long-term performance programs. Details regarding those programs and payouts to Ms. Cooper are provided above in the Compensation Discussion and Analysis, the Summary Compensation Table and the Grants of Plan-Based Awards table.

Ms. Cooper received a one-time sign-on grant of 50,000 restricted shares at the commencement of her employment. The restrictions on these shares lapse in three approximately equal annual installments starting on the first anniversary of the date of the grant. Additionally, to compensate Ms. Cooper for certain retirement benefits that she was forfeiting with her prior employer, we agreed to notionally credit $500,000 to a deferred compensation account maintained by us for Ms. Cooper’s benefit. See details under Deferred Compensation Arrangements below. Ms. Cooper will vest in this deferred compensation account on the first anniversary of her employment.

Ms. Cooper is eligible to participate in all pension, welfare and benefit plans made available to our other senior employees. She will also be provided with corporate housing in accordance with Company policy for at least 12 months following the start of her employment.

If Ms. Cooper resigns for “good reason” or is terminated by us without “cause”, other than on account of death or “disability” (all as defined in her employment agreement), subject to her execution and delivery of a valid and effective release and waiver, we will pay her a lump sum cash amount equal to her annual base salary.

Additionally, as indicated above, Ms. Cooper was approved as a Schedule A (2.99 times) participant in our Change in Control Severance Policy, effective with the commencement of her employment.

  Michael Christenson (Executive Vice President and Chief Operating Officer)

Under an amended and restated employment agreement with Mr. Christenson, effective February 14, 2005, Mr. Christenson was designated as our Executive Vice President and Chief Operating Officer. This agreement ended on February 13, 2007 and Mr. Christenson entered into a new agreement as of May 31, 2007.

Pursuant to the agreement currently in place, Mr. Christenson’s annual base salary is $800,000. With respect to the fiscal year ending March 31, 2008, Mr. Christenson is also eligible to receive a target annual cash bonus of $800,000, subject to the terms and conditions of our annual performance bonus program. Mr. Christenson is also eligible to receive a target long-term bonus of $2,000,000 for the performance period commencing on April 1, 2007 subject to the terms of the long-term performance bonus program. Mr. Christenson received a restricted stock grant for 140,000 shares, vesting on the second anniversary of the grant date if he remains employed through such date.

If Mr. Christenson resigns for “good reason”, is terminated by us other than for “cause”, other than on account of death or “disability” (all as defined in the amended agreement), subject to Mr. Christenson’s execution and delivery of a release and waiver, we will pay him 12 months of base salary and a pro-rated portion of his target amount under the annual performance bonus program.

Additionally, as indicated above, Mr. Christenson was approved as a Schedule A (2.99 times) participant in our Change in Control Severance Policy.

  Kenneth Handal (Executive Vice President, Global Risk & Compliance, and Corporate Secretary)

Effective as of September 25, 2006, we entered into a new employment agreement with Mr. Handal (which replaced an agreement entered into on July 31, 2006), whereby he remains employed as an Executive

Vice President, Global Risk & Compliance, and Corporate Secretary. This agreement covers Mr. Handal’s employment for the two-year period beginning on August 1, 2006.

Mr. Handal’s annual base salary is $500,000. With respect to the fiscal year ending March 31, 2007, Mr. Handal was also eligible to receive a target annual cash bonus of $600,000 subject to the terms and conditions of our annual performance bonus program. He is also eligible for a target long-term bonus of $2,000,000 for the performance period commencing on April 1, 2006, subject to the terms and conditions of the LTIP. Details regarding those programs and payouts to Mr. Handal are provided above in the Compensation Discussion and Analysis, the Summary Compensation Table and the Grants of Plan-Based Awards table.

Mr. Handal continues to be eligible to participate in all pension, welfare and benefit plans made available to our other senior employees. Additionally, for as long as Mr. Handal resides in New York City, he is provided with a stipend of not less than $5,000 per month for transportation to and from our offices from his residence in the metropolitan New York area.

If Mr. Handal resigns for “good reason” or is terminated by us without “cause”, other than on account of death or “disability” (all as defined in his agreement), subject to his execution and delivery of a valid and effective release and waiver, we will pay him a lump sum cash amount equal to his annual base salary for the remainder of the employment period under the contract.

Additionally, as indicated above, Mr. Handal is a Schedule B (2.00 times) participant in our Change in Control Severance Policy.

  Severance Arrangements

  Robert Davis (Former Executive Vice President and Chief Financial Officer)

Mr. Davis’s last day of employment was July 31, 2006 and, in exchange for executing a general release of claims against us, he received severance equal to one times his annual salary, payment for his accrued vacation and a COBRA assistance payment (intended to assist with the payment of premiums for continued health coverage), consistent with our standard policy. These amounts are disclosed in the “All Other Compensation” column of the Summary Compensation Table.

  Deferred Compensation Arrangements

  Deferred Compensation Plan for John Swainson

On April 29, 2005, we entered into a deferred compensation plan and related trust agreement for the benefit of Mr. Swainson. The plan and trust fulfill our obligation under Mr. Swainson’s employment agreement entered into on November 22, 2004, to provide him with the present value of $2.8 million in respect of certain benefits he would have received had he remained employed with IBM plus interest on such amount since the execution of Mr. Swainson’s employment agreement. Mr. Swainson had an initial deferred compensation account balance of $2,835,000 and is entitled to notionally allocate his account balance among various investment options (generally those options available to our U.S. employees under the tax-qualified 401(k) plan) for the purpose of determining the value of his account. The plan provides for Mr. Swainson to receive in cash the lump sum value of his deferred compensation balance upon the earliest of his death, six months after his “separation from service” or a “change in control” (as each term is defined in the plan document). The trust is in the form of a so-called “rabbi trust” whose assets are subject to the claims of our creditors.

  Executive Deferred Compensation Plan

We offer to senior executives, including the Named Executive Officers, the opportunity to defer a portion of their cash bonus compensation payable under our annual incentive program with respect to a given fiscal year. Among other things, this plan promotes our interests and the interests of our stockholders by encouraging certain key employees to remain in our employ by providing them with a means by which they may request to defer receipt of a portion of their compensation. Compensation that is deferred is credited to a participant’s account, which is indexed to one or more investment options chosen by the participant. The amount credited is adjusted for, among other things, hypothetical investment earnings, expenses and gains or losses to the investment options. The investment options generally track those options available to our U.S. employees under the tax-qualified 401(k) plan.

Pursuant to the employment agreement with Nancy Cooper, described above, we also credited a deferred compensation account established for Ms. Cooper with $500,000, under this Plan, which will vest on August 15, 2007, the first anniversary of her employment. Similar to other accounts maintained under this plan, Ms. Cooper’s account is indexed to one or more investment options chosen by her (generally from those options available to our U.S. employees under the tax-qualified 401(k) plan) for the purpose of determining the value of the account.

In accordance with the terms of the executive deferred compensation plan, a participant receives a lump sum distribution of the value of his or her deferral account after the earliest of death, disability, six months after “separation from service”, a termination in connection with a “change in control” (as each term is defined in the plan document) or a date specified by the participant (generally 5, 10 or 15 years following the deferral). As described above in the Nonqualified Deferred Compensation table, Mr. Swainson elected to defer a portion of his fiscal year 2007 annual bonus, which was not determined or paid until fiscal year 2008.

CA, Inc. Restoration Plan and CA, Inc. Excess Benefit Plan (also referred to as the “401(k) Supplemental Plans”)

The 401(k) Supplemental Plans are unfunded plans that were created for the purposes of benefiting participants in our tax-qualified 401(k) plan who are unable to receive a full allocation of employer contributions due to limitations imposed under the applicable tax rules. Pursuant to each of these plans, we set up an account which is credited with an amount, if any, that would have been credited to the participant’s 401(k) plan account absent such tax limitations. In addition, we credited these accounts with an interest equivalent equal to the amount of interest that would have been earned if the account were invested in the Fidelity Money Market Fund (one of the investment alternatives under the tax-qualified 401(k) plan). The amounts credited to the 401(k) Supplemental Plan accounts vest in accordance with the same schedule that employer contributions vest under the tax-qualified 401(k) plan, except that upon termination of the plan or a change in control of the Company the accounts become fully vested. Following a termination of employment, the vested portion of the accounts are distributed in the form of a lump sum.

  Estimated Payments Upon Termination of Employment or Change in Control

Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to the Named Executive Officers. With regard to Messrs. Swainson, Christenson and Handal and Ms. Cooper, severance in certain situations is provided in their employment agreements. See discussion under the section headed “Employment Agreements” in the “Change in Control Arrangements; Employment Agreements; Severance Arrangements; Deferred Compensation Arrangements; 401(k) Supplemental Plans” section above.

With respect to the other Named Executive Officers who do not have employment agreements, absent any special arrangements approved by the Compensation Committee, these executives would be eligible for severance under our U.S. broad-based discretionary severance policy, which is capped at 52 weeks of salary. For purposes of these executives, we assume payment of severance equal to one times their annual base salary upon a termination that is not for “cause”. The actual amount paid, however, will be at the discretion of the Compensation Committee.

As described above, we maintain a Change in Control Severance Policy which is intended to provide for continuity of management in the event of a change in control and provide that covered executive officers could be entitled to certain severance benefits. In addition, pursuant to the equity incentive plans under which equity-based awards are granted — such as options, restricted stock and restricted stock units — such equity-based awards generally vest upon a change in control. As a condition to receiving a payment under the

Change in Control Severance Policy, an executive must sign a separation and release agreement which, among other things, requires the executive to acknowledge that their Employment and Confidentiality Agreement (described in the previous section under “Employment Agreements”), including with respect to non-competition and non-solicitation provisions, continues to be in full force and effect.

The following table shows potential payments to our Named Executive Officers under existing agreements, plans or arrangements, for various scenarios involving a change in control or termination of employment, assuming a March 31, 2007 termination date and using the closing price of the Common Stock on March 31, 2007 ($25.91).

Estimated Payments In the Event of Termination of Employment
or Following a Change in Control

					Without
					Cause/
					Resignation
					for Good		Certain Terminations
					Reason (per		Following a
	Termination Due		Termination Due to		Employment		Change in
Executive	to Death(1)		Disability(1)		Agreement)(7)		Control(6)

John Swainson	7,748,301	(10)	7,546,264	(10)	6,380,799	(2)	19,406,405
Nancy Cooper	2,312,001		2,288,489		500,000	(3)	7,867,665
Robert Davis	NA		NA		NA		NA
Robert Cirabisi	1,152,753		1,152,753		350,000	(8)	1,502,753	(9)
Michael Christenson	2,820,994		2,727,295		1,300,000	(4)	10,785,535
Russell Artzt	4,168,145		4,054,799		750,000	(8)	6,340,207
Kenneth Handal	2,402,530		2,321,677		708,333	(5)	7,549,014

NA=Not applicable

(1)	Upon termination due to an executive’s death or disability, stock options become immediately exercisable and can be exercised within one year of such death or disability, but not later than the normal expiration date of the option. Restricted stock awards that have not vested immediately vest upon death or disability. This column includes the intrinsic value (that is, the value based upon our stock price, and in the case of options less the exercise price) of equity awards that would become exercisable or vested if the Named Executive Officer had died or become disabled as of March 31, 2007. With regard to the three-year performance component of the LTIP described above, promptly after death, the executive’s estate would receive a pro-rated portion of the target share award based on the portion of the performance cycle that lapsed prior to the death. In the event of a disability, the executive would be eligible to receive a pro-rated number of shares based on the actual results after the end of the performance period based on the portion of the performance cycle that lapsed prior to the disability. For purposes of this calculation, we included the present value of a pro-rated amount of the outstanding performance awards under the fiscal year 2006 and 2007 LTIPs upon a death/disability as of March 31, 2007 based on the target amount.

(2)	As described above, Mr. Swainson is entitled to severance pursuant to his employment agreement if his employment is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement), as follows: (i) cash severance (equal to two times Mr. Swainson’s annual base salary and bonus, payable over 24 months), (ii) the value of COBRA continuation payment for 18 months, and (iii) the value of the acceleration of his equity (i.e., equity that would have vested within the 24-month period following such termination of employment automatically vests). This amount also includes payment of Mr. Swainson’s annual cash bonus at target with respect to fiscal year 2007, payable in a lump sum.

(3)	As described above, Ms. Cooper is entitled to severance pursuant to her employment agreement if her employment is terminated without cause or she resigns for good reason (as each term is defined in her employment agreement). The amount in this column represents the cash severance (equal to one times annual base salary, payable in a lump sum) pursuant to Ms. Cooper’s employment agreement.

(4)	As described above, Mr. Christenson’s employment agreement expired on February 13, 2007. A new agreement was executed as of May 31, 2007. Under either of these agreements, Mr. Christenson would be entitled to severance if his employment was terminated without cause or he resigned for good reason (as each term is defined in his employment agreement) in an amount equal to one times annual base salary and his pro-rated annual bonus. Under the new agreement, this amount would be paid in a lump sum, instead of over a 12-month period (as provided under the prior agreement), which was the only material difference between the old and new agreements with respect to this provision. For purposes of this table, we have assumed that the terms of the prior agreement governed the payouts as of March 31, 2007.

(5)	As described above, Mr. Handal is entitled to severance pursuant to his employment agreement if his employment is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement). The amount in this column includes the cash severance (equal to his annual base salary for the rest of the term of his contract, payable in a lump sum) pursuant to Mr. Handal’s employment agreement.

(6)	Represents cash payment and value of benefits payable upon a termination without cause or resignation for good reason within the two-year period following a change in control, under our Change in Control Severance Policy (described above). Messrs. Swainson and Christenson and Ms. Cooper are entitled to 2.99 times their annual base salaries and bonuses and Mr. Handal and Mr. Artzt are entitled to 2.0 times and 1.0 times, respectively, of their annual base salaries and bonuses. In addition, this calculation includes (i) the payment of the fiscal year 2007 annual incentive, assuming achievement of target levels, payable in a lump sum, (ii) the value of the accelerated vesting of each executive’s equity, (iii) the value of one year of outplacement services, (iv) an amount equal to 18 months’ of COBRA premium payments (paid in a lump sum), and (v) an estimated gross-up amount for Messrs. Swainson, Christenson and Handal and Ms. Cooper (of approximately $4.9 million, $3.4 million, $2.3 million and $2.1 million, respectively) to make them whole with respect to certain excise taxes. With regard to outstanding equity, our 2002 Incentive Plan pursuant to which options and restricted stock are currently granted, provides for the immediate acceleration of such awards upon a change in control. Under our 1991 Stock Incentive Plan, pursuant to which we granted options prior to 2001, options vest upon a termination without cause or resignation for good reason within one-year of a change in control. For purposes of this calculation, we assume that all outstanding equity will vest, including the outstanding performance shares under the outstanding LTIPs (at target) for the portion of the performance period that lapsed prior to March 31, 2007.

(7)	With regard to the three-year performance share component of the fiscal year 2006 or 2007 LTIPs, the Compensation Committee reserves discretion, in the event of a termination without “cause”, to pay a pro-rata portion of any award the executive would have received had he or she remained employed through the payment date. Eligibility and amount would be determined at the conclusion of the applicable performance period. Depending on the achievement of the established performance criteria, the amount payable would range from zero to 200% of the target amount shown in the Estimated Possible Payouts Under Equity Incentive Plan Awards column of the Grants of Plan-Based Awards Table above. See also description of the LTIP and the three-year performance share component in the Compensation Discussion and Analysis. For purposes of this calculation, and based on the Compensation Committee’s historical practice of not granting equity to non-employees, we assume zero payout under this component of the LTIP under this scenario.

(8)	Messrs. Artzt and Cirabisi do not have employment agreements. Absent any special arrangements approved by the Compensation Committee or the Board of Directors, each would be eligible for severance under our U.S. broad-based discretionary severance policy, which is capped at 52 weeks of salary. For purposes of this calculation, we assume payment of severance equal to one times annual base salary. The actual amount paid, however, will be at the discretion of the Compensation Committee.

(9)	Mr. Cirabisi is not a participant in the Change in Control Severance Policy. However, for purposes of this calculation, we assumed a cash severance payment of one times his annual base salary and the value of his outstanding equity (that accelerates upon a change in control) under the terms of the applicable plan.

(10)	This amount also reflects a payment to assist with premiums for post-termination medical coverage for Mr. Swainson or his family pursuant to Mr. Swainson’s employment agreement and Mr. Swainson’s target cash bonus amount for fiscal year 2007 (which had not been paid as of March 31, 2007).

In addition to the payments summarized above, upon any termination of employment (including the scenarios described above, or a termination for cause or resignation without good reason), whether or not in connection with a change in control, the Named Executive Officers would be entitled to the balance of their vested accounts under our tax-qualified 401(k) plan, the Supplemental Plans and the deferred compensation arrangements, in accordance with their terms. Without regard to vesting, the balances of these accounts for the Named Executive Officers as of March 31, 2007 (except for the 401(k) plan) are disclosed in the last column of the Non-Qualified Deferred Compensation table above.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes share and exercise price information about our equity compensation plans as of March 31, 2007. All of our equity compensation plans pursuant to which grants are being made have been approved by our stockholders. The table does not include information regarding the proposed CA, Inc. 2007 Incentive Plan, which is being submitted to stockholders for approval at the 2007 Annual Meeting. If approved by stockholders, the 2007 Incentive Plan will be the only equity compensation plan under which we will issue shares for equity-based awards to executives. We will cease granting new awards under the 2002 Incentive Plan after the 2007 Incentive Plan is approved by stockholders; however, awards already granted under the 2002 Incentive Plan, including awards for which performance targets have been established under that plan, will remain outstanding and be satisfied under the 2002 Incentive Plan. Payment of fees to non-executive directors will continue to be paid under the 2003 Compensation Plan for Non-Employee Directors.

Equity Compensation Plan Information

				Number of Securities
				Remaining Available for
	Number of Securities			Future Issuance Under Equity
	Issuable Upon Exercise of		Weighted Average Exercise	Compensation Plans
	Outstanding Options,		Price of Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights(5)		Warrants and Rights ($)(2)(5)	in the First Column)(5)

Equity compensation plans approved by security holders	23,920,371	(1)	29.00	49,590,485	(3)
Equity compensation plans not approved by security holders	978,159	(4)	22.84	—
Total	24,898,530		28.72	49,590,485	(3)

(1)	Includes all stock options outstanding under the 2001 Stock Option Plan and the 2002 Incentive Plan, all restricted stock units awarded under the 2002 Incentive Plan, all deferred stock units outstanding under compensation plans for non-employee directors and stock units awarded to employees under the 1998 Incentive Award Plan. Although shares were not awarded as of March 31, 2007 for the performance-based targets set under the fiscal year 2006 LTIP and 2007 LTIP programs (see description of LTIP in Compensation Discussion and Analysis section above), we have assumed the following for purposes of this table: with regard to (i) the three-year performance components of the fiscal year 2006 and 2007 LTIPs (for which the performance cycles will end after fiscal years 2008 and 2009, respectively), we have assumed a payout at the maximum level and note that payouts under these arrangements could range from 0-200% of target at the end of the applicable performance cycle, depending on performance; and (ii) with regard to the one-year performance component of the fiscal year 2007 LTIP, the actual grants occurred in fiscal year 2008 (as described in footnote (3) of the Grants of Plan-Based Awards table above) and we have reflected the actual number of shares awarded with respect to this component in this column.

(2)	The calculation of the weighted average exercise price does not include the outstanding deferred stock units, restricted stock units, performance-based awards/targets and stock units reflected in the first column.

(3)	Consists of 22,484,621 shares available for issuance under our Year 2000 Employee Stock Purchase Plan (ESPP), 26,489,470 shares available for issuance under the 2002 Incentive Plan and 616,394 shares available under the 2003 Compensation Plan for Non-Employee Directors.

(4)	Consists solely of options and rights assumed by us in connection with acquisitions. Our stockholders did not approve these plans. No additional options or rights will be granted under these assumed equity rights plans.

(5)	As indicated, the table provides information as of March 31, 2007. As of June 30, 2007, there were 19,738,946 options outstanding (including those assumed in connection with acquisitions), with a weighted average exercise price of $28.81 and a weighted average term to expiration of five years. As of June 30, 2007, there were also other awards with respect to 5,379,013 shares outstanding, including for restricted stock, restricted stock units and deferred stock units. This number includes shares that may be awarded in the future based on pre-established performance-based targets, as disclosed in footnote (1) of this table under the fiscal year 2006 and 2007 LTIP programs, as well as shares that may be awarded under the fiscal year 2008 LTIP, the targets for which were established and approved after March 31, 2007. For purposes of this disclosure, assuming shares are paid out at the maximum level for these performance-based awards under the fiscal year 2006, 2007 and 2008 LTIP programs (which payouts could range from 0-200% of target), approximately 4.1 million shares would be granted under the 2002 Incentive Plan. As of June 30, 2007, 21,821,597 shares were available under the ESPP, 21,850,083 shares were available under the 2002 Incentive Plan and 603,289 shares were available under the 2003 Compensation Plan for Non-Employee Directors.

PROPOSAL 2 — RATIFICATION OF
STOCKHOLDER PROTECTION RIGHTS AGREEMENT

General

The Board of Directors has authorized us to enter into, and we have entered into, a Stockholder Protection Rights Agreement dated as of October 16, 2006 (the “Rights Agreement”) with Mellon Investor Services LLC, as Rights Agent. In response to feedback from our stockholders and to address corporate governance concerns associated with rights plans, at the time of adoption of the Rights Agreement, the Board of Directors also directed that our stockholders be given the opportunity to vote on the Rights Agreement at the next annual meeting of stockholders.

In addition to seeking stockholder ratification, the Rights Agreement includes a number of features adopted in response to recommendations by stockholders, including setting the threshold for triggering exercise of the Rights Agreement at 20% of the outstanding shares of Common Stock; a fixed term for the Rights Agreement of only three years; and a provision requiring a committee of independent directors to assess annually whether the Rights Agreement remains in the best interests of our stockholders. The Rights Agreement also includes a provision that states that the Rights Agreement will not be triggered by a Qualifying Offer (described below) if holders of at least 10% of the outstanding shares of Common Stock request that a special meeting of stockholders be convened for the purpose of exempting such offer from the Rights Agreement, and thereafter the stockholders vote at such meeting to exempt such Qualifying Offer from the Rights Agreement.

The Board believes that the Rights Agreement is in the best interests of our stockholders and strikes an appropriate balance between allowing the Board of Directors to use a rights plan to increase its negotiating leverage to maximize stockholder value and current best practices giving stockholders a voice in such process. In the case of offers that the Board considers to be coercive, abusive or opportunistic the Rights Agreement should provide time for the Board to evaluate such offer, to seek out and secure potentially superior financial alternatives, if available, and ultimately to negotiate the best price for our stockholders if a change of control transaction is to occur. We have consulted with many of our large stockholders and proxy advisors and have reviewed published guidelines in order to draft an agreement that contains many progressive, “stockholder-friendly” provisions, including the Qualifying Offer provisions. Following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement, which is attached as Exhibit B to this Proxy Statement. Each statement in this summary is qualified in its entirety by this reference.

Under the terms of the Rights Agreement, holders of Common Stock as of October 26, 2006 received one stockholder protection right for every share of Common Stock held on October 26, 2006. Each share of Common Stock issued after the close of business on October 26, 2006 also will be issued one corresponding right. The rights will be evidenced by Common Stock certificates. After the separation time, which is described below, each right will entitle the holder to purchase from us one one-thousandth of a share of participating preferred stock at a purchase price of $100 per share, subject to adjustment, or, after a flip-in date (described below), to purchase shares of Common Stock equal in value to twice the exercise price (as adjusted). The rights also would entitle their holders to acquire common stock of an acquiror in the circumstances described below.

The rights serve as an anti-takeover device and encourage third parties who may be interested in acquiring us to negotiate directly with the Board of Directors. The rights will not prevent a takeover of the Company. However, as described below, the rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding Common Stock unless the rights are first redeemed by the Board of Directors. Nevertheless, the rights should not interfere with a transaction that is in the best interests of the Company and our stockholders because the rights may be redeemed on or prior to the close of business on the flip-in date that is described below, before the consummation of such a transaction. The Board’s decision to enter into the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for the Company or to secure continuance of management or the directors in office.

Events Causing the Exercisability of the Rights

The rights will become exercisable upon the occurrence of the “separation time”, which is defined in the Rights Agreement as the earlier to occur of:

•	the “flip-in date”, which is the first date of

•	a public announcement by us that any person has become an Acquiring Person under the Rights Agreement, which generally means a person or group that has become the beneficial owner of 20% or more of the outstanding Common Stock (Walter Haefner and his affiliates and associates are “grandfathered” under this provision so long as their aggregate ownership of Common Stock does not exceed approximately 126,562,500 shares); or

•	the date and time on which any Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock, and

•	the tenth business day (or a later date as determined by resolution of the Board of Directors) after the date on which any person commences a tender or exchange offer which, if consummated, would result in that person becoming an Acquiring Person.

Until the separation time, the rights may be transferred only with the Common Stock.

Effect of “Flip-in Date”

In the event that a flip-in date occurs prior to the expiration of the rights, each right (other than rights owned by an Acquiring Person, its affiliates or transferees, which will become void) will thereafter constitute the right to receive, upon exercise for the exercise price of $100, subject to adjustment, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price. However, the Board of Directors may exchange the rights (other than rights owned by the acquiror, which will become void) at any time after a flip-in date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock in whole or in part, at an exchange ratio of one share of Common Stock per right.

Until a right is exercised or exchanged, the holder of the right, by virtue of being a right holder, will have no rights as a stockholder of the Company, including, for example, the right to vote or to receive dividends.

The Board of Directors May Redeem or Exchange the Rights

The Board of Directors may, at its option, at any time prior to the close of business on the flip-in date, redeem all (but not less than all) of the then outstanding rights at a price of $.001 per right. The rights will then terminate immediately and each right, whether or not previously exercised, will thereafter represent only the right to receive the redemption price in cash or securities, as determined by the Board of Directors.

Exercise of Rights for Shares of an Acquiring Company

If, before the expiration of the rights, an Acquiring Person controls the Board of Directors or beneficially owns 90% or more of the Common Stock, and we are involved in (i) a merger, consolidation or statutory share exchange (or enters into an agreement to undertake any of the foregoing) and either (A) such merger, consolidation or statutory share exchange is with such Acquiring Person (or any affiliate or associate thereof) or (B) any term of such merger, consolidation or share exchange relating to the treatment of capital stock that is beneficially owned by the Acquiring Person is not identical to the terms of such transaction relating to capital stock beneficially owned by other holders or (ii) a sale of more than 50% of our assets or earning power, proper provision will be made so that the holders of the rights will then each have the right to receive, upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price of the right.

Qualifying Offer

In the event we receive a Qualifying Offer (that has not been terminated prior thereto and which continues to be a Qualifying Offer), stockholders representing at least 10% of the shares of Common Stock then outstanding may request that the Board call a special meeting of stockholders to vote to exempt the Qualifying Offer from the operation of the Rights Agreement not earlier than 90, nor later than 120, business days following the commencement of such offer. The Board must then call and hold such a meeting to vote on exempting such offer from the terms of the Rights Agreement within the 90th business day following receipt of the stockholder demand for such meeting; provided that such period may be extended if, prior to such vote, we enter into an agreement (that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock) with respect to a merger, recapitalization, share exchange, or a similar transaction involving us or the direct or indirect acquisition of more than 50% of our consolidated total assets (a “Definitive Acquisition Agreement”), until the time of the meeting at which the stockholders will be asked to vote on the Definitive Acquisition Agreement. If no Acquiring Person has emerged, the offer continues to be a Qualifying Offer and stockholders representing at least a majority of the shares of Common Stock represented at the meeting at which a quorum is present vote in favor of redeeming the rights, then such Qualifying Offer shall be deemed exempt from the Rights Agreement on the date that the vote results are certified. If no Acquiring Person has emerged and no special meeting is held by the date required, the rights will be redeemed at the close of business on the tenth business day following that date.

A Qualifying Offer, in summary terms, is an offer determined by the Board to have the following characteristics which are generally intended to preclude offers that are coercive, abusive, or clearly illegitimate:

•	is a fully financed all-cash tender offer or an exchange offer offering shares of common stock of the offeror, or a combination thereof, for any and all of the outstanding shares of Common Stock at the same per-share consideration;

•	is an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act, and is made by an offeror (including its affiliates or associates) that beneficially owns no more than 5% of the outstanding Common Stock as of the date of such commencement;

•	is an offer not subject to any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence on us;

•	is an offer pursuant to which we and our stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 business days and, if a stockholder demand is duly delivered to the Board of Directors at least ten business days after the date of the special meeting or, if no special meeting is held within the required period, at least ten business days following the end of such period, subject to certain exceptions set forth in the Rights Agreement;

•	is an offer pursuant to which we have received an irrevocable written commitment by the offeror that the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 business days after any increase in the price offered, and after any bona fide alternative offer is commenced, subject to certain exceptions set forth in the Rights Agreement;

•	if an offer includes stock of the offeror, offeror must allow our investment bank, legal counsel and accountants to perform appropriate due diligence on the offeror’s business;

•	is an offer conditioned on a minimum of at least a majority of the outstanding shares of Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

•	is an offer pursuant to which we and our stockholders have received an irrevocable written commitment of the offeror to consummate as promptly as practicable upon successful completion of the offer a second-step transaction whereby all shares of Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to any stockholders’ statutory appraisal rights;

•	is an offer pursuant to which we and our stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof); and

•	if an offer includes stock of the offeror, (i) the stock portion of consideration must consist solely of common stock of the offeror, which must be a U.S. corporation whose stock is freely and publicly traded and is listed on the NYSE or Nasdaq, (ii) no stockholder approval is required or if required, has been obtained, (iii) no person beneficially owns more than 20% of the voting stock of the offeror, (iv) no other class of voting stock of the offeror is outstanding and the offeror may register securities on Form S-3, and (v) we have received written representations and certification of the offeror and the offeror’s chief executive officer and chief financial officer that all material facts about the offeror have been fully and accurately disclosed and new facts will be fully and accurately disclosed during the period during which the offer remains open, and all required Exchange Act reports will be filed by the offeror in a timely manner during the offer period.

Any offers that have cash as all or partial consideration are subject to further conditions for qualification as Qualifying Offers, as set forth in the Rights Agreement. These conditions generally require assurance that the offer is fully financed and that the offeror has sufficient committed resources to consummate the offer. Any offers that have acquiror common stock as all or partial consideration are subject to further conditions for qualification as Qualifying Offers, as set forth in the Rights Agreement. These conditions generally require certain safeguards regarding, and access to, information about the acquiror to allow an informed determination as to the value and risks of the stock including safeguards against developments that adversely affect the value of the stock, that the acquiror’s stock (which may not have subordinated voting rights nor may its ownership be heavily concentrated in one person or group) is listed on the NYSE or Nasdaq, that the acquiror meets certain seasoned issuer standards under the Securities Act, and that no acquiror stockholder approval of the issuance of the consideration to our stockholders is necessary after commencement of the offer.

Adjustments to Exercise Price

The exercise price for each right and the number of shares of participating preferred stock (or other securities or property) issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

Amendments to Terms of the Rights; Review by Independent Directors

Except for any extension of the expiration date (or any change in the definition thereof), which may only be done by action of our stockholders, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the close of business on the flip-in date. After the rights are no longer redeemable, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, or to make changes that do not materially adversely affect the interests of holders of rights.

A committee of independent directors will evaluate the Rights Agreement annually to determine whether it continues to be in the best interests of our stockholders or, rather, if the rights should be redeemed.

Term

The rights will expire at the close of business on November 30, 2009, unless earlier redeemed, exercised or exchanged by us as described above, or, unless an extension is approved by our stockholders prior to that date.

Stockholder Ratification

Stockholders are being asked to vote to ratify the Rights Agreement in an effort to determine the viewpoint of stockholders on the advisability of the Rights Agreement. If the Rights Agreement is not ratified by stockholders as proposed, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the stockholders’ best interests. The Board may, as a result of such reevaluation and determination, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place without change, among other actions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE RIGHTS AGREEMENT.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has been the independent registered public accountants (independent auditor) for the Company since fiscal year 2000 and has been appointed by the Audit and Compliance Committee to serve in that capacity for the 2008 fiscal year subject to ratification by our stockholders. Our agreement with KPMG LLP contains procedures for the resolution of disputes between us and KPMG. These procedures provide for the submission of a dispute to mediation if requested by us or if we agree to KPMG’s request for mediation. If we do not agree to KPMG’s request for mediation, if a dispute is not resolved by mediation within 90 days of the commencement of the mediation (or by the end of a longer period if agreed to by the parties) or if one of the parties declares that mediation is inappropriate to resolve the dispute, the agreement provides that arbitration shall be used to resolve the dispute. In such an arbitration, the agreement provides that the panel of arbitrators shall have no power to award non-monetary or equitable relief. Additionally, the agreement provides that damages that are punitive in nature, or that are not measured by the prevailing party’s actual damages, shall not be available in arbitration or any other forum. Finally, the agreement provides that all aspects of such an arbitration shall be treated as confidential. KPMG purchased software from us on ordinary business terms in the amount of approximately $318,000 during fiscal year 2007. There are no amounts outstanding relating to these purchases. We do not believe this impairs the independence of KPMG to serve as our independent registered public accountants.

Although our By-laws do not require the submission of the selection of our independent registered public accountants to the stockholders for approval or ratification, the Audit and Compliance Committee considers it desirable to obtain the views of the stockholders on that appointment. In the event that the stockholders fail to ratify the appointment of KPMG LLP, the Audit and Compliance Committee may reconsider its selection of the firm as our independent registered public accountants for the year ending March 31, 2008.

A representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees Paid to KPMG LLP

The fees billed by KPMG LLP for professional services rendered for the fiscal years ended March 31, 2007 and March 31, 2006 are reflected in the following table:

Fee Category	Fiscal Year 2007 Fees	Fiscal Year 2006 Fees

Audit Fees	$22,136,000	$21,769,000
Audit-Related Fees	395,000	390,000
Tax Fees	—	—
All Other Fees	—	9,000

Total Fees	$22,531,000	$22,168,000

Audit Fees

Audit fees relate to audit work performed in connection with the audit of our financial statements for fiscal years 2007 and 2006 included in our Annual Reports on Form 10-K, the audit of the effectiveness of our internal control over financial reporting for fiscal years 2007 and 2006, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2007 and 2006, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters to underwriters and lenders, statutory audits of foreign subsidiaries, consent letters, discussions surrounding the proper application of financial accounting and/or reporting standards, services related to the investigation by the United States Attorney’s Office for the Eastern District of New York and the staff of the Northeast Regional Office of the SEC concerning our accounting practices and the audit of our restated financial statements announced in calendar years 2006, 2005 and 2004.

Audit-Related Fees

Audit-related fees are for assurance and related services that are traditionally performed by the independent auditor, including employee benefit plan audits and special procedures required to meet certain regulatory requirements. The audit-related fees for fiscal year 2007 primarily reflect services in connection with SEC filings, including comment letters, for $336,000 and benefit plan audits for $59,000. The audit-related fees for fiscal year 2006 primarily reflect services in connection with benefit plan audits of $236,000 and SEC filings of $105,000.

Tax Fees

Tax fees reflect all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting. There were no tax fees for fiscal years 2007 and 2006.

All Other Fees

All other fees represent fees for miscellaneous services other than those described above. There were no other fees for fiscal year 2007.

The Audit and Compliance Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

Audit and Compliance Committee Pre-Approval Policies and Procedures; Audit and Compliance Committee Charter

The Audit and Compliance Committee has adopted policies and procedures requiring Audit and Compliance Committee pre-approval of the performance of all audit, audit-related and non-audit services (including tax services) by our independent registered public accountants. The Audit and Compliance Committee may consult with management in determining which services are to be performed, but may not delegate to management the authority to make these determinations. The Committee has also delegated to its Chairman the authority to pre-approve the performance of audit, audit-related and non-audit services by our independent registered public accountants if such approval is necessary or desirable in between meetings, provided that the Chairman must advise the Committee no later than its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

AUDIT AND COMPLIANCE COMMITTEE REPORT

As noted above, the Audit and Compliance Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls; (2) the qualifications and independence of the Company’s independent registered public accountants (including the engagement of the independent registered public accountants); (3) the performance of the Company’s internal audit function and independent registered public accountants; and (4) the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting, and ethical obligations.

The Audit and Compliance Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended March 31, 2007. In addition, the Audit and Compliance Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees”, as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications”. The Audit and Compliance Committee has received from its independent registered public accountants the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with its independent registered public accountants its independence.

The Audit and Compliance Committee discusses with the Company’s independent registered public accountants the overall scope, plans and execution of its audit. The Audit and Compliance Committee meets with the independent registered public accountants, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit and Compliance Committee also meets with members of the Company’s internal audit and compliance departments as part of its regular meetings.

Based upon the Audit and Compliance Committee’s discussions with management and the independent registered public accountants referred to above and the Audit and Compliance Committee’s review of the representations of management and the written disclosures of the independent registered public accountants to the Audit and Compliance Committee, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

SUBMITTED BY THE AUDIT AND
COMPLIANCE COMMITTEE

Walter P. Schuetze, Chairman
Raymond J. Bromark
Alfonse M. D’Amato
Robert E. La Blanc
Laura S. Unger

PROPOSAL 4 — APPROVAL OF THE CA, INC. 2007 INCENTIVE PLAN

In June 2007, upon the recommendation of the Compensation Committee, the Board of Directors adopted the new 2007 Incentive Plan (the “2007 Plan”), subject to approval by our stockholders at the annual meeting.

The 2007 Plan is intended to enable us to achieve superior financial performance, as reflected in the performance of the Common Stock and other key financial or operating indicators by providing incentives and rewards to certain employees and consultants who are in a position to contribute to our success and long-term objectives. The 2007 Plan is also intended to aid in the recruitment and retention of employees and provide employees and consultants an opportunity to acquire or expand equity interests in the Company, thus aligning the interests of such employees and consultants with those of our stockholders. Management and the Compensation Committee believe that the granting of awards pursuant to the 2007 Plan will give employees and consultants an additional inducement to remain in our service and provide them with an increased incentive to work for our success. To enable us to continue to grant awards in furtherance of the purposes and objectives of the 2007 Plan, the Compensation Committee recommends that the stockholders approve the 2007 Plan.

If stockholders do not approve the 2007 Plan, we will continue to operate under the existing 2002 Incentive Plan, as amended and restated, that has been previously approved by stockholders. If stockholders approve the 2007 Plan, it will replace the current 2002 Incentive Plan with regard to any new grants awarded by us after such approval is obtained; however outstanding awards (including potential awards for which performance targets have already been established under the 2002 Incentive Plan) will be satisfied under the 2002 Incentive Plan.

Summary of the 2007 Plan

The following is a summary of the material terms and provisions of the 2007 Plan and of certain tax effects of participation in the 2007 Plan. This summary is qualified in its entirety by reference to the complete text of the 2007 Plan, which is attached hereto as Exhibit C. Any capitalized terms that are used but not defined in this summary have the meaning as defined in the 2007 Plan.

Plan Administration.  The 2007 Plan will be administered by the Compensation Committee and those persons authorized by the Compensation Committee to administer the 2007 Plan on its behalf. The Compensation Committee determines the persons who are eligible to receive awards, the number of shares subject to an award and the terms and conditions of such awards. The Compensation Committee has the authority to interpret the provisions of the 2007 Plan and of any awards granted thereunder and to waive or amend the terms or conditions of awards granted under the 2007 Plan (although the 2007 Plan’s prohibition on stock option or stock appreciation right repricing cannot be waived). Further, the Compensation Committee establishes performance measures in connection with awards, including “qualified performance awards” (as defined below).

Eligibility.  In general, employees of the Company and its consolidated subsidiaries, except seasonal and temporary employees, are eligible to receive annual performance bonuses, long-term performance bonuses, nonqualified stock options, incentive stock options, restricted stock and other equity-based awards under the 2007 Plan. As of March 31, 2007, we had approximately 14,500 employees. Consultants to the Company will be eligible only to receive nonqualified stock options and other equity-based awards under the 2007 Plan.

Performance Bonuses.  The 2007 Plan provides for the award of annual performance bonuses that are payable entirely in cash and long-term performance bonuses that are payable either in cash or in equity awards, including options and shares of restricted stock. To the extent that a long-term performance bonus is paid in shares of restricted stock and/or stock options, the number of shares of restricted stock payable and/or the number of stock options granted will be based on the Fair Market Value of a share on the date of grant, subject to reasonable restricted stock discount factors and/or stock option valuation methodology that the Compensation Committee may choose to apply. Unless the Compensation Committee determines otherwise, awards granted in connection with a long-term performance bonus will vest in approximately equal installments on each of the first three anniversaries of the end of the applicable performance cycle (or date of grant, in the case of awards that are not qualified performance awards).

The maximum amount of any annual performance bonus that may be paid to any one participant under the 2007 Plan during any fiscal year of the Company is $10,000,000. The maximum amount of any long-term performance bonus in the form of restricted stock that may be awarded to any one participant under the 2007 Plan during any fiscal year of the Company is $20,000,000.

Annual performance bonuses and/or long-term performance bonuses under the 2007 Plan may be awarded to any employee selected by the Compensation Committee. Generally, the Compensation Committee has the discretion to fix the amount, terms and conditions of annual performance bonuses and long-term performance bonuses. However, annual performance bonuses and long-term performance bonuses designated as “qualified performance awards” are subject to the following terms and conditions:

•	Performance Cycles. The Compensation Committee establishes the length of the performance cycle for annual and long-term performance bonuses.

•	Performance Measures. The amount of any annual performance bonus and/or long-term performance bonus designated as a qualified performance award payable to an employee under the 2007 Plan will be determined by reference to the degree of attainment of one or more performance measures selected by the Compensation Committee to measure the level of our performance during the applicable performance cycle. Performance measures that the Compensation Committee may select under the 2007 Plan include (on a pre-tax or after-tax, total or per-share basis) any of the following (including any component thereof):

•	Net Operating Profit;

•	Return on Invested Capital;

•	Total Shareholder Return;

•	Relative Total Shareholder Return (as compared against a peer group of the Company, which, unless otherwise specified by the Compensation Committee, will be determined in reference to the Standard & Poor’s Systems Software Index, excluding the Company);

•	Earnings;

•	Net Income, as adjusted;

•	Cash Flow;

•	Revenue;

•	Revenue Growth;

•	Share Performance;

•	Relative Share Performance;

•	Billings Growth; and/or

•	Customer Satisfaction.

Within the time prescribed in the 2007 Plan, the Compensation Committee will establish, in writing, the performance measure(s) that will apply to the applicable performance bonuses for that performance cycle.

•	Target Awards and Payout Formulas. For each performance bonus designated as a qualified performance award, the Compensation Committee will set a target annual bonus and/or long-term performance bonus for each eligible employee and, for each form of bonus, will establish an objective payout formula. The payout formula for each form of bonus will set the minimum level of performance attainment that must be achieved on the applicable performance measure(s) before any of that performance bonus becomes payable, and the percentage (which can range between 0% and 200%) of the applicable target bonus award that will become payable upon attainment of various levels of performance in excess of the minimum required amount.

•	Compensation Committee Discretion. The Compensation Committee has the discretion, which it may apply on a case-by-case basis, to reduce (but not increase) the amount of any performance bonus designated as a qualified performance award that is payable to any employee.

•	Compensation Committee Certification. Before performance bonuses are paid, the Compensation Committee will certify, in writing, the level of attainment of the applicable performance measure(s) for that bonus.

Restricted Stock.  Restricted stock may be awarded under the 2007 Plan to any employee selected by the Compensation Committee. Generally, the Compensation Committee has the discretion to fix the amount, terms, conditions and restrictions applicable to restricted stock awards, subject to the following provisions:

•	Maximum Award. The maximum number of shares of restricted stock (including shares issued in connection with a long-term performance bonus and as a stand-alone restricted stock award) that may be issued to any one participant during any fiscal year of the Company may not exceed 1,000,000 shares.

•	Payment. When restricted stock is granted, we will register stock certificates in the participant’s name, with appropriate legends listing any applicable restrictions that the Compensation Committee may, in its discretion, impose. At that time, the participant will have all the rights of a stockholder with respect to the shares (including the right to vote and receive dividends), except that the shares will be subject to vesting and forfeiture.

•	Vesting. Unless otherwise determined by the Compensation Committee, shares vest in approximately three equal installments on each of the first three one-year anniversaries of the end of the applicable performance cycle (or date of grant, in the case of awards that are not qualified performance awards).

•	Acceleration of Vesting. Unless the Compensation Committee otherwise determines, all shares of restricted stock will immediately vest upon the death or Disability of the participant or a Change in Control.

Stock Options.  Stock options awarded may be in the form of either nonqualified stock options or incentive stock options (“ISOs”), or a combination of the two, at the discretion of the Compensation Committee. Stock options granted are subject to the following terms and conditions:

•	Exercise Price. The exercise price for each share subject to a stock option will be no less than the Fair Market Value of a share on the date of grant — generally the closing price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant.

•	Incentive Stock Options. The aggregate Fair Market Value on the date of grant of the shares with respect to which ISOs first become exercisable during any calendar year for any participant may not exceed $100,000. For purposes of this $100,000 limit, the participant’s ISOs under the 2007 Plan and all other plans maintained by the Company and subsidiaries are aggregated.

•	No Repricing. The 2007 Plan contains a prohibition against decreasing the exercise price of a stock option (or stock appreciation right) after grant (other than in connection with permitted Plan adjustments, see “Adjustments” below), unless stockholder approval of the repricing is obtained.

•	Vesting. Unless otherwise provided by the Compensation Committee, stock options will vest ratably on each of the first three one-year anniversaries of the date of grant, although stock options will immediately vest upon the death or Disability of a participant, or upon a Change in Control.

•	Term. Stock options will automatically lapse 10 years after the date of grant, unless the term is extended due to certain Company-imposed blackouts.

•	Post-Termination Exercise. Stock options that have not vested as of the date of a participant’s termination of employment or consultancy, for any reason other than death or Disability, will immediately terminate as of such events; and, subject to the Special Forfeiture Provision described later in this summary, any vested stock option that has not already been exercised generally must be exercised, if at all, within 90 days after such event (within one year in the case of death, Disability or Retirement).

•	Payment of Exercise Price. Unless otherwise provided, payment of the exercise price may be made in cash, certified check, bank draft, wire transfer, or money order or, if permitted by the Compensation Committee, by (i) tendering to us shares owned by the participant for at least six months having a Fair Market Value equal to the exercise price, (ii) delivering irrevocable instructions to a broker to deliver to us the amount of sale proceeds with respect to shares having a Fair Market Value equal to the exercise price, or (iii) any combination of the above methods.

•	Transfer Restrictions. ISOs may not be transferred by a participant other than by will or the laws of descent and distribution and may be exercised only by a participant, unless the participant is deceased. In general, similar transfer restrictions apply to nonqualified stock options, except that, in the case of nonqualified stock options, the Compensation Committee has the discretion to permit a participant to transfer a nonqualified stock option to a family member, a trust for the benefit of a family member and to certain family partnerships. Any nonqualified stock option so transferred will be subject to the same terms and conditions of the original grant and may be exercised by the transferee only to the extent the stock option would have been exercisable by the participant had no transfer occurred.

Other Equity-Based Awards.  The Compensation Committee may, from time to time, grant other awards under the 2007 Plan that consist of, or are denominated in, shares. These awards may include, among other things shares, restricted stock units, stock appreciation rights (which lapse no later than the tenth anniversary of grant date, unless the term is extended due to certain Company-imposed blackouts), phantom or hypothetical shares and share units. The Compensation Committee has broad discretion to determine the terms, conditions, restrictions and limitations, if any, that will apply to other equity-based awards granted, except that other equity-based awards designated as qualified performance awards must comply with the requirements of Section 162(m) of the Code.

Special Forfeiture Provision.  The Compensation Committee has discretion to provide that in the event a participant enters into certain employment or consulting arrangements that are competitive with the Company or any subsidiary or affiliate without first obtaining our written consent, the participant will (i) forfeit all rights under any outstanding stock option or stock appreciation right and return to us the amount of any profit realized upon the exercise and/or (ii) forfeit and return to us all other stock-based awards that remain subject to the forfeiture provision, as provided in the award agreement.

Shares Available for Issuance.  The maximum number of shares that may be issued to participants under the 2007 Plan is 30,000,000, subject to adjustment as provided under the terms of the 2007 Plan (see “Adjustments” below). Shares issuable under the 2007 Plan may consist of authorized but unissued shares or shares held in our treasury. In determining the number of shares that remain available under the 2007 Plan, only awards payable in shares will be counted. If an Award is terminated by expiration, forfeiture, cancellation or otherwise without issuance of shares, or is settled in cash in lieu of shares, the shares underlying such award will be available for future awards under the 2007 Plan. Also, if shares are tendered or withheld in payment of all or part of the exercise price of a stock option, or in satisfaction of tax withholding obligations, such shares will be available for future awards under the 2007 Plan. The closing price of the Common Stock on June 28, 2007 was $25.66, as reported on the New York Stock Exchange. No more than 10,000,000 shares may be issued under grants of ISOs during the term of the 2007 Plan. No more than an aggregate of 3,000,000 shares may be awarded in any form to any one participant during any fiscal year of the Company. Any shares (a) delivered by us, (b) with respect to which awards are made and (c) with respect to which we become obligated to make awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the shares available to be delivered pursuant to awards under the 2007 Plan.

Adjustments.  In the event of any change in the number of issued shares (or issuance of shares of stock other than shares of Common Stock) by reason of any stock split, reverse stock split, or stock dividend, recapitalization, reclassification, merger, consolidation, split-up, spin-off, reorganization, combination, or exchange of shares, the exercisability of stock purchase rights received under the Rights Agreement, the issuance of warrants or other rights to purchase shares or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares, other securities or other property), the Compensation Committee shall adjust the number or kind of shares that may be issued under the 2007 Plan, and the terms of any outstanding award (including, without limitation, the number of shares subject to an outstanding award, the type of property to which the award relates and the exercise price of a stock option, stock appreciation right or other award) in such manner as the Compensation Committee shall determine is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2007 Plan, and such adjustment shall be conclusive and binding for all purposes under the 2007 Plan.

Amendment and Termination.  The 2007 Plan may be amended or terminated by the Board of Directors at any time without stockholder approval, except that any amendment that either increases the aggregate number of shares that may be issued under the 2007 Plan, decreases the exercise price at which stock options (or stock appreciation rights) may be granted or materially modifies the eligibility requirements for participation in the 2007 Plan requires stockholder approval before it can be effective. No amendment of the 2007 Plan may materially adversely affect any right of any participant with respect to any outstanding Award without the participant’s written consent. If not earlier terminated by the Board of Directors, the 2007 Plan will automatically terminate on the 10-year anniversary of the 2007 Annual Meeting. No awards may be granted under the 2007 Plan after it is terminated, but any previously granted awards will remain in effect until they expire.

Summary of Federal Income Tax Consequences of Options and Stock Appreciation Rights

The following is a brief summary of the principal United States Federal income tax consequences of stock options and stock appreciation rights under the 2007 Plan, under current United States Federal income tax laws. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified Stock Options.  A participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option or stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains on the date of exercise over the exercise price (or, for a stock appreciation right, the cash or value of shares received on exercise). Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. We generally will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income. The participant’s tax basis in any shares acquired by exercise of a nonqualified stock option (or received on exercise of a stock appreciation right) will be equal to the exercise price paid plus the amount of ordinary income recognized.

Upon a sale of the shares received by a participant upon the exercise of a nonqualified stock option, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on how long the participant held such shares prior to sale.

Incentive Stock Options.  A participant will not recognize any income at the time an ISO is granted. Nor will a participant recognize any income at the time an ISO is exercised. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be a preference item that could create an alternate minimum tax liability. If a participant disposes of the shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the exercise price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of the shares prior to the end of the holding period, the disposition is a “disqualifying disposition”, and the participant will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the amount received for the shares, over the exercise price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss depending on how long the shares were held by the participant prior to disposition.

We generally are not entitled to a deduction as a result of the grant or exercise of an ISO. If a participant recognizes ordinary income as a result of a disqualifying disposition, we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Code Section 162(m).  With certain exceptions, Section 162(m) of the Code limits deduction for compensation in excess of $1,000,000 paid to certain “covered employees” whose compensation is reported in the compensation table included in the Company’s annual proxy statements. However, compensation paid to such employees will not be subject to such deduction limitation if it is considered “qualified performance-based compensation” (within the meaning of Section 162(m) of the Code, which, among other requirements, requires stockholder approval of the performance measures available under a plan). As previously noted, notwithstanding the adoption of the 2007 Plan by stockholders, we reserve the right to pay our employees, including recipients of awards under the 2007 Plan, amounts which may or may not be deductible under Section 162(m) or other provisions of the Code.

Generally, amounts that may be granted under the 2007 Plan in the future are not determinable.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CA, INC. 2007 INCENTIVE PLAN.

PROPOSAL 5 — STOCKHOLDER PROPOSAL

Mr. Lucian Bebchuk, 1545 Massachusetts Ave., Cambridge, MA 02138, who holds 140 shares of Common Stock, has given notice of his intention to propose the below resolution at the Annual Meeting. His proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

For the reasons set forth in its Statement in Opposition immediately following this stockholder proposal, the Company’s Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Stockholder Proposal

It is hereby RESOLVED that pursuant to Section 109 of the Delaware General Corporation Law, 8 Del. C. 109, and Article IX of the Company’s By-Laws, the Company’s By-Laws are hereby amended by adding a new section 12 to Article IV as follows:

Section 12.  CEO Compensation Decisions

(a) Notwithstanding anything in these By-laws to the contrary, any decision of the Board of Directors, or any committee or sub-committee thereof, with respect to the compensation of the Corporation’s Chief Executive Officer shall be valid only if approved or ratified by two-thirds of all of the independent directors of the Board. For purposes of this section “independent director” shall mean any director who is not a present or former employee or officer of the Corporation, and who meets criteria for qualifying as an “independent” director under the applicable listing requirements of the New York Stock Exchange.

(b) Nothing in this section shall prohibit the Board of Directors from delegating authority or responsibility with respect to the compensation of the Chief Executive Officer to a committee or sub-committee of the Board of Directors, provided, however, that any decision of such committee or sub-committee with respect to compensation of the Corporation’s Chief Executive Officer shall require ratification by two-thirds of the independent directors as set forth in Subsection (a).

This By-law Amendment shall be effective immediately and automatically as of the date it is approved by the vote of stockholders in accordance with Article IX of the Company’s By-laws.

Stockholder Supporting Statement

Statement of Professor Lucian Bebchuk: I believe that decisions with respect to the compensation of the Company’s CEO are important for the Company and its stockholders. In my view, it would be desirable to ensure that the Company does not provide a CEO pay package that cannot obtain widespread support among the Company’s independent directors. The proposed By-law would accomplish that objective by requiring the CEO’s compensation to be approved by two-thirds of the Company’s independent directors. Furthermore, the proposed By-law could help ensure that all the Company’s independent directors would be well informed of, and feel responsible for, CEO compensation decisions.

The proposed By-law would not prevent CEO compensation from being studied and put together by a committee or subcommittee comprised of a small number of directors, but rather would only require that decisions made by such a committee or sub-committee be subsequently ratified by at least two-thirds of the Company’s independent directors.

I urge you to vote “yes” to support the adoption of this proposal.

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Company already has a robust process for evaluating its Chief Executive Officer and determining his or her compensation. The charters for both the Compensation and Human Resource and the Corporate Governance Committees of the Board of Directors (Committees comprised entirely of independent directors)

provide for the Committees to coordinate with each other in evaluating the performance of the Company’s Chief Executive Officer. This has been achieved by conducting a joint meeting of the Committees for this purpose. Given the current membership of these Committees, this process directly involves seven of the Company’s eleven independent directors. These Committees then report about their joint meeting in an executive session of the Board consisting of all of the independent members of the Board. Also, pursuant to the charter of the Compensation and Human Resource Committee, it has been the practice of that Committee to report on its meetings to the full Board both in open sessions and executive sessions, as appropriate.

Based on the evaluation and feedback from the joint meeting, the Compensation and Human Resource Committee, pursuant to its charter, and in conformity with NYSE rules, is then charged with determining and approving the Chief Executive Officer’s compensation. However, the Committee’s charter also provides that:

Further, it is understood that the Committee will generally report and consult with the other independent members of the Board with respect to the compensation of the Company’s Chief Executive Officer before a final determination is made by the Committee. Following the Committee’s determination with respect to such compensation, the Committee may seek ratification from the other independent members of the Board, as the Committee deems appropriate.

Under this provision, it is the practice of the Compensation and Human Resource Committee, following the evaluation of the Chief Executive Officer’s performance in the joint meeting, to consult with the other independent members of the Board so that its recommendations and actions reflect, to the extent appropriate, the collective views of the Committee and the independent members of the Board. After this discussion, the Committee would then ask the independent directors to ratify its decision regarding the Chief Executive Officer’s compensation. Thus, there is and has been ample opportunity for all the independent directors of the Board to participate in, and be informed about, the assessment and compensation of the Company’s Chief Executive Officer.

Additionally, in the Board’s view, the stockholder proposal interferes with the Board of Director’s discretion to determine the proper allocation of responsibilities between it and one of its Committees. In order for the CA Board or any board of directors to function efficiently and to make the best use of finite board member time, it has been well established that certain responsibilities may be delegated to board committees which can then report to the full board. Regulators, such as the NYSE, have deemed it appropriate for a board to delegate certain responsibilities to a committee. Moreover, the NYSE has expressly deemed it appropriate for compensation decisions with respect to a chief executive officer to rest with a compensation committee of the board. Finally, the Board believes that the imposition of a two-thirds super-majority voting standard for Board ratification of Chief Executive Officer compensation would only further interfere with the Compensation and Human Resource Committee’s discretion with respect to Chief Executive Officer compensation and in general, with the Board’s discretion to determine the proper allocation of Board and Committee responsibilities. The Board believes that the current provisions in the Compensation and Human Resource Committee charter authorizing the Committee to seek input and then ratification from the Board are the appropriate response to this concern.

It is the Board’s view that its current practices with respect to setting compensation for the Company’s Chief Executive Officer are more than sufficient to allow the independent members of the Board to be well informed of, and feel responsible for, the compensation of the Company’s Chief Executive Officer. Furthermore, the Board believes that the proposal could potentially erode the authority of a compensation committee without providing any benefit to stockholders. Finally, the Board notes that the stockholder cites not a single governance opinion (other than his own) in favor of his proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 5.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of such copies of Section 16(a) reports received by us, or written representations from each reporting person for the fiscal year ended March 31, 2007, we believe that each of our directors, executive officers and 10% stockholders complied with all applicable filing requirements during the fiscal year ended March 31, 2007, except that due to administrative errors by us, Messrs. Cirabisi and Goodman each filed one Form 4 late, with each such Form 4 reporting one transaction.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The submission deadline for stockholder proposals for inclusion in proxy materials for the 2008 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act is March 15, 2008. All such proposals must be received by the Corporate Secretary at our World Headquarters, One CA Plaza, Islandia, New York 11749.

ADVANCE NOTICE PROCEDURES FOR 2008 ANNUAL MEETING

Under our By-laws, director nominations and other business may be brought at the annual meeting only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to us containing certain information specified in the By-laws (1) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (2) if the meeting date is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier. Accordingly, the notice for nominating directors at, or bringing other business before, the 2008 Annual Meeting must be submitted no earlier than April 24, 2008 and no later than May 24, 2008 (unless the date of the meeting is changed by more than 30 days). A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary at our World Headquarters, One CA Plaza, Islandia, New York 11749. If the stockholder does not also comply with the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such nomination or other business submitted by a stockholder.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please either vote by telephone or via the Internet, or sign and date your proxy and return it in the enclosed postage paid envelope.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding”. If you received a householding communication, your broker will send one copy of this Proxy Statement and Annual Report for fiscal year 2007 to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save us the cost of printing and mailing these reports, please contact your broker.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to the Investor Relations Department at the address below. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy of the Annual Report and Proxy Statement to you if you address your written request to CA, Inc., Investor Relations, One CA Plaza, Islandia, New York 11749, or contact Investor Relations at 631-342-6000.

FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING. SUCH REQUESTS SHOULD BE ADDRESSED TO:
CA, INC.
ATTN.: INVESTOR RELATIONS DEPARTMENT
ONE CA PLAZA, ISLANDIA, NEW YORK 11749

THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED VIA THE INTERNET AT INVESTOR.CA.COM.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation and Human Resource Committee Report on Executive Compensation” and “Audit and Compliance Committee Report” (to the extent permitted by the rules of the SEC), as well as the exhibits to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Dated: July 13, 2007
Islandia, New York

EXHIBIT A

CA, INC.

CORPORATE GOVERNANCE PRINCIPLES

General

These Corporate Governance Principles (these “Principles”) have been approved by the Board of Directors of CA, Inc. (the “Company”) and provide the basic outline of the Company’s corporate governance.

Role and Functions of the Board

The Board is elected by the stockholders to oversee the business and affairs of the Company, to oversee management, to build long-term value for the stockholders, and to sustain the Company’s vitality for its stockholders and other constituencies, including its employees.

In addition to these general roles, the Board performs a number of more specific functions, including:

•	selecting and overseeing the evaluation of the Chief Executive Officer (the “CEO”);

•	overseeing CEO and management succession planning;

•	providing counsel and oversight on the selection, evaluation and development of senior management;

•	reviewing and approving corporate strategy on an annual basis;

•	advising and counseling the CEO and senior management on relevant topics;

•	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

•	assessing major risks facing the Company and considering strategies for their management and mitigation; and

•	overseeing and evaluating processes designed to maintain the integrity of the Company, including the integrity of its financial statements, its compliance with law and ethics, and its relationships with its employees, customers, suppliers and other stakeholders.

Director Qualifications

Directors should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the Company and its stockholders. They must have an inquisitive and objective perspective, practical wisdom and mature judgment, as well as an understanding of the Company’s business and the willingness to question what they do not understand.

Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. For this reason, and to enable the Corporate Governance Committee to monitor compliance with the criteria for service as a director, as well as for service on a particular Board Committee, the Corporate Governance Committee shall be notified promptly of (1) any proposed change in a director’s principal occupation, (2) the proposed election of a director to the board of directors (or similar body) or any board committee of another entity (other than not-for-profit entities), (3) a director’s removal or other cessation of service as a member of any such board or committee, and (4) any other development that could affect a director’s ability to serve on the Board or any Board Committee. The Corporate Governance Committee shall recommend to the Board whether such director should resign or be removed as a director of the Company or as a member of any Board Committee, or whether any other action should be taken.

Director Independence

A majority of the directors must be independent directors, as determined by the Board on the recommendation of the Corporate Governance Committee, based on the guidelines set forth below. The Board believes that the CEO should serve on the Board. At no time shall more than two employees of the Company (including the CEO) serve on the Board; provided, that if the total number of directors exceeds twelve, no more than 25% of the total number of directors may be employees of the Company.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence in conformity with New York Stock Exchange (“NYSE”) listing requirements. In addition, the Board will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

A director will not be independent if:

•	the director is, or has been within the last three years, employed by the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company (provided, that employment of a director as an interim Chairman, CEO or other executive officer of the Company shall not disqualify a director from being considered independent following that employment);

•	the director or an immediate family member of the director received more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided, that such compensation for prior service is not contingent in any way on continued service); provided that compensation received by the director for former service as an interim Chairman, CEO or other executive officer of the Company and compensation received by an immediate family member of the director for service as an employee (other than an executive officer) of the Company need not be considered in determining independence;

•	the director is a current partner or employee of the Company’s independent or internal auditor, or an immediate family member of the director is a current employee of the independent or internal auditor and participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of the independent or internal auditor and personally worked on the Company’s audit within that time;

•	the director or an immediate family member of the director is, or has been within the last three years, an executive officer of another company where any of the Company’s current executive officers at the same time serves or served on the compensation committee of the board of directors of such other company; or

•	the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years of the other company, exceeds the greater of $1 million or two percent of the consolidated gross revenues of the other company.

Any one or more of the following relationships, whether individually or in any combination, will be considered immaterial and would not, in and of themselves, impair the director’s independence:

Payments To/From the Company

1.	the director is an executive officer, employee and/or general partner, and/or an immediate family member of the director is an executive officer and/or general partner, of another company or entity that has made payments to, or received payments from, the Company for property or services in an amount that does not exceed, in any of the last three fiscal years of the other company or entity, the greater of $1 million or two percent of the consolidated gross revenues of the other company or entity;

2.	the director and/or immediate family members of the director directly or indirectly own, in the aggregate, a 10% or greater equity interest in another company or entity that has made payments to, or received payments from, the Company for property or services in an amount that does not exceed, in any of the last three fiscal years of the other company or entity, the greater of $1 million or two percent of the consolidated gross revenues of the other company or entity;

Indebtedness

3.	the director is an executive officer, employee and/or general partner, and/or an immediate family member of the director is an executive officer and/or general partner, of another company or entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s (or entity’s) indebtedness to the other at the end of the last completed fiscal year is less than two percent of the other company’s or entity’s total consolidated assets;

4.	the director and/or immediate family members of the director directly or indirectly own, in the aggregate, a 10% or greater equity interest in another company or entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s (or entity’s) indebtedness to the other at the end of the last completed fiscal year is less than two percent of the other company’s or entity’s total consolidated assets;

Charitable Contributions

5.	the director is an executive officer and/or employee, or an immediate family member of the director is an executive officer, of a charitable organization, and the Company’s discretionary charitable contributions to the organization (i.e., other than contributions made under the Company’s matching grant program) do not exceed, in any of the last three fiscal years of the charitable organization, the greater of $1 million or two percent of that organization’s total consolidated gross revenues;

Directorships

6.	the director and/or an immediate family member of the director is a director, advisory director or trustee (or serves in a similar position) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization);

Less Than 10% Equity Interest

7.	the director and the immediate family members of the director directly or indirectly own, in the aggregate, less than a 10% equity interest in another company or entity that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company;

Other

8.	an immediate family member of the director is an employee (but not an executive officer) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization);

9.	a family member (other than an immediate family member) of the director serves in any capacity with the Company; or

10.	a family member (other than an immediate family member) of the director serves in any capacity with, or owns any equity interest in, another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization).

Notwithstanding the foregoing, the Board (on the recommendation of the Corporate Governance Committee) may determine that a director who has a relationship that exceeds the limits described in the immediately preceding paragraph (but only to the extent that the Board determines that the director does not have any direct or indirect material relationship with the Company and any such relationship does not constitute a bar to independence under NYSE listing requirements) is nonetheless independent. The Company will explain in its next Proxy Statement the basis for any such determination.

For purposes of these Principles, the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the individual’s home.

The ownership of stock in the Company by directors is encouraged and the ownership of a substantial amount of stock in the Company shall not in itself be a basis for a determination that a director is not independent.

The Board will undertake an annual review of the independence of all non-employee directors, based on the recommendation of the Corporate Governance Committee.

Size of Board

The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, taking into account the Board’s ability to function effectively and with appropriate diversity and expertise.

The Corporate Governance Committee shall be responsible for selecting and recommending to the Board candidates to fill vacancies on the Board that occur as a result of expansion of the size of the Board, by resignation, by retirement or for any other reason.

Period of Board Service

A non-employee director shall serve until the annual meeting after his or her 75th birthday and for a maximum of ten years; provided, however, that the Board, on the recommendation of the Corporate Governance Committee, may waive such age and/or term limitation if circumstances warrant.

Director Selection Process

All directors shall stand for election by the stockholders each year at the Company’s Annual Meeting of Stockholders. The Board, on the recommendation of the Corporate Governance Committee, shall propose a slate of nominees for election at each such meeting. In addition, between such meetings, the Board, on the recommendation of the Corporate Governance Committee, may elect directors to serve until the next such meeting.

Stockholders may propose nominees for consideration by the Corporate Governance Committee in accordance with procedures developed by that Committee and disclosed in the Company’s Proxy Statement each year.

Each director shall submit his or her Irrevocable Resignation (as defined below) in writing to the Chairman of the Corporate Governance Committee. The Board shall nominate for re-election as a director only an incumbent candidate who has tendered, prior to the mailing of the proxy statement for the annual meeting at which he or she is to be re-elected as a director, an irrevocable resignation authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which such candidate is nominated for re-election and (ii) Board acceptance of such resignation (an “Irrevocable Resignation”). In addition, the Board shall fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, the same form of Irrevocable Resignation tendered by other directors in accordance herewith.

The Corporate Governance Committee (or such other committee comprised of independent directors as the Board may appoint) shall consider the Irrevocable Resignation submitted by any director not receiving the requisite number of votes to be elected pursuant to Section 7 of Article II of the By laws and shall recommend to the Board the action to be taken with respect to such tendered resignation. If no independent directors received the required majority vote, the Board shall act on the resignation offers. Any director whose Irrevocable Resignation is under consideration pursuant to this provision shall not participate in the committee recommendation regarding whether to accept the resignation offer. The Board shall take action within 90 days following certification of the vote, unless such action would cause the Company to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event the Company shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore in a Form 8-K furnished to the Securities and Exchange Commission. After accepting a director’s resignation, the Board may fill any resulting vacancy or may decrease the size of the Board.

Former CEO’s and Other Employee’s Board Membership

The Board believes that the Board membership of the CEO and other employees of the Company following their resignation or retirement from the Company is a matter to be decided in each individual instance. When the CEO no longer holds that position or an employee director resigns or retires as an employee of the Company, resignation from the Board should be offered at the same time.

Meetings

The Board should have at least five scheduled meetings each year. There shall be an agenda for each meeting, focusing on relevant issues for the Board’s consideration. Directors are expected to attend all scheduled meetings of the Board and the Committees on which they serve, as well as meetings of the Company’s stockholders.

The non-employee directors shall periodically meet in executive session without management present. In addition, if any non-employee directors are not independent (as described above), the independent directors shall meet privately at least once each year. The Chairman of the Board (if he or she is an independent director) or the Lead Independent Director (described below), if any, shall preside at such meetings.

Agendas and other meeting materials should be distributed in advance of Board and Committee meetings so as to provide the directors sufficient time to review such materials; the directors are expected to review such materials. Directors are encouraged to make suggestions as to agenda items and to ask that additional information be provided to the Board or any Committee to facilitate its performance.

On an annual basis, the Secretary of the Company shall prepare and distribute to the directors a detailed calendar of the meetings scheduled to be held by the Board and each of its Committees during the ensuing year. The calendar shall also specify the matters to be considered and acted upon at each such meeting, to the extent known at such time.

Board Leadership

The Board has no policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or a non-management director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the non-employee directors shall elect annually, on the recommendation of the Corporate Governance Committee, a Lead Independent Director. The duties of the Lead Independent Director (or the Chairman, if he or she is independent) shall include presiding at executive sessions of the non-employee and independent directors.

Board Self-Assessment

The Board shall conduct an annual self-assessment of its performance to determine whether the Board and its Committees are functioning effectively.

Board Compensation

Directors who are employees shall not receive any compensation, directly or indirectly, for their services as directors. The Corporate Governance Committee shall be responsible for recommending to the Board the compensation and any benefits for non-employee directors, which shall be subject to the full discussion and approval by the Board. In discharging this duty, the Corporate Governance Committee shall be guided by three goals: (1) compensation should fairly pay directors for the work they perform; (2) compensation should include a significant equity component to align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent and easy for stockholders to understand.

Counsel and Other Advisors; Company Funding Obligations

The Board shall have the authority, to the extent deemed necessary or appropriate, to retain and terminate independent legal counsel or other advisors to assist the Board in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Board, to pay any such counsel or other advisors retained by the Board.

Access to Management and Outside Counsel and Auditors

Non-employee directors may contact senior managers of the Company and the Company’s outside counsel and auditors without the permission of senior corporate management, and without such management being present. To facilitate such contact, non-employee directors are encouraged to periodically visit Company locations without senior corporate management being present.

Director Orientation and Education

The Company shall provide orientation for new directors. Such orientation shall include information concerning the Company’s business and operations, as well as its corporate governance and other relevant matters, and shall be coordinated by the Secretary, under the guidance of the Corporate Governance Committee.

The Company shall also provide continuing education for directors, which may include programs concerning topics of interest to directors, meetings with key management and visits to Company facilities.

Board Committees

The Board has established the following committees to assist the Board in discharging its responsibilities: the Audit and Compliance Committee; the Compensation and Human Resource Committee; the Corporate Governance Committee; and the Strategy Committee. The Board may from time to time modify any of these Committees or establish new Committees.

The composition, responsibilities and other attributes of each Committee shall be specified in a Charter that shall be adopted by such Committee and approved by the Board. The Charters will also provide that each Committee will annually evaluate its performance.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors shall appoint the Chairs and members of the Committees, each of whom shall serve at the discretion of the Board. In designating members of the Committees, the Board shall consider the extent to which Committee assignments should be rotated from time to time. While rotating Committee members should be considered periodically, the Board does not believe rotation should be mandated as a policy since there are significant benefits attributable to continuity, experience gained in service on particular committees and utilizing most effectively the individual talents of the directors.

The frequency, length and agenda of meetings of each Committee are determined by the Chair of the Committee, who may consult with members of the Committee and appropriate officers of the Company. Board members who are not members of a particular Committee are welcome to attend meetings of that Committee.

Each Committee’s duties may be described briefly as follows:

•	Audit and Compliance Committee. The Audit and Compliance Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the qualifications and independence of the Company’s independent auditor (including the engagement of the independent auditor), (3) the performance of the Company’s internal audit function and independent auditor, and (4) the Company’s compliance with legal and regulatory requirements, including those relating to accounting and financial reporting and ethical obligations.

•	Compensation and Human Resource Committee. The Compensation and Human Resource Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including (1) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and determining and approving his or her compensation based upon such evaluation; and (2) determining the compensation of senior executives other than the CEO, including determinations regarding equity-based and other incentive compensation awards.

•	Corporate Governance Committee. The Corporate Governance Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to the governance of the Company, and includes making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of Committees, the designation of Committee Chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the process for distribution of information to the Board and its Committees; and (3) the compensation of non-employee directors.

•	Strategy Committee. The Strategy Committee’s general purpose is to provide input to management in their development of the Company’s corporate strategy and to provide recommendations to the Board with respect to its review and approval of the corporate strategy.

It is the policy of the Board that all of the members of the Audit and Compliance Committee, the Compensation and Human Resource Committee and the Corporate Governance Committee will be independent directors.

Communications with Stockholders and Other Interested Parties

The Board is interested in receiving communications from stockholders and other interested parties, which would include customers, suppliers and employees. Such parties may contact any member (or members) of the Board or any Committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit and Compliance Committee is interested in receiving communications from employees and other interested parties, which would include stockholders, customers and suppliers, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by regular mail to the office of the Chief Compliance Officer at One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; resumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described above will be forwarded to the directors, unless the Chief Compliance Officer determines said communication is not appropriate. Regardless, certain of these communications will be forwarded to others in the Company for review and action, when appropriate, or to the directors upon request.

Management Development and Succession Planning

The Board, with recommendations from the Corporate Governance Committee and the Compensation and Human Resource Committee, shall approve and maintain a succession plan for the CEO. On an annual basis, the Corporate Governance Committee and the Compensation and Human Resource Committee shall present to the Board a report on succession planning for senior management and a report on management development.

Executive Stock Ownership Guidelines

Executive stock ownership guidelines have been adopted under which all members of the Senior Leadership Team must achieve ownership thresholds based on a multiple of their base salary.

These Principles

These Principles shall be subject to review, at least annually, by the Board or the Corporate Governance Committee, and any changes deemed appropriate shall be adopted by the Board, on the recommendation of the Corporate Governance Committee.

EXHIBIT B

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

dated as of

October 16, 2006

between

CA, INC.

and

MELLON INVESTOR SERVICES LLC,

as Rights Agent

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

B-i

		Page

5.11	Costs of Enforcement	21
5.12	Successors	21
5.13	Benefits of this Agreement	21
5.14	Determination and Actions by the Board of Directors, etc	21
5.15	Fiduciary Responsibilities of the Board of Directors	22
5.16	Descriptive Headings; Section References	22
5.17	GOVERNING LAW	22
5.18	Counterparts	22
5.19	Severability	22

EXHIBITS

Exhibit A	Form of Rights Certificate (Together with Form of Election to Exercise)
Exhibit B	Form of Certificate of Designation and Terms of Participating Preferred Stock

B-ii

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

STOCKHOLDER PROTECTION RIGHTS AGREEMENT (as amended from time to time, this “Agreement”), dated as of October 16, 2006, between CA, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, the Rights Agreement (the “Existing Rights Agreement”), dated as of June 18, 1991, as amended on May 17, 1995, May 23, 2001 and November 9, 2001, between the Company and Mellon Investor Services LLC (as successor Rights Agent to Manufacturers Hanover Trust Company), is scheduled to expire on the Close of Business of November 30, 2006;

WHEREAS, the Company desires to enter into a Stockholder Protection Rights Agreement to become effective immediately upon the expiration of the Existing Rights Agreement;

WHEREAS, the Board of Directors of the Company has (a) authorized and declared a dividend of one right (“Right”) in respect of each share of Common Stock (as hereinafter defined) held of record as of the Close of Business (as hereinafter defined) on October 26, 2006 (the “Record Time”), payable in respect of each such share upon the later of (i) certification by the NYSE (as hereinafter defined) to the SEC (as hereinafter defined) that the Rights have been approved for listing and registration and (ii) immediately following the expiration of the Existing Rights Agreement (the “Payment Time”) and (b) as provided in Section 2.4, authorized the issuance of one Right in respect of each share of Common Stock issued after the Payment Time and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.3, each share of Common Stock issued after the Separation Time;

WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, after the Separation Time, to purchase securities or assets of the Company (or, in certain cases, securities of certain other entities) pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock; provided, however, that the term “Acquiring Person” shall not include (a) the Company; (b) any Subsidiary of the Company; (c) any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company); or (d) any Person (i) who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock on the date of this Agreement and who has continuously been since the date of this Agreement the Beneficial Owner of 20% or more of the outstanding shares of Common Stock until such time hereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of an additional .1% of the outstanding shares of Common Stock, (ii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of an additional .1% of the outstanding shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who (in the good faith determination of the Board of Directors of the Company) acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Company, in its sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for, Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock or (iv) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an “Option Holder”) by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. For the avoidance of doubt, (x) Walter Haefner (“Haefner”) and his Affiliates and Associates shall not be or become an Acquiring Person on account of the Beneficial Ownership of Common Stock by any of them, so long as Haefner and his Affiliates and Associates (other than the Company and its Subsidiaries) do not, in the aggregate, Beneficially Own more than the sum of 126,562,500 shares of Common Stock and that number of shares constituting .1% of the outstanding shares of Common Stock; provided, however, that to the extent at any time after the Record Time the Company shall (I) declare a dividend on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, (C) combine the outstanding shares of Common Stock or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), the number of shares of Common Stock or capital stock, as the case may be, which Haefner, together with his Affiliates and Associates, is entitled to Beneficially Own without being deemed an “Acquiring Person” hereunder shall be proportionately increased or decreased; and (y) no Successor of Haefner or any Affiliate or Associate of such Successor, shall become an Acquiring Person on account of Common Stock received directly or indirectly from Haefner, so long as such Successor, Affiliate or Associate does not thereafter acquire Beneficial Ownership of, any additional shares of the Company’s Common Stock (other than pursuant to stock dividends, stock splits and reclassifications of Common Stock as provided for above).

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

A Person shall be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be, directly or indirectly, the beneficial owner of pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act, as such Rules are in effect on the date of this Agreement, (ii) as to which such Person or any of such Person’s Affiliates or Associates has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security (i) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered security is accepted for payment or exchange, (ii) acquired by a Person engaged in business as an underwriter of securities through participation as an underwriter or selling group member in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition or (iii) solely because such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor statement). Notwithstanding the foregoing, no officer or director of the Company shall be deemed to Beneficially Own any securities of any other Person solely by virtue of any actions such officer or director takes in such capacity. For purposes of this Agreement, in determining the percentage of the outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m. New York City time on such date or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

“Common Stock” shall mean the shares of Common Stock, par value $0.10 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Definitive Acquisition Agreement” shall mean any agreement entered into by the Company that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock at a special meeting called for such purpose with respect to (i) a merger, consolidation, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) the acquisition in any manner, directly or indirectly, of more than 50% of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company.

“Election to Exercise” shall have the meaning set forth in Section 2.3(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).

“Exemption Date” shall have the meaning set forth in Section 5.1(c).

“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $100.00.

“Existing Rights Agreement” shall have the meaning set forth in the Recitals.

“Expansion Factor” shall have the meaning set forth in Section 2.4(a).

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time and (iii) the Close of Business on November 30, 2009.

“Flip-in Date” shall mean any Stock Acquisition Date or such later date and time as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

“Flip-over Entity,” for purposes of Section 3.2, shall mean (i) in the case of a Flip-over Transaction or Event described in clause (i) of the definition thereof, the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other Person that is a party to such Flip-over Transaction or Event and (ii) in the case of a Flip-over Transaction or Event referred to in clause (ii) of the definition thereof, the Person receiving the greatest portion of the (A) assets or, if (A) is not readily determinable, (B) operating income or cash flow being transferred in such Flip-over Transaction or Event, provided in all cases if such Person is a Subsidiary of another Person, the ultimate parent entity of such Person shall be the Flip-over Entity.

“Flip-over Stock” shall mean the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for the direction of the business and affairs) of the Flip-over Entity.

“Flip-over Transaction or Event” shall mean a transaction or series of transactions, on or after a Flip-in Date, in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a statutory share exchange with any other Person if, at the time of consummation of the consolidation, merger or statutory share exchange or at the time the Company enters into any agreement with respect to any such consolidation, merger or statutory share exchange, the Acquiring Person is the Beneficial Owner of 90% or more of the outstanding shares of Common Stock or controls the Board of Directors of the Company and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such consolidation, merger or statutory share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons which are Affiliates or Associates or are otherwise acting in concert, if, at the time of the entry by the Company (or any such Subsidiary) into an agreement with respect to such sale or transfer of assets, the Acquiring Person is the Beneficial Owner of 90% or more of the outstanding shares of Common Stock or controls the Board of Directors of the Company. For purposes of the foregoing description, the term “Acquiring Person” shall include any Acquiring Person and its Affiliates and Associates, counted together as a single Person. An Acquiring Person shall be deemed to control the Company’s Board of Directors when, on or following a Stock Acquisition Date, the persons who were directors of the Company (or persons nominated and/or appointed as directors by vote of a majority of such persons) before the Stock Acquisition Date shall cease to constitute a majority of the Company’s Board of Directors.

“Haefner” shall have the meaning set forth in the definition of Acquiring Person.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. (“NYSE”) or, if the securities are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading, or, if the securities are not listed or admitted to trading on any national securities exchange or on the NYSE, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors of the Company; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.

“NYSE” shall have the meaning set forth in the definition of Market Price.

“Option Holder” shall have the meaning set forth in the definition of Acquiring Person.

“Outside Meeting Date” shall have the meaning set forth in Section 5.1(c).

“Payment Time” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, firm, partnership, limited liability company, association, group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity, including any successor (by merger or otherwise) thereof.

“Preferred Stock” shall mean the Series Two Participating Preferred Stock, Class A, without par value, of the Company created by a Certificate of Designation and Terms in substantially the form set forth in Exhibit B hereto appropriately completed.

“Qualifying Offer” shall mean an offer determined by a majority of independent directors of the Company to have, to the extent required for the type of offer specified, each of the following characteristics:

(a) a fully financed all-cash tender offer or an exchange offer, offering shares of common stock of the offeror, or a combination thereof, in each such case for any and all of the outstanding shares of Common Stock at the same per-share consideration;

(b) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act and is made by an offeror (including Affiliates and/or Associates of such offeror) that Beneficially Owns no more than 5% of the outstanding Common Stock as of the date of such commencement;

(c) if the offer includes shares of common stock of the offeror, an offer pursuant to which the offeror shall permit representatives of the Company, including, without limitation, a nationally recognized investment banking firm retained by the Board of Directors of the Company, legal counsel and an accounting firm designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to allow the Board of Directors of the Company to evaluate the offer and make an informed recommendation to the stockholders;

(d) an offer that is subject only to the minimum tender condition described below in item (g) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

(e) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 Business Days and, if a Special Meeting Demand is duly delivered to the Board of Directors in accordance with Section 5.1(c), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within the Special Meeting Period (as defined in Section 5.1(c)), for at least 10 Business Days following the last day of such Special Meeting Period (the “Qualifying Offer Period”);

(f) an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that, in addition to the minimum time periods specified in item (e) of this definition, the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 Business Days after (i) any increase in the price offered, or (ii) any bona fide alternative offer is commenced by another Person within the meaning of Rule 14d-2(a) of the Exchange Act; provided, however, that such offer need not remain open, as a result of clauses (e) and (f) of this definition, beyond (1) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under such clauses (e) and (f), or (2) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Common Stock with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder) or (3) one Business Day after the stockholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;

(g) an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(h) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

(i) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof);

(j) an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and, in their individual capacities, the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, that (i) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) of the Exchange Act, (ii) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (iii) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and

(k) if the offer includes shares of stock of the offeror, (i) the stock portion of the consideration must consist solely of common stock of an offeror that is a publicly owned United States corporation, and whose common stock is freely tradable and is listed on either the NYSE or the NASDAQ National Market System, (ii) no stockholder approval of the offeror is required to issue such common stock, or, if required, has already been obtained, (iii) no Person (including such Person’s Affiliates and Associates) beneficially owns more than 20% of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (iv) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act (as hereinafter defined); including, without limitation, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer.

For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (i) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board of Directors of the Company to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 5.1(c) shall no longer be applicable to such offer.

“Qualifying Offer Period” shall have the meaning set forth in the definition of Qualifying Offer.

“Qualifying Offer Resolution” shall have the meaning set forth in Section 5.1(c).

“Record Time” shall have the meaning set forth in the Recitals.

“Redemption Price” shall mean an amount per Right equal to one-tenth of one cent, $0.001.

“Redemption Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1.

“Right” shall have the meaning set forth in the Recitals.

“Rights Agent” shall have the meaning set forth in the Preamble.

“Rights Certificate” shall have the meaning set forth in Section 2.3(c).

“Rights Register” shall have the meaning set forth in Section 2.7(a).

“SEC” shall mean the Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Separation Time” shall mean the earlier of (i) the Close of Business on the tenth Business Day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person commences a tender or exchange offer which, if consummated, would result in such Person’s becoming an Acquiring Person and (ii) the time of the first event causing a Flip-in Date to occur; provided, that if the foregoing results in the Separation Time being prior to the Payment Time, the Separation Time shall be the Payment Time and provided further, that if any tender or exchange offer referred to in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

“Special Meeting” shall have the meaning set forth in Section 5.1(c).

“Special Meeting Demand” shall have the meaning set forth in Section 5.1(c).

“Special Meeting Period” shall have the meaning set forth in Section 5.1(c).

“Stock Acquisition Date” shall mean the earlier of (i) the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person; or (ii) the date and time on which any Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock.

“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

“Successor” shall mean the estate or legal representative of a deceased individual, the beneficiary of a deceased individual’s estate, a trust created by a deceased individual as grantor, or the beneficiary of a trust created by a deceased individual as grantor.

“Trading Day,” when used with respect to any securities, shall mean a day on which the NYSE is open for the transaction of business or, if such securities are not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.

ARTICLE II

THE RIGHTS

2.1 Summary of Rights.  As soon as practicable after the Payment Time, the Company will mail a letter summarizing the terms of the Rights to each holder of record of Common Stock as of the Payment Time, at such holder’s address as shown by the records of the Company.

2.2 Legend on Common Stock Certificates.  Certificates for the Common Stock issued on or after the Payment Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:

Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement, dated as of October 16, 2006 (as such may be amended from time to time, the “Rights Agreement”), between CA, Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for shares of Common Stock or other securities or assets of the Company, may expire, may become void (if they are “Beneficially Owned” by an “Acquiring Person” or an “Affiliate” or “Associate” thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge after the receipt of a written request therefor.

Certificates representing shares of Common Stock that are issued and outstanding at the Payment Time shall, together with the letter mailed pursuant to Section 2.1, evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend.

If the Common Stock issued after the Payment Time but prior to the Separation Time shall be uncertificated, the registration of such Common Stock on the stock transfer books of the Company shall evidence one Right for each share of Common Stock represented thereby and the Company shall mail to every Person that holds such Common Stock a confirmation of the registration of such Common Stock on the stock transfer books of the Company, which confirmation will have impressed, printed, written or stamped thereon or otherwise affixed thereto the above legend. The Company shall mail or arrange for the mailing of a copy of this Agreement to any Person that holds Common Stock, as evidenced by the registration of the Common Stock in the name of such Person on the stock transfer books of the Company, without charge, after the receipt of a written request therefor.

2.3 Exercise of Rights; Separation of Rights.  (a) Subject to Sections 3.1, 5.1 and 5.10 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one one-thousandth of a share of Preferred Stock.

(b) Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (or, if the Common Stock shall be uncertificated, by the registration of the associated Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2), together, in the case of certificates issued prior to the Payment Time, with the letter mailed to the record holder thereof pursuant to Section 2.1, and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter or confirmation) of, such associated share.

(c) Subject to the terms and conditions hereof, at or after the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised and (ii) may be transferred independent of shares of Common Stock. Promptly following the Separation Time, the Rights Agent will mail to each holder of record of Common

Stock as of the Separation Time (other than any Person whose Rights have become null and void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement and as do not affect the rights or duties of the Rights Agent, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (y) a disclosure statement describing the Rights.

(d) Subject to the terms and conditions hereof, Rights may be exercised on any Business Day on or after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly and properly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if uncertificated, the registration on the stock transfer books of the Company) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.

(e) Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent stock certificates evidencing such number of shares or other securities to be purchased or, in the case of uncertificated shares or other securities, requisition from a transfer agent a notice setting forth such number of shares or other securities to be purchased for which registration will be made on the stock transfer books of the Company (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions), and (B) if the Company elects pursuant to Section 5.5 not to issue certificates (or effect registrations on the stock transfer books of the Company) representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased or requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5 and (ii) after receipt of such certificates, depositary receipts, notices and/or cash, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates, depositary receipts or notices) in such name or names as may be designated by such holder.

(f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g) The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by registration on the stock transfer books of the Company) upon exercise of Rights shall, at the time of delivery of the certificates (or registration) for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered (or registered) and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised.

2.4 Adjustments to Exercise Price; Number of Rights.  (a) In the event the Company shall at any time after the Record Time and prior to the Separation Time (i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock including any fractional shares in lieu of which such holder received cash (the “Expansion Factor”) that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of Common Stock otherwise than in a transaction referred to in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share (or, if the Common Stock shall be uncertificated, such Right shall be evidenced by the registration of such Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2). Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Separation Time only to the extent provided in Section 5.3.

(b) In the event the Company shall at any time after the Record Time and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or statutory share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors of the Company, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.

(c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate.

(d) Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Agreement, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

2.5 Date on Which Exercise is Effective.  Each Person in whose name any certificate for shares is issued (or registration on the stock transfer books is effected) upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby on the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

2.6 Execution, Authentication, Delivery and Dating of Rights Certificates.  (a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Separation Time, the Company will notify in writing the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for counter-signature, and, subject to Section 3.1(b), the Rights Agent shall manually countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). Until the written notice provided for in this Section 2.6 is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Separation Time has not occurred. No Rights Certificate shall be valid for any purpose unless manually countersigned by the Rights Agent.

(b) Each Rights Certificate shall be dated the date of countersignature thereof.

2.7 Registration, Registration of Transfer and Exchange.  (a) After the Separation Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Time.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d) The Company shall not register the transfer or exchange of any Rights which have become void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.

2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates.  (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of written notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c) As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Rights holder of applicable transfer taxes and/or governmental charges unless and until it is satisfied that all such taxes and/or governmental charges have been paid.

(d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b), shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9 Persons Deemed Owners.  Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or notice of transfer, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated shares of Common Stock).

2.10 Delivery and Cancellation of Certificates.  All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver to the Company a certificate attesting to such destruction.

2.11 Agreement of Rights Holders.  Every holder of Rights by accepting the Rights, consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a) prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

(b) after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c) prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(d) Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become void; and

(e) this Agreement may be supplemented or amended from time to time pursuant to Section 2.4(b) or 5.4.

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN
THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in.  (a) In the event that prior to the Expiration Time a Flip-in Date shall occur, except as provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.10), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock).

(b) Notwithstanding the foregoing, any Rights that are or were Beneficially Owned on or after the Stock Acquisition Date by an Acquiring Person or an Affiliate or Associate thereof, or by any transferee, direct or indirect, of any of the foregoing shall become void and any holder of such Rights (including transferees) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agreement. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise and provide such additional evidence of the identity of the Beneficial Owner and its Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) as the Company shall reasonably request, then the Company shall be entitled conclusively to deem the Beneficial Owner thereof to be an Acquiring Person or an Affiliate or Associate thereof or a transferee of any of the foregoing and accordingly will deem the Rights evidenced thereby to be void and not transferable or exercisable.

(c) The Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (which shall not include Rights that have become void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Separation Time any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).

Immediately upon the action of the Board of Directors of the Company electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become void pursuant to Section 3.1(b)), whether or not previously exercised, will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give written notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.9.

Each Person in whose name any certificate for shares is issued (or for whom any registration on the stock transfer books of the Company is made) upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the next succeeding Business Day on which the stock transfer books of the Company are open.

(d) Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one one-thousandth of a share of Preferred Stock for each share of Common Stock so issuable.

(e) In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise or exchange in full of the Rights in accordance with Section 3.1(a) or if the Company so elects to make the exchange referred to in Section 3.1(c), the Company shall either (i) call a meeting of stockholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be necessary to ensure and provide, as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date (and remaining in effect) to which it is a party, that each Right shall thereafter constitute the right to receive, (x) at the Company’s option, either in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or without payment of consideration (except as otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) if the Board of Directors of the Company elects to exchange the Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets (or a combination thereof) shall be as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm.

3.2 Flip-over.  (a) Prior to the Expiration Time, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights (the terms of which shall be reflected in an amendment to this Agreement entered into with the Rights Agent), providing that, upon consummation or occurrence of the Flip-over Transaction or Event (1) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms hereof, that number of shares of Flip-over Stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consummation or occurrence any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Flip-over Stock) and (2) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement.

(b) Prior to the Expiration Time, unless the Rights will be redeemed pursuant to Section 5.1 pursuant to an agreement entered into by the Company prior to a Flip-in Date, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event if (i) at the time thereof there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights upon consummation of such transaction, (ii) prior to, simultaneously with or immediately after such Flip-over Transaction or Event, the stockholders of the Person who constitutes, or would constitute, the Flip-over Entity shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates, or (iii) the form or nature of organization of the Flip-over Entity would preclude or limit the exercisability of the Rights.

(c) The provisions of this Section 3.2 shall apply to successive Flip-over Transactions or Events.

ARTICLE IV

THE RIGHTS AGENT

4.1 General.  (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order judgment, decree or ruling of a court of competent jurisdiction), for anything done or omitted to be done by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement or the exercise of its duties hereunder in reliance upon any certificate for securities (or registration on the stock transfer books of the Company) purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice.

4.2 Merger, Consolidation or Change of Name of Rights Agent.  (a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3  Duties of Rights Agent.  The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in good faith in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President and by the Secretary or any Assistant Secretary or the Treasurer or Assistant Treasurer of the Company and delivered to the Rights Agent; and such certificate will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent will be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any and all liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent pursuant to this Agreement.

(d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates, if any, for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e) The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate, if any, for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b)) or any adjustment required under the provisions of Section 2.4, 3.1 or 3.2 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights Certificate or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept advice or written instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President or the Secretary or any Assistant Secretary or the

Treasurer or any Assistant Treasurer of the Company, and to apply to such persons for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with instructions of any such person.

(h) The Rights Agent and any stockholder, Affiliate, director, officer or employee of the Rights Agent (in each case, other than an Acquiring Person) may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(j) No provision of this Agreement shall require the Rights Agent to expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it reasonably believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

4.4  Change of Rights Agent.  The Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Company may remove the Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V

MISCELLANEOUS

5.1  Redemption.  (a) The Board of Directors of the Company may, at its option, at any time prior to the Flip-in Date, elect to redeem all (but not less than all) of the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(b)  A committee of independent directors of the Company will evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company’s stockholders or, rather, if the Rights should be redeemed.

(c)  In the event the Company receives a Qualifying Offer and the Board of Directors has not redeemed the outstanding Rights or exempted such offer from the terms of the Agreement or called a special meeting of stockholders by the end of the 90 Business Days following the commencement (or, if later, the first existence) of a Qualifying Offer, for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of this Agreement, holders of record (or their duly authorized proxy) of at least 10% of the shares of Common Stock then outstanding may submit to the Board of Directors, not earlier than 90 Business Days nor later than 120 Business Days following the commencement (or, if later, the first existence) of such Qualifying Offer, a written demand complying with the terms of this Section 5.1(c) (the “Special Meeting Demand”) directing the Board of Directors of the Company to submit to a vote of stockholders at a special meeting of the stockholders of the Company (a “Special Meeting”) a resolution exempting such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”). For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the 90th Business Day following commencement (or, if later, the first existence) of a Qualifying Offer. The Board of Directors of the Company shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be so submitted to a vote of stockholders at a Special Meeting to be convened within 90 Business Days following the Special Meeting Demand; provided, however, that if the Company at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any special meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement (the “Special Meeting Period”). A Special Meeting Demand must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the stockholders of record making the request (x) the names and addresses of such stockholders, as they appear on the Company’s books and records, (y) the class and number of shares of Common Stock which are owned of record by each of such stockholders, and (z) in the case of Common Stock that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such beneficial owner and attaching evidence thereof. Subject to the requirements of applicable law, the Board of Directors of the Company may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 5.1(c), and the Qualifying Offer continues to be a Qualifying Offer and either (i) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”), or (ii) if, at the Special Meeting at which a quorum is present, a majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon as of the record date for the Special Meeting selected by the Board of Directors of the Company shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying

Offer, such exemption to be effective on the Close of Business on the tenth Business Day after (i) the Outside Meeting Date or (ii) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”). Notwithstanding anything herein to the contrary, no action or vote, including action by written consent, by stockholders not in compliance with the provisions of this Section 5.1(c) shall serve to exempt any offer from the terms of this Agreement.

(d)  Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights pursuant to Section 5.1(a) (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice in accordance with Section 5.9.

(e)  Immediately upon the Close of Business on the Exemption Date, without any further action and without any notice, the right to exercise the Rights with respect to the Qualifying Offer will terminate.

5.2  Expiration.  The Rights and this Agreement shall expire at the Expiration Time and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except, if the Rights are exchanged or redeemed, as provided in Section 3.1 or 5.1, respectively.

5.3  Issuance of New Rights Certificates.  Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Separation Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock (other than any securities issued or issuable in connection with the exercise or exchange of Rights) or to options, in each case issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing.

5.4  Supplements and Amendments.  The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) prior to the Flip-in Date, in any respect, except for any extension of the Expiration Time, which can only be done with approval of a majority of the shares of Common Stock entitled to vote thereon and present or represented by proxy at a meeting at which a quorum is present, and (ii) on or after the Flip-in Date, to make any changes that the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Rights generally or in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company in writing which satisfies the terms of the preceding sentence. Any supplement or amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent; provided, that such supplement or amendment does not affect the rights, duties or obligations of the Rights Agent.

5.5  Fractional Shares.  If the Company elects not to issue certificates representing (or register on the stock transfer books of the Company) fractional shares upon exercise, redemption or exchange of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash.

Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.

5.6  Rights of Action.  Subject to the terms of this Agreement (including Sections 3.1(b) and 5.14), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.7  Holder of Rights Not Deemed a Stockholder.  No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities which may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 5.8), or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

5.8  Notice of Proposed Actions.  In case the Company shall propose at or after the Separation Time and prior to the Expiration Time (i) to effect or permit a Flip-over Transaction or Event or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.9, and to the Rights Agent a written notice of such proposed action, which shall specify the date on which such Flip-over Transaction or Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of the taking of such proposed action.

5.9  Notices.  Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission as follows:

CA, Inc.
One CA Plaza
Islandia, NY 11749
Attention: Secretary
Facsimile: (631) 342-6828

Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows:

Mellon Investor Services LLC
480 Washington Boulevard, 29th Floor
Jersey City, NJ 07310
Attention: Deborah Bass
Facsimile: (201) 680-4606

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

5.10  Suspension of Exercisability.  Notwithstanding any provisions in this Agreement to the contrary, to the extent that the Company determines in good faith that some action will or need be taken pursuant to Section 3.1 or to comply with federal or state securities laws, the Company may suspend the exercisability of the Rights for a reasonable period in order to take such action or comply with such laws. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement (with prompt written notice to the Rights Agent) stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required.

Failure to give notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.

5.11  Costs of Enforcement.  The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder’s rights pursuant to any Rights or this Agreement.

5.12  Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.13  Benefits of this Agreement.  Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.14  Determination and Actions by the Board of Directors, etc.  The Board of Directors (or, if required hereby, a majority of the independent directors) of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations and calculations deemed necessary or advisable for the administration of this Agreement. All such actions, interpretations, calculations and determinations done or made by the Board, shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties. The Rights Agent shall always be entitled to assume that the Board of Directors of the Company acted in good faith and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon.

5.15  Fiduciary Responsibilities of the Board of Directors.  Nothing contained in this Agreement shall, or shall be deemed or construed to, be in derogation of the obligations of the Board of Directors of the Company to exercise its fiduciary duties. Without limiting the foregoing, nothing contained herein shall be deemed or construed to suggest or imply that the Board of Directors of the Company shall not be entitled to reject any offer to acquire the Company or to recommend that stockholders of the Company reject any offer, or to take any other action, with respect to any offer or any proposal to acquire the Company that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duties.

5.16  Descriptive Headings; Section References.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

5.17  GOVERNING LAW.  THIS AGREEMENT AND EACH RIGHT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, LIABILITIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

5.18  Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

5.19  Severability.  If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CA, INC.

By:	/s/ Kenneth V. Handal
Name: Kenneth V. Handal

Title:	Executive Vice President, Governance
Co-General Counsel and Corporate Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ Deborah Bass
Name: Deborah Bass

Title:	AVP

EXHIBIT A

[FORM OF RIGHTS CERTIFICATE]

Certificate No. W-	Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS BENEFICIALLY OWNED BY “ACQUIRING PERSONS” OR “AFFILIATES” OR “ASSOCIATES” THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

RIGHTS CERTIFICATE
CA, INC.

This certifies that          , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Stockholder Protection Rights Agreement, dated as of October 16, 2006 (as amended from time to time, the “Rights Agreement”), between CA, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the Close of Business (as such term is defined in the Rights Agreement) on November 30, 2009, one one-thousandth of a fully paid share of Preferred Stock (as defined in, and subject to adjustment as provided in, the Rights Agreement), at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in Jersey City. The Exercise Price shall initially be 100.00 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of an entity other than the Company or securities of the Company other than Preferred Stock or assets of the Company, all as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates so surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.001 per Right or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock or one one-thousandth of a share of Preferred Stock per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor

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shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

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WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:

ATTEST:	CA, INC

By:

Secretary

Countersigned:

MELLON INVESTOR SERVICES LLC

By:

Authorized Signature

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[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED  hereby

sells, assigns and transfers unto
(Please print name

and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                    as Attorney-in-fact, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature Guaranteed:

Signature

(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

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[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to
exercise the Rights Certificate.)

TO: CA, INC.

The undersigned hereby irrevocably elects to exercise          whole Rights represented by the attached Rights Certificate to purchase the shares of Participating Preferred Stock or such other securities or assets as may then be issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Address:

Social Security or Other Taxpayer
Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Address:

Social Security or Other Taxpayer
Identification Number:

Dated:   ,

Signature Guaranteed:
Signature (Signature must correspond to name as written upon the face of the attached Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement).

Signature

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NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

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EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION AND TERMS
OF PARTICIPATING PREFERRED STOCK OF CA, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

We, the undersigned,           and           , the           and           , respectively, of CA, Inc., a Delaware corporation (the “Corporation”), do hereby certify as follows:

Pursuant to authority granted by Article FOURTH of the Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designations and certain terms, powers, preferences and other rights of a new series of the Corporation’s Preferred Stock, Class A, without par value, and certain qualifications, limitations and restrictions thereon:

RESOLVED, that there is hereby established a series of Preferred Stock, Class A, without par value, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i) The distinctive serial designation of this series shall be “Series Two Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii) The number of shares in this Series shall initially be [600,000], which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares which are whole number multiples of one one-thousandth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $     1 over the aggregate dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 1,000 shares of Common Stock, par value $0.10 per share (“Common Stock”) of the Corporation. In the event the Corporation shall at any time after the close of

1 Insert an amount equal to 1/4 of 1% of the Exercise Price divided by the number of shares of Preferred Stock purchasable upon exercise of one Right.

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business on          ,          2 (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not paid in full upon this Series and any other stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share of this Series and such other stock shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other stock bear to each other. Neither the Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividend (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $     3 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a party with the shares of this Series upon such liquidation, dissolution or winding

2 For a certificate of designation relating to shares to be issued pursuant to Section 2.3 of the Rights Agreement, insert the Separation Time. For a certificate of designation relating to shares to be issued pursuant to Section 3.1(d) of the Rights Agreement, insert the Flip-in Date.
3 Insert an amount equal to 1,000 times the Exercise Price in effect as of the Separation Time.

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up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this Section (v), the consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation or entity shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(vi) The shares of this Series shall not be redeemable.

(vii) In addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, as may be amended from time to time, of the Corporation, and except as otherwise required by law, each share (or fraction thereof) of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and shall have the number of votes thereon that a holder of the Reference Package would have.

IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the            day of           ,           .

Attest:

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EXHIBIT C

CA, INC.

2007 INCENTIVE PLAN

Effective as of June 12, 2007

CA, INC.

2007 INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Purpose.  The purpose of this CA, Inc. 2007 Incentive Plan (the “Plan”) is to enable CA, Inc. (the “Company”) to achieve superior financial performance, as reflected in the performance of its Common Stock and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees and Consultants who are in a position to contribute to the success and long-term objectives of the Company, (ii) aiding in the recruitment and retention of Employees and (iii) providing Employees and Consultants an opportunity to acquire or expand equity interests in the Company, thus aligning the interests of such Employees and Consultants with those of the Company’s shareholders. Towards these objectives, the Plan provides for the grant of Annual Performance Bonuses, Stock Options, Restricted Stock and Other Equity-Based Awards.

1.2 Effective Date; Shareholder Approval.  The Plan is effective as of June 12, 2007, subject to the approval by a vote at the Company’s 2007 Annual Meeting of Stockholders, or any adjournment of such meeting, of the holders of at least a majority of the Shares of the Company, present in person or by proxy and entitled to vote at such meeting. Any Awards granted under the Plan prior to the approval of the Plan by the Company’s shareholders, as provided herein, shall be contingent on such approval; if such approval is not obtained, the Plan shall have no effect, and any Awards granted under the Plan shall be rescinded.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings, unless another definition is clearly indicated by particular usage and context:

2.1 “Annual Performnce Bonus” means an Award described in Section 4.4 of the Plan.

2.2 “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish and as set forth in the applicable Award Agreement. Awards granted under the Plan may consist of:

(a)	“Annual Performance Bonuses” awarded pursuant to Section 4.4;

(b)	“Long-Term Performance Bonuses” awarded pursuant to Section 4.5;

(c)	“Restricted Stock” awarded pursuant to Section 4.6;

(d)	“Stock Options” awarded pursuant to Section 4.7; and

(e)	“Other Equity-Based Awards” awarded pursuant to Section 4.8.

2.3 “Award Agreement” means the document issued, either in writing or by electronic means, by the Company to a Participant evidencing the grant of an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means the happening of any of the following events:

(a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself directly acquired from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b) a change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, for purposes of this Section 2.5, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual was a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of any actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as the result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the Compensation and Human Resource Committee of the Board formed to act on performance-based compensation for Key Employees, or any successor committee or subcommittee of the Board. However, if a member of the Compensation and Human Resource Committee is not an “outside director” within the meaning of Section 162(m) of the Code or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Compensation and Human Resource Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation and Human Resource Committee’s delegation.

2.8 “Common Stock” means the Common Stock, $.10 par value per share, of the Company.

2.9	“Company” means CA, Inc.

2.10	“Consultant” means any consultant or adviser if:

(a)	the consultant or advisor renders bona fide services to the Company;

(b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) the consultant or adviser is a natural person who has contracted directly with the Company to render such services.

2.11 “Disabled” or “Disability” means permanently and totally disabled within the meaning of Section 22(e) of the Code.

2.12 “Employee” means any individual who performs services as a common law employee for the Company or a Related Company. “Employee” shall not include any seasonal or temporary employees.

2.13 “Exercise Price” means the price per Share, as fixed by the Committee, at which Shares may be purchased under a Stock Option. In no event shall the Exercise Price with respect to any Share subject to a Stock Option be set at a price that is less than the Fair Market Value of a Share as of the date of grant.

2.14 “Fair Market Value” of a Share means either (a) the closing sales price of a Share as reported on the New York Stock Exchange on the applicable date, (b) if no sales of Shares are reported for such date, for the next preceding day for which such sales were reported, or (c) the fair market value of a Share determined in accordance with any other reasonable method approved by the Committee in its discretion.

2.15 “Fair Market Value Stock Option” means a Stock Option the Exercise Price of which is set by the Committee at a price per Share equal to the Fair Market Value of a Share on the date of grant.

2.16 “GAAP” means generally accepted accounting principles.

2.17 “Incentive Stock Option” means a Stock Option granted under Section 4.7 of the Plan that meets the requirements of Section 422 of the Code and any regulations or rules promulgated thereunder and is designated in the Award Agreement to be an Incentive Stock Option.

2.18 “Key Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

2.19 “Long-Term Performance Bonus” means an Award described in Section 4.5 of the Plan.

2.20 “Nonqualified Stock Option” means any Stock Option granted under Section 4.7 of the Plan that is not an Incentive Stock Option.

2.21 “Participant” means an Employee or Consultant who has been granted an Award under the Plan.

2.22 “Performance Cycle” means a period measured by the Company’s fiscal year or years over which the level of attainment of performance of one or more Performance Measures shall be determined; provided, however, that the Committee, in its discretion, may determine to use a period that is less than a full fiscal year.

2.23 “Performance Measure” means, with respect to any Award granted in connection with a Performance Cycle, the business criteria selected by the Committee to measure the level of performance of the Company during such Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following Company measures (including any component thereof), as interpreted by the Committee, which (to the extent applicable) shall be determined on a GAAP basis, either pre-tax or after-tax and may be determined on a per share basis:

(a)	Net Operating Profit;

(b)	Return On Invested Capital;

(c)	Total Shareholder Return;

(d) Relative Total Shareholder Return (as compared against a peer group of the Company, which, unless otherwise specified by the Committee, shall be the companies comprising the Standard & Poor’s Systems Software Index, excluding the Company);

(e)	Earnings;

(f)	Net Income, as adjusted;

(g)	Cash Flow;

(h)	Revenue;

(i)	Revenue Growth;

(j) Share Performance;

(k) Relative Share Performance;

(l)	Billings Growth; and/or

(m)	Customer Satisfaction.

2.24 “Plan” means the CA, Inc. 2007 Incentive Plan, as set forth in this document and as may be further amended from time to time.

2.25 “Qualified Performance Award” means an Annual Performance Bonus, Long-Term Performance Bonus, Restricted Stock Award or Other Equity-Based Award that is intended by the Committee to meet the requirements for “qualified performance-based compensation” within the meaning of Code section 162(m) and Treasury Regulation section 1.162-27(e).

2.26 “Qualified Performance Award Determination Period” means the period within which Committee determinations regarding Performance Measures, targets and payout formulas in connection with Qualified Performance Awards must be made. The Qualified Performance Award Determination Period is the period beginning on the first day of a Performance Cycle and ending no later than ninety (90) days after commencement of the Performance Cycle; provided, however, that in the case of a Performance Cycle that is less than 12 months in duration, the Qualified Performance Award Determination Period shall end no later than the date on which 25% of the Performance Cycle has elapsed.

2.27 “Related Company” means a consolidated subsidiary of the Company for purposes of reporting in the Company’s consolidated financial statements.

2.28 “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

2.29 “Restricted Stock” means Shares issued under a Long-Term Performance Bonus under Section 4.5 or under a Restricted Stock Award pursuant to Section 4.6, which are subject to such restrictions as the Committee, in its discretion, may impose.

2.30 “Retirement” means retirement (i) at or after age 55 with ten years of service or (ii) at or after age 65.

2.31 “Rights Agreement” means the Stockholder Protection Rights Agreement dated as of October 16, 2006 between the Company and Mellon Investor Services LLC (as rights agent).

2.32 “Shares” means shares of Common Stock.

2.33 “Stock Option” means a right granted under Section 4.7 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan shall be in the form of either Incentive Stock Options or Nonqualified Stock Options.

2.34 “Termination of Consultancy” means the date of cessation of a Consultant’s service relationship with the Company for any reason, with or without cause, as determined by the Company.

2.35 “Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company and any Related Company for any reason, with or without cause, as determined by the Company; provided, however, that, subject to the requirements of applicable law, an Employee’s employment relationship for purposes of the Plan may be treated as continuing intact while the Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment with the Government). Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, an Employee’s employment relationship shall be treated as continuing intact if the period of such leave does not exceed ninety (90) days, or if longer, so long as the Employee’s right to reemployment with the Company or a Related Company is guaranteed either by statute or by contract.

ARTICLE III

ADMINISTRATION

3.1 The Committee.  The Plan shall be administered by the Committee.

3.2 Authority of the Committee.  The Committee shall have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (1) interpret the Plan; (2) prescribe such rules and regulations as it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (3) select Employees and Consultants to receive Awards under the Plan; (4) determine the form of an Award, the number of Shares subject to an Award, all the terms, conditions, restrictions and/or limitations, if any, of an Award including, without limitation, the timing or conditions of exercise or vesting, and the terms of any Award Agreement; (5) determine whether Awards will be granted singly, in combination or in tandem; (6) establish and administer Performance Measures in connection with Awards, including Qualified Performance Awards granted under the Plan; (7) certify the level of performance attainment for Performance Measures in connection with Qualified Performance Awards granted under the Plan; (8) except as provided in Section 4.10, waive or amend any terms, conditions, restrictions or limitations of an Award; (9) in accordance with Article V, make such adjustments to the Plan (including but not limited to adjustment of the number of shares available under the Plan or any Award) and/or to any Award granted under the Plan, as may be appropriate; (10) accelerate the vesting, exercise or payment of an Award; (11) provide for the deferred payment of Awards in Shares and the extent to which dividend equivalents shall be paid or credited with respect to such Awards; (12) determine whether Nonqualified Stock Options may be transferable to family members, a family trust or a family partnership; (13) establish such subplans as the Committee may determine to be necessary in order to implement and administer the Plan in foreign countries; and (14) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

3.3 Effect of Determinations.  All determinations of the Committee shall be final, binding and conclusive on all persons having an interest in the Plan.

3.4 Delegation of Authority.  The Committee, in its discretion, may delegate its authority and duties under the Plan to such other individual, individuals or committee as it may deem advisable, under such conditions and subject to such limitations as the Committee may establish. Notwithstanding the foregoing, only the Committee shall have authority to grant and administer Awards to Key Employees and other Reporting Persons, to establish and certify Performance Measures and to grant Awards to any Employee who is acting as a delegate of the Committee in respect of the Plan.

3.5 No Liability.  No member of the Committee, nor any person acting as a delegate of the Committee in respect of the Plan, shall be liable for any losses incurred by any person resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted thereunder.

ARTICLE IV

AWARDS

4.1 Eligibility.  Except as otherwise provided herein with respect to a specific form of an Award, all Employees and Consultants shall be eligible to receive Awards granted under the Plan.

4.2 Participation.  The Committee, at its sole discretion, shall select from time to time Participants from those persons eligible under Section 4.1 above to receive Awards under the Plan.

4.3	Form of Awards.

(a) Awards granted under the Plan shall be in the form of Annual Performance Bonuses, Long-Term Performance Bonuses, Restricted Stock, Stock Options, and Other Equity-Based Awards. Awards shall be in the form determined by the Committee, in its discretion, and shall be evidenced by an Award Agreement. Awards may be granted singly, in combination or in tandem with other Awards. The terms and conditions applicable to Annual Performance Bonuses shall be as set forth in Section 4.4. The terms applicable to Long-Term Performance Bonuses shall be as set forth in Section 4.5. The terms and conditions applicable to Restricted Stock shall be as set forth in Section 4.6. The terms and conditions applicable to Stock Options shall be as set forth in Section 4.7. The terms and conditions applicable to Other Equity-Based Awards shall be as set forth in Section 4.8.

(b) Qualified Performance Awards.  The Committee shall designate whether an Annual Performance Bonus, Long-Term Performance Bonus, Restricted Stock Award or Other Equity-Based Award granted under the Plan is intended to constitute a Qualified Performance Award. Qualified Performance Awards under the Plan may be granted either separately, at the same time as other Awards designated as Qualified Performance Award, or at the same time as Awards that are not designated as Qualified Performance Awards; provided, however, that in no event may the payment of an Award that is not a Qualified Performance Award be contingent upon the failure to attain a specific level of performance on the Performance Measure(s) applicable to a Qualified Performance Award for the same Performance Cycle. In the event the Committee designates an Award as a Qualified Performance Award, any determinations of the Committee pertaining to Performance Measures and other terms and conditions of such Qualified Performance Award (other than a determination under Section 4.4(c)(ii), 4.5(c)(ii) or 4.6(b)(iii) to reduce the amount of an Award) shall be in writing and made within the Qualified Performance Award Determination Period.

4.4 Annual Performance Bonuses.  The Committee may grant Annual Performance Bonuses under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine. An Annual Performance Bonus awarded under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award. An Annual Performance Bonus that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (d) below.

(a) Performance Cycles.  Annual Performance Bonuses designated as Qualified Performance Awards shall be awarded in connection with a 12-month Performance Cycle, which shall be the fiscal year of the Company; provided, however, that the Committee may, in its discretion, establish a Performance Cycle of less than 12 months.

(b) Bonus Participants.  Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive an Annual Performance Bonus designated as a Qualified Performance Award for such Performance Cycle.

(c) Performance Measures; Targets; Payout Formula.

(i) For each Annual Performance Bonus designated as a Qualified Performance Award, the Committee shall fix and establish, in writing, within the Qualified Performance Award Determination Period (A) the Performance Measure(s) that shall apply to such Annual Performance Bonus; (B) the target amount of such Annual Performance Bonus that shall be payable to each such Employee; and

(C) subject to paragraph (g) below, the payout formula for computing the actual amount of such Annual Performance Bonus that shall become payable with respect to each level of attained performance. Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Annual Performance Bonus shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of such Annual Performance Bonus that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii) Notwithstanding anything in this paragraph (c) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, any Annual Performance Bonus designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Annual Performance Bonus payable to any Key Employee.

(d) Payment of Bonuses; Certification.  No Annual Performance Bonus designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.4 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(e) Other Annual Performance Bonuses.  Annual Performance Bonuses that are not Qualified Performance Awards shall be based on a Performance Cycle (which may be less than 12 months) and such Performance Measures and payout formulas (which may be the same as or different than those applicable to Annual Performance Bonuses that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(f) Form of Payment.  Annual Performance Bonuses shall be paid in cash.

(g) Amount of Bonus.  The maximum amount that may be paid as an Annual Performance Bonus to any one Participant during any fiscal year of the Company shall not exceed $10,000,000.

4.5 Long-Term Performance Bonuses.  The Committee may grant Long-Term Performance Bonuses under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine. A Long-Term Performance Bonus awarded under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award. A Long-Term Performance Bonus that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (d) below.

(a) Performance Cycles.  Long-Term Performance Bonuses designated as Qualified Performance Awards shall be awarded in connection with a Performance Cycle, which shall be at least one fiscal year of the Company. The Committee shall determine the length of a Performance Cycle within the Qualified Performance Award Determination Period. In the event that the Committee determines that a Performance Cycle shall be a period greater than one fiscal year, a new Long-Term Performance Bonus Award may be granted and designated as a Qualified Performance Award and a new Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Long-Term Performance Bonus Award.

(b) Bonus Participants.  Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive a Long-Term Performance Bonus designated as a Qualified Performance Award for such Performance Cycle.

(c)	Performance Measures; Targets; Payout Formula.

(i) For each Long-Term Performance Bonus designated as a Qualified Performance Award, the Committee shall fix and establish, in writing, within the Qualified Performance Award Determination Period (A) the Performance Measure(s) that shall apply to such Performance Cycle; (B) the target amount of such Long-Term Performance Bonus that shall be payable to each such Employee; and (C) subject to paragraph (g) below, the payout formula for computing the actual amount of such

Long-Term Performance Bonus that shall become payable with respect to each level of attained performance. Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Long-Term Performance Bonus shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of such Long-Term Performance Bonus that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii) Notwithstanding anything in this paragraph (c) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, any Long-Term Performance Bonus designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Long-Term Performance Bonus payable to any Key Employee.

(d) Payment of Bonuses; Certification.  No Long-Term Performance Bonus designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.5 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(e) Other Long-Term Performance Bonuses.  Long-Term Performance Bonuses that are not Qualified Performance Awards shall be based on such Performance Cycles, Performance Measures and payout formulas (which may be the same as or different than those applicable to Long Term Performance Bonuses that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(f) Form of Payment.  Long-Term Performance Bonuses may be either paid in cash or the value of the Award may be settled in Shares, Shares of Restricted Stock, Stock Options or other Awards or any combination of the foregoing in such proportions as the Committee may, in its discretion, determine. To the extent that a Long-Term Performance Bonus is paid in Shares of Restricted Stock, and/or Stock Options, the number of Shares of Restricted Stock payable and/or the number of Stock Options granted shall be based on the Fair Market Value of a Share on the date of grant, subject to such reasonable Restricted Stock discount factors and/or Stock Option valuation methodology as the Committee may, in its discretion, apply. Any Shares of Restricted Stock or Awards granted in connection with a Long-Term Performance Bonus shall be subject to the provisions of Sections 4.6(e), (f) or 4.8, as applicable. Any Stock Options granted in payment of a Long-Term Performance Bonus shall be subject to the provisions of Sections 4.7(a), (b), (c), (d), (f) and (g).

(g) Amount of Bonus.  Subject to Section 4.6(f), the maximum amount that may be paid as a Long-Term Performance Bonus in the form of Restricted Stock to any one Participant during any fiscal year of the Company shall not exceed $20,000,000.

4.6 Restricted Stock.  The Committee may grant Restricted Stock under the Plan to such Employees as the Committee may from time to time select, in such amounts and subject to such terms, conditions and restrictions as the Committee, in its discretion, may determine. A Restricted Stock Award may, at the discretion of the Committee, be designated as a Qualified Performance Award. A Restricted Stock Award that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (c) below.

(a) Performance Cycles.  A Restricted Stock Award designated as a Qualified Performance Award shall be awarded in connection with a Performance Cycle. Unless the Committee determines that some other period shall apply, the Performance Cycle shall be the fiscal year of the Company. In the event that the Committee determines that a Performance Cycle shall be a period greater than a 12-month period, a new Restricted Stock Award may be granted and designated as a Qualified Performance Award and a new Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Restricted Stock Award.

(b) Performance Measures; Targets and Payout Formulas.

(i) Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive a Restricted Stock Award designated as a Qualified Performance Award for such Performance Cycle and shall establish, in writing, the Performance Measure(s) that shall apply for such Performance Cycle.

(ii) For each Restricted Stock Award designated as a Qualified Performance Award, the Committee shall establish, in writing, within the Qualified Performance Award Determination Period (A) a target amount of Restricted Stock that shall be payable to each such Employee and (B) subject to paragraph (f) below, a payout formula for computing the actual amount of Restricted Stock that shall become payable with respect to each level of attained performance. Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure the minimum level of performance that must be attained during the Performance Cycle before any such Restricted Stock shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of Restricted Stock that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(iii) The actual amount of Restricted Stock that shall be paid to each such Employee for any given Performance Cycle under a Restricted Stock Award designated as a Qualified Performance Award shall be determined based on such Employee’s target Restricted Stock Award, the actual level of achievement of the Performance Measure(s) and the payout formula determined by the Committee pursuant to this paragraph (b) for such Performance Cycle. Notwithstanding the foregoing, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, the actual amount of any Restricted Stock Award designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the amount of such Restricted Stock Award payable to any Key Employee.

(c) Committee Certification.  No Shares of Restricted Stock payable under a Restricted Stock Award designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.6 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(d) Other Restricted Stock Awards.  Restricted Stock Awards that are not Qualified Performance Awards shall be subject to such provisions as the Committee may, in its discretion, determine, and may be granted at any time; provided, however, that to the extent that the Committee determines that a Restricted Stock Award that is not a Qualified Performance Award shall be performance-based, such Restricted Stock Award shall be awarded in connection with a Performance Cycle, applying such Performance Measures and payout formulas (which may be the same as or different than those applicable to Restricted Stock Awards designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(e)  Payment of Restricted Stock.  As soon as practicable after Restricted Stock has been awarded, a certificate or certificates for all such Shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of the Company, be either (i) delivered to the Participant or (ii) held for the Participant by the Company. The Participant shall thereupon have all the rights of a stockholder with respect to such Shares, including the right to vote and receive dividends or other distributions made or paid with respect to such Shares, except that such Shares shall be subject to the vesting and forfeiture provisions of paragraph (e)(i) below. The Committee may, in its discretion, impose such restrictions on Restricted Stock as it deems appropriate. Except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2, such Shares shall be subject to the following vesting provisions:

(i) Vesting and Forfeiture.  Shares of Restricted Stock that have not yet vested shall be forfeited by a Participant upon the Participant’s Termination of Employment for any reason other than death or Disability. Shares of Restricted Stock shall vest in approximately equal annual installments over a three-year period after the end of the applicable Performance Cycle (or date of grant, in the case of Awards that are not Qualified Performance Awards).

(ii) Acceleration of Vesting.  Notwithstanding the foregoing, all Shares of Restricted Stock shall immediately vest upon a Change in Control or upon the death or Disability of the Participant.

(iii) Legend.  In order to enforce any restrictions that the Committee may impose on Restricted Stock, the Committee shall cause a legend or legends setting forth a specific reference to such restrictions to be placed on all certificates for Shares of Restricted Stock. As restrictions are released, a new certificate, without the legend, for the number of Shares with respect to which restrictions have been released shall be issued and delivered to the Participant as soon as possible thereafter.

(f)  Amount of Restricted Stock.  The maximum aggregate number of Shares of Restricted Stock that may be issued to any one Participant under Section 4.5 and this Section 4.6 during any fiscal year of the Company shall not exceed 1,000,000 Shares, subject to adjustment as provided in Section 5.3.

4.7 Stock Options.  Stock Options granted under the Plan may, at the discretion of the Committee, be in the form of either Nonqualified Stock Options, Incentive Stock Options or a combination of the two, subject to the restrictions set forth in paragraph (e) below. Where both a Nonqualified Stock Option and an Incentive Stock Option are granted to a Participant at the same time, such Awards shall be deemed to have been granted in separate grants, shall be clearly identified, and in no event will the exercise of one such Award affect the right to exercise the other Award. Unless otherwise specified, a Stock Option shall be a Non-Qualified Stock Option. Except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2, Stock Options shall be subject to the following terms and conditions:

(a) Amount of Shares.  The Committee may grant Stock Options to a Participant in such amounts as the Committee may determine, subject to the limitations set forth in Section 5.1 of the Plan. The number of Shares subject to a Stock Option shall be set forth in the applicable Award Agreement.

(b) Exercise Price.  Stock Options granted under the Plan shall be Fair Market Value Stock Options. The Exercise Price of a Stock Option, as determined by the Committee pursuant to this Section 4.7(b), shall be set forth in the applicable Award Agreement.

(c) Option Term.  Except as provided in Section 4.7(g), all Stock Options granted under the Plan shall lapse no later than the tenth anniversary of the date of grant.

(d) Timing of Exercise.  Except as may otherwise be provided in the Award Agreement or as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2 to accelerate the vesting of an Award and to waive or amend any terms, conditions, limitations or restrictions of an Award, each Stock Option granted under the Plan shall be exercisable in whole or in part, subject to the following conditions, limitations and restrictions:

(i) 34% of the Shares subject to a Stock Option shall first become exercisable on the one-year anniversary of the date of grant, 33% shall first become exercisable on the two-year anniversary of the date of grant and the remainder shall first become exercisable on the three-year anniversary of the date of grant;

(ii) All Stock Options subject to the Award shall become immediately exercisable upon a Change in Control;

(iii) All Stock Options granted to a Participant shall become immediately exercisable upon the death or Disability of the Participant and must be exercised, if at all, within one year after such Participant’s death or Disability, but in no event after the date such Stock Options would otherwise lapse. Stock Options of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise such Stock Options by the Participant’s will or by operation of law. In the event a Stock Option is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares thereunder unless and until the Company is satisfied that the person or persons exercising the Stock Option is or are the duly appointed executor(s) or administrator(s) of the deceased Participant or the person to whom the Stock Option has been transferred by the Participant’s will or by the applicable laws of descent and distribution;

(iv) Upon an Employee’s Retirement, all Stock Options that have not become exercisable as of the date of Retirement shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within one year after Retirement, but in no event after the date such Stock Options would otherwise lapse; and

(v) Except as otherwise provided in Section 4.7(g) or Section 7.5, upon an Employee’s Termination of Employment, or a Consultant’s Termination of Consultancy, for any reason other than death, Disability or Retirement, all Stock Options that have not become exercisable as of the date of termination shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within 90 days after such Termination of Employment or Termination of Consultancy.

(e) Payment of Exercise Price.  The Exercise Price shall be paid in full when the Stock Option is exercised and stock certificates shall be registered and delivered only upon receipt of such payment. Unless otherwise provided by the Committee, payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order or any other form of consideration approved by the Committee. In addition, at the discretion of the Committee, payment of all or a portion of the Exercise Price may be made by

(i) Delivering a properly executed exercise notice to the Company, or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the Shares to be acquired upon exercise having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid and appropriate tax withholding;

(ii) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months having a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii) any combination of the foregoing.

(f) Incentive Stock Options.  Incentive Stock Options granted under the Plan shall be subject to the following additional conditions, limitations and restrictions:

(i) Eligibility.  Incentive Stock Options may only be granted to Employees of the Company or a Related Company that is a subsidiary or parent corporation, within the meaning of Code Section 424, of the Company (an “ISO Related Company”). In no event may an Incentive Stock Option be granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or such Related Company or to a Consultant.

(ii) Timing of Grant.  No Incentive Stock Option shall be granted under the Plan after the 10-year anniversary of the date the Plan is adopted by the Board.

(iii) Amount of Award.  The aggregate Fair Market Value on the date of grant of the Shares with respect to which such Incentive Stock Options first become exercisable during any calendar year under the terms of the Plan for any Participant may not exceed $100,000 (or such other limit as may be specified in the Code). For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all Plan’s maintained by the Company and an ISO Related Company shall be aggregated. To the extent any Incentive Stock Option first becomes exercisable in a calendar year and such limit would be exceeded, such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

(iv) Timing of Exercise.  In the event that the Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than 90 days after the Participant’s Termination of Employment and such exercise occurs more than three months after such Participant has ceased being an Employee (or more than 12 months after the Participant is Disabled or dies), such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

(v) Transfer Restrictions.  In no event shall the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option granted hereunder shall be exercisable, during his or her lifetime, only by the Participant.

(g) Extension of Stock Option Term for Blackouts.  At its discretion, the Committee may extend the term of any Stock Option beyond its earlier termination pursuant to Section 4.7(c), (d)(iii), (iv) or (v) if the Company had prohibited the participant from exercising the option prior to termination or expiration in order to comply with applicable Federal, state, local or foreign law, provided that such extension may not exceed 30 days from the date such prohibition is lifted.

4.8 Other Equity-Based Awards.  The Committee may, from time to time, grant Awards (other than Performance Bonuses, Restricted Stock or Stock Options) under this Section 4.8 that consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares to any Employee or Consultant. These Awards may include, among other things Shares, restricted stock options, restricted stock units, stock appreciation rights (SARs) (which shall lapse no later than the tenth anniversary of the grant date, subject to extension consistent with Section 4.7(g)), phantom or hypothetical Shares and Share units. The Committee shall determine, in its discretion, the terms, conditions, restrictions and limitations, if any, that shall apply to Awards granted pursuant to this Section 4.8, including whether dividend equivalents shall be credited or paid with respect to any Award, which terms, conditions, restrictions and/or limitations shall be set forth in the applicable Award Agreement; provided, however, that in no event will the exercise price of an SAR with respect to any Share be less than the Fair Market Value of a Share as of the date of grant.

Other Equity Based Awards under the Plan may, in the discretion of the Committee, be designated as Qualified Performance Awards. In the event the Committee designates an Other Equity-Based Award as a Qualified Performance Award, the Committee shall condition the grant of such Other Equity-Based Award on the attainment during a Performance Cycle of specified levels of performance of one or more Performance Measures. The Performance Cycle, Performance Measure(s) and payout schedules applicable to Other Equity-Based Awards that are designated as Qualified Performance Awards shall be determined by the Committee at such time and in the manner as set out in paragraphs (a) and (b) of Section 4.6. In such case, no Other Equity-Based Award designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.8 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

4.9 Code Section 162(m).  It is the intent of the Company that Qualified Performance Awards granted to Key Employees under the Plan satisfy the applicable requirements of Code Section 162(m) and the regulations thereunder so that the Company’s tax deduction for Qualified Performance Awards is not disallowed in whole or in part by operation of Code Section 162(m). If any provision of this Plan pertaining to Qualified Performance Awards, or any Award to a Key Employee under the Plan that the Committee designates as a Qualified Performance Award, would otherwise frustrate or conflict with such intent, that provision or Award shall be interpreted and deemed amended so as to avoid such conflict.

4.10 No Repricing.  Repricing of Options or SARs shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Exercise Price (other than pursuant to Section 5.3); (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Exercise Price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 5.3. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1 Shares Available.  The Shares issuable under the Plan shall be authorized but unissued Shares or Shares held in the Company’s treasury. Subject to adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan may equal but shall not exceed in the aggregate 30,000,000 Shares; provided, however, that from the aggregate limit no more than 10,000,000 Shares may be granted in the form of Incentive Stock Options and the maximum aggregate number of Shares with respect to which Awards may be granted to any one Participant during any such fiscal year of the Company may not exceed 3,000,000 Shares. Any Shares (a) delivered by the Company, (b) with respect to which Awards are made hereunder and (c) with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the Shares available to be delivered pursuant to Awards under this Plan.

5.2 Counting Rules.  For purposes of determining the number of Shares remaining available under the Plan, only Awards payable in Shares shall be counted. Any Shares related to Awards, which terminate by expiration, forfeiture, cancellation or otherwise without issuance of Shares, or are settled in cash in lieu of Shares, shall be available again for issuance under the Plan. In the event Shares are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of the withholding obligations of any Award, the Shares so tendered or withheld shall become available for issuance under the Plan. An outstanding stock appreciation right shall not be taken into account in determining the aggregate number of Shares with respect to which Stock Options may thereafter be granted. With respect to stock appreciation rights (SARs), when a SAR is exercised and settled in whole or in part in Shares, the Shares subject to a SAR grant agreement shall be counted against the Shares available for issuance as one (1) Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise.

5.3 Adjustments.  In the event of any change in the number of issued Shares (or issuance of shares of stock other than shares of Common Stock) by reason of any stock split, reverse stock split, or stock dividend, recapitalization, reclassification, merger, consolidation, split-up, spin-off, reorganization, combination, or exchange of Shares, the exercisability of stock purchase rights received under the Rights Agreement, the issuance of warrants or other rights to purchase Shares or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, Shares, other securities or other property), the Committee shall adjust the number or kind of Shares that may be issued under the Plan, and the terms of any outstanding Award (including, without limitation, the number of Shares subject to an outstanding Award, the type of property to which the Award relates and the Exercise Price of a Stock Option, stock appreciation right or other Award) in such manner as the Committee shall determine is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, and such adjustment shall be conclusive and binding for all purposes under the Plan. Notwithstanding the foregoing, no adjustments shall be made with respect to Qualified Performance Awards granted to a Key Employee to the extent such adjustment would cause the Award to fail to qualify as performance-based compensation under Section 162(m) of the Code and no adjustment shall be required if the Committee determines that such action could cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code (“Section 409A”) or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding Award.

5.4 Consolidation, Merger or Sale of Assets.  Upon the occurrence of (i) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is not to be the surviving corporation, (ii) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is the surviving corporation but holders of Shares receive securities of another corporation, or (iii) a sale of all or substantially all of the Company’s assets (as an entirety) or capital stock to another person, any Award granted hereunder shall be deemed to apply to the securities, cash or other property (subject to adjustment by cash payment in lieu of fractional interests) to which a holder of the number of Shares equal to the number of Shares the Participant would have been entitled, and proper provisions shall be made to ensure that this clause is a condition to any such transaction; provided, however, that the Committee (or, if applicable, the board of directors of the entity assuming the Company’s obligations under the Plan) shall, in its discretion, have the power to either:

(a) provide, upon written notice to Participants, that all Awards that are currently exercisable must be exercised within the time period specified in the notice and that all Awards not exercised as of the expiration of such period shall be terminated without consideration; provided, however, that the Committee (or successor board of directors) may provide, in its discretion, that, for purposes of this subsection, all outstanding Awards are currently exercisable, whether or not vested; or

(b) cancel any or all Awards and, in consideration of such cancellation, pay to each Participant an amount in cash with respect to each Share issuable under an Award equal to the difference between the Fair Market Value of such Share on such date (or, if greater, the value per Share of the consideration received by holders of Shares as a result of such merger, consolidation, reorganization or sale) and the Exercise Price.

5.5 Fractional Shares.  No fractional Shares shall be issued under the Plan. In the event that a Participant acquires the right to receive a fractional Share under the Plan, such Participant shall receive, in lieu of such fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment.  The Plan may be amended at any time and from time to time by the Board without the approval of shareholders of the Company, except that no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan, decreases the Exercise Price at which Stock Options or stock appreciation rights may be granted or materially modifies the eligibility requirements for participation in the Plan shall be effective unless and until the same is approved by the shareholders of the Company. No amendment of the Plan shall materially adversely affect any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent.

6.2 Termination.  The Plan shall terminate upon the earlier of the following dates or events to occur:

(a)  the adoption of a resolution of the Board terminating the Plan; or

(b)  the 10-year anniversary of the date of the Company’s 2007 Annual Meeting of Stockholders

No Awards shall be granted under this Plan after it has been terminated. However, the termination of the Plan shall not alter or impair any of the rights or obligations of any person, without such person’s consent, under any Award theretofore granted under the Plan. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan and the applicable Award Agreement.

ARTICLE VII

GENERAL PROVISIONS

7.1 Nontransferability of Awards.  Except as otherwise provided in this Section 7.1, no Awards under the Plan shall be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, other than by will or by the laws of descent or distribution, by the Participant and no other persons shall otherwise acquire any rights therein. During the lifetime of a Participant, Stock Options (except for

Nonqualified Stock Options that are transferable pursuant to subparagraphs (a) and (b) below) shall be exercisable only by the Participant and shall not be assignable or transferable except as provided above.

(a) In the case of a Nonqualified Stock Option, except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, all or any part of such Nonqualified Stock Option may, subject to the prior written consent of the Committee, be transferred to one or more of a following classes of donees: family member, a trust for the benefit of a family member, a limited partnership whose partners are solely family members or any other legal entity set up for the benefit of family members. For purposes of this Section 7.1, a family member means a Participant’s spouse, children, grandchildren, parents, grandparents (natural, step, adopted, or in-laws), siblings, nieces, nephews and grandnieces and grandnephews.

(b) Except as the Committee may at any time determine, and subject to the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, any Nonqualified Stock Option transferred by a Participant pursuant to paragraph (a) above may be exercised by the transferee only to the extent such Nonqualified Stock Option would have been exercisable by the Participant had no transfer occurred. Any such transferred Nonqualified Stock Option shall be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Agreement. The Participant or the Participant’s estate shall remain liable for any withholding tax which may be imposed by any federal, state or local tax authority and the transfer of Shares upon exercise of such Nonqualified Stock Option shall be conditioned on the payment of such withholding tax. The Committee may, in its sole discretion, withhold its consent to all or a part of any transfer of a Nonqualified Stock Option pursuant to this Section 7.1 unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any such withholding tax. The Participant must immediately notify the Committee, in such form and manner as required by the Committee, of any proposed transfer of a Nonqualified Stock Option pursuant to this Section and no such transfer shall be effective until the Committee consents thereto in writing.

(c) Anything in this Section 7.1 to the contrary notwithstanding, in no event may the Committee permit an Incentive Stock Option to be transferred by any Participant other than by will or the laws of descent and distribution.

7.2 Withholding of Taxes.

(a) Stock Options.  As a condition to the delivery of any Shares pursuant to the exercise of a Stock Option, the Committee may require that the Participant, at the time of such exercise, pay to the Company by cash or by certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may, however, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.7(e). In addition, the Committee may, in its discretion, permit payment of tax withholding obligations to be made by instructing the Company to withhold Shares that would otherwise be issued on exercise having a Fair Market Value on the date of exercise equal to the applicable portion of the tax withholding obligations being so paid. Notwithstanding the foregoing, in no event may any amount greater than the minimum statutory withholding obligation or such other withholding obligation as required by applicable law be satisfied by tendering or withholding Shares.

(b) Restricted Stock.  The Company shall satisfy tax withholding obligations arising in connection with the release of restrictions on Shares of Restricted Stock or Restricted Stock Units held by Participants subject to the tax laws of the United States, United Kingdom or Israel (and such other country where withholding is required at the time of the release of restrictions or as may be determined by the Company from time to time) by withholding Shares that would otherwise be available for delivery upon such release having a Fair Market Value on the date of release equal to the minimum statutory withholding obligation or such other withholding obligation as required by applicable law.

(c) Awards.  To the extent not covered by 7.2(a) or (b) above, as a condition to the delivery of any Shares, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to the Plan, (b) the Company shall be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

7.3 Non-Uniform Determinations

None of Committee’s determinations under the Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a Participant’s employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Awards pursuant to Section 5.3 or otherwise.

7.4 Required Consents and Legend

(a) If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares. By accepting an Award, each Participant shall have expressly provided consent to the items described in Section 7.4(b)(iv) hereof.

(b) The term “consent” as used herein with respect to any plan action includes (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (ii) any and all written agreements and representations by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (iv) any and all consents by the Participant to (A) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (B) the Company’s deducting amounts from the Participant’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Participant’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (C) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan and (v) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange

7.5 Special Forfeiture Provision.  If the Committee, in its discretion, determines and the applicable Award Agreement so provides, a Participant who, without prior written approval of the Company, enters into any employment or consultation arrangement (including service as an agent, partner, stockholder, consultant, officer or director) to any entity or person engaged in any business in which the Company or its affiliates is engaged which, in the sole judgment of the Company, is competitive with the Company or any subsidiary or affiliate, (i) shall forfeit all rights under any outstanding Stock Option or stock appreciation right and shall return to the Company the amount of any profit realized upon the exercise, within such period as the Committee may determine, of any Stock Option or stock appreciation right and (ii) shall forfeit and return to the Company all Shares of Restricted Stock and other Awards which are not then vested or which vested but remain subject to the restrictions imposed by this Section 7.3, as provided in the Award Agreement.

7.6 Code Section 83(b) Elections.  Neither the Company, any Related Company, nor the Committee shall have any responsibility in connection with a Participant’s election, or attempt to elect, under Code section 83(b) to include the value of a Restricted Stock Award in the Participant’s gross income for the year of payment. Any Participant who makes a Code section 83(b) election with respect to any such Award shall promptly notify the Committee of such election and provide the Committee with a copy thereof.

7.7 No Implied Rights.  The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other right upon any Employee for the continuation of his or her employment, or upon any Consultant for the continuation of his or her consultancy, for any Performance Cycle or any other period. The Company expressly reserves the right, which may be exercised at any time and without regard to when, during a Performance Cycle or other accounting period, such exercise occurs, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her under any outstanding Award.

7.8 No Obligation to Exercise Options.  The granting of a Stock Option shall impose no obligation upon the Participant to exercise such Stock Option.

7.9 No Rights as Stockholders.  A Participant granted an Award under the Plan shall have no rights as a stockholder of the Company with respect to such Award unless and until such time as certificates for the Shares underlying the Award are registered in such Participant’s name. The right of any Participant to receive Shares by virtue of the terms of an Award or participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. With respect to any or all Awards, the Company may, in lieu of physical certificates, cause for electronic shares to be held in the Participant’s name with a transfer agent or broker.

7.10 Indemnification of Committee.  The Company shall indemnify, to the full extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee or a delegate of the Committee so acting.

7.11 No Required Segregation of Assets.  Neither the Company nor any Related Company shall be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.12 Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services for the Company or the Related Companies. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any Related Company except as may be determined by the Board or by the board of directors of the applicable Related Company.

7.13 Securities Exchange Act Compliance.  Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. If any provision or this Plan or of any grant of an Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict.

7.14 Governing Law; Severability.  The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

Notice: If you plan on attending the 2007 Annual Meeting,
please cut out and use the admission ticket(s) below.

No admission will be granted without an admission ticket.

Annual Meeting of Stockholders
August 22, 2007, 10:00 a.m. (Eastern Daylight Time)
Grand Ballroom
Hyatt Regency Wind Watch Hotel
1717 Motor Parkway
Hauppauge, NY 11788
1-631-784-1234

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

Annual Meeting of Stockholders	Annual Meeting of Stockholders
Grand Ballroom	Grand Ballroom
Hyatt Regency Wind Watch Hotel 1717 Motor Parkway Hauppauge, NY 11788 1-631-784-1234 August 22, 2007 10:00 a.m. EDT Admit ONE	Hyatt Regency Wind Watch Hotel 1717 Motor Parkway Hauppauge, NY 11788 1-631-784-1234 August 22, 2007 10:00 a.m. EDT Admit ONE

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 and 4 AND “AGAINST” PROPOSAL 5. Please Mark Here for Address Change or Comments SEE REVERSE SIDE 1. Election of the following nominees as directors: 2. To ratify the Stockholder Protection Rights Agreement. 3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending March 31, 2008. 4. To approve the CA, Inc. 2007 Incentive Plan. 5. Stockholder proposal to amend the By-laws to require ratification of chief executive officer compensation by a supermajority of independent Board members. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Raymond J. Bromark 02 Alfonse M. D’Amato 03 Gary J. Fernandes 04 Robert E. La Blanc 05 Christopher B. Lofgren 06 Jay W. Lorsch 07 William E. McCracken 08 Lewis S. Ranieri 09 Walter P. Schuetze 10 John A. Swainson 11 Laura S. Unger 12 Ron Zambonini IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE READ THE INSTRUCTIONS BELOW Date Signature Joint Signature Title or Authority PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. CORPORATE PROXIES SHOULD BE SIGNED IN CORPORATE NAME BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD GIVE THEIR TITLE WHEN SIGNING. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/ca Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment. You can view the Annual Report and Proxy Statement on the internet at www.ca.com

CA, INC. 2007 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE CA BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 22, 2007. The undersigned hereby appoints Kenneth V. Handal and Amy Fliegelman Olli, and each of them, as proxies, acting jointly or individually, with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock, par value $.10 per share, of CA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, August 22, 2007 at 10:00 a.m. Eastern Daylight Time, in the Grand Ballroom at the Hyatt Regency Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, NY, and at any adjournment or postponement thereof, upon such business as may properly come before such meeting, including the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy revokes any proxy previously given for the same shares of stock. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN ON THE BACK OF THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC INSTRUCTIONS AS TO ANY ITEM OR ALL ITEMS, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR THE RATIFICATION OF THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE CA, INC. 2007 INCENTIVE PLAN, AGAINST THE STOCKHOLDER PROPOSAL TO AMEND THE BY-LAWS TO REQUIRE RATIFICATION OF CHIEF EXECUTIVE OFFICER COMPENSATION BY A SUPERMAJORITY OF INDEPENDENT BOARD MEMBERS, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES, ACTING JOINTLY OR INDIVIDUALLY, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. AT PRESENT, THE BOARD KNOWS OF NO OTHER BUSINESS WHICH WILL COME BEFORE THE MEETING. Your Internet or Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. (Continued on Reverse Side. Please Sign and Date.) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE ADMISSION TICKET Notice: If you plan on attending the 2007 Annual Meeting, please use this admission ticket. No admission will be granted without an admission ticket. ANNUAL MEETING OF STOCKHOLDERS August 22, 2007, 10:00 A.M. (EASTERN DAYLIGHT TIME) Grand Ballroom Hyatt Regency Wind Watch Hotel 1717 Motor Parkway Hauppauge, NY 11788 1-631-784-1234 Please sign, date, and return the proxy card promptly using the enclosed envelope even if you plan to attend the 2007 Annual Meeting.